As filed with the Securities and Exchange Commission on March 2, 2006.
                                                 (Registration No. 333- _______)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. __)

                                UTIX GROUP, INC.
                 (Name of small business issuer in its charter)

           Delaware                                 7900                         75-2340624
(State or other jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)         Classification Code Number)         Identification Number)

                     7 New England Executive Park, Suite 610
                            Burlington, MA 01803-2933
                                 (781) 229-2589
              (Address and telephone number of principal executive
                         offices and place of business)

                      ------------------------------------

                                 Anthony G. Roth
                             Chief Executive Officer
                     7 New England Executive Park, Suite 610
                            Burlington, MA 01803-2933
                               Tel: (781) 229-2589
                               Fax: (781) 229-8886
            (Name, address and telephone number of agent for service)

                                -----------------

                         Copy of all communications to:
                             Jeffrey A. Rinde, Esq.
                                Hodgson Russ, LLP
                                60 E. 42nd Street
                               New York, NY 10165
                               Ph. (212) 661-3535
                               Fax: (212) 972-1677

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                      AMOUNT TO BE           PROPOSED               PROPOSED             AMOUNT OF
SECURITIES TO BE REGISTERED                REGISTERED (1)           MAXIMUM                MAXIMUM          REGISTRATION FEE
                                                                OFFERING PRICE       AGGREGATE OFFERING
                                                                   PER SHARE                PRICE
------------------------------------------------------------------------------------------------------------------------------
Common stock underlying Series A
preferred stock (2)                         273,250,000              $.03                $8,197,500
------------------------------------------------------------------------------------------------------------------------------
Common stock underlying warrants (3)         68,312,500              $.04                $2,732,500
------------------------------------------------------------------------------------------------------------------------------
          Total  (3)                        314,562,500                                  $10,930,000           $1,169.51
------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares indicated as being registered do not reflect a one-for-100 reverse split of the registrant's common stock that will be completed before this registration statement is declared effective. Pursuant to Rule 416 under the Securities Act, when the registrant's common stock is reduced as a result of the combination of shares issued and reserved for issuance by the reverse stock split, then the amount of undistributed common stock deemed to be covered by this registration statement will be proportionately reduced. Also pursuant to Rule 416, the shares being registered include an indeterminate number of additional shares of common stock that may be issuable with respect to the shares being registered as a result of stock splits, stock dividends and similar changes as well as anti-dilution provisions applicable to the preferred stock and warrants.

(2) The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and represents the average of the bid and asked prices of the common stock as reported on the OTC Bulletin Board on March 2, 2006, a date within 5 business days prior to the filing of this registration.

(3) Consists of shares of common stock issuable upon exercise of warrants that are being registered for the benefit of certain selling shareholders. Offering price represents the higher of: (a) the exercise prices of the warrants, and (b) the offering price of securities of the same class as the common stock underlying the warrants calculated in accordance with Rule 457(c), for the purpose of calculating the registration fee pursuant to Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated March 2, 2006

                                                                      PROSPECTUS

                                UTIX GROUP, INC.
                        3,415,625 SHARES OF COMMON STOCK

      This prospectus relates to disposition of up to 3,415,625 shares of our common stock, or interests therein, by the selling stockholders referred to in this prospectus or their transferees. The shares of common stock covered by this prospectus include:

      o 2,732,500 shares issuable upon the conversion of Series A preferred stock held by the selling stockholders; and

      o 683,125 shares issuable upon exercise of warrants held by the selling stockholders.

      We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, or interests therein, covered by this prospectus. However, we will receive gross proceeds of approximately $2,732,500 if the warrants are exercised for cash. Any proceeds received by us from the cash exercise of the warrants will be used for general corporate purposes.

      Our common stock is traded in the over-the-counter market and prices are quoted on the OTC Bulletin Board under the symbol "UTXG.OB" On March ___, 2006, the last reported bid price for our common stock was $____. The selling stockholders, or their transferees may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time or sale, or at negotiated prices.

      INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is March __, 2006

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

Prospectus Summary .........................................................................................1
    Utix Group, Inc.........................................................................................1
    The Offering............................................................................................3
Summary Historical Financial Information ...................................................................6
Forward Looking Statements.................................................................................14
Use of Proceeds ...........................................................................................15
Market for Our Common Stock................................................................................15
Capitalization ............................................................................................18
Management's Discussion and Analysis of Financial Condition and Results of Operations .....................18
Business ..................................................................................................30
Legal Proceedings .........................................................................................40
Management ................................................................................................40
Executive Compensation ....................................................................................45
Security Ownership of Certain Beneficial Owners and Management.............................................49
Certain Relationships and Related Transactions ............................................................52
Description of Securities .................................................................................57
Selling Stockholders.......................................................................................62
Plan of Distribution ......................................................................................64
Legal Matters .............................................................................................64
Experts ...................................................................................................64
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.......................64
Where You Can Find Additional Information .................................................................64
Financial Statements ......................................................................................F-

                               PROSPECTUS SUMMARY

ALTHOUGH IT CONTAINS ALL MATERIAL INFORMATION, THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS," AND OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES. IN THIS PROSPECTUS, "WE", "US" AND "OUR", REFER TO UTIX GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARY CORPORATE SPORTS INCENTIVES, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES. UNLESS OTHERWISE INDICATED, THE TERM "YEAR," "FISCAL YEAR" OR "FISCAL" REFERS TO OUR FISCAL YEAR ENDING SEPTEMBER 30TH.

      UNLESS SPECIFICALLY NOTED OTHERWISE, ALL SHARE AND PER SHARE NUMBERS IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO ACCOUNT FOR A ONE FOR 100 REVERSE STOCK SPLIT OF OUR COMMON STOCK THAT BECAME EFFECTIVE MARCH __, 2006.

                                UTIX GROUP, INC.

      Our principal business activity is to provide prepaid experiences to individuals by offering gift tickets to corporations that are redeemable at golf courses, ski resorts, spas, bowling centers and movie theaters nationwide. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as an 18-hole round of golf, a day of skiing, 4 strings of bowling, one-hour Swedish massage, or 2 adult admissions to a movie) at one of numerous participating locations nationwide. For example, by paying a uniform price for a Utix Golf Ticket, the gift giver enables the gift recipient to enjoy a round of golf at any one of nearly 2,000 participating golf courses, regardless of the variation in prices charged by an individual golf course. In addition to our current golf, ski, spa, bowling and movie prepaid tickets, we intend to capitalize on our enabling magnetic strip payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences.

      For approximately 20 years, Utix Group, Inc. (formerly Corporate Sports Incentives) supplied prepaid plastic golf and ski gift tickets to corporations, redeemable at participating courses and mountains. Our participating courses and mountains invoiced us for tickets redeemed, and we paid them via check. Through 2002, we were a premium gift, incentive and consumer reward company that successfully marketed its line of proprietary plastic ski and golf gift tickets to Fortune 1000 companies, generating annual revenues of $1.5 to $2 million.

      Commencing in 2003, we expanded our management team and began doing business as Utix Group, Inc. We have taken steps to significantly expand the scope of our business and to begin to establish Utix as the premier provider of prepaid lifestyle experiences in the sports, recreation, leisure, and entertainment arenas:

o We have been named an official ticket and card products issuer by Discover Financial Services, the largest proprietary payment network in the U.S.

o Through our software technology and $6 billion per year processing partner, WildCard Systems, Inc., we launched our proprietary magnetic strip ticket products in June 2004.

o We have developed our magnetic strip tickets that are automatically activated for a given lifestyle or recreation experience by swiping them through a venue's credit card reader, which causes payment to be remitted electronically to the venue via the Discover merchant payment network system. Thus, our participating venues now benefit from faster and more efficient payment processing.

o     We have invested in staffing, computer hardware and software.

      As a result, we now have the infrastructure for a much more scaleable business. Whereas, during the period from 1998 to 2003 we issued nearly 60,000 tickets annually for primarily golf and ski usage, since the introduction of the magnetic strip tickets in June of 2004, we have issued over 760,000 tickets, primarily for movies, golf and skiing experiences.

      We believe that, in conjunction with WildCard Systems, we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences in a manner that will enable us to offer an array of prepaid experiences. Based on information provided by Discover, we believe we are currently the only issuer on the Discover(R) Card credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences of varying prices at a number of designated venues nationwide. Further, these partnerships have given Utix credibility in the marketplace.

We currently offer our products through distinct distribution channels:

o Sales of prepaid magnetic strip and manual plastic gift tickets to corporations and other business users for gifting, reward, loyalty and incentive, a business we have conducted for approximately 18 years;

o Sales of prepaid magnetic strip gift tickets to corporations in support of large customer acquisition, customer retention and gift with purchase promotional marketing programs;

o Sales of prepaid magnetic strip gift tickets direct to small businesses and consumers who purchase our products via our website, www.utix.com, for traditional gifting and incentive/rewards; and

o Sales of prepaid magnetic strip gift tickets at third party retail locations via an activation integrator.

      In all distribution channels, recipients are given the opportunity to enjoy, on one occasion only, such activities as -- 18 holes of golf at one of nearly 2,000 participating golf courses; a one-day ski or snowboard lift ticket at one of close to 200 mountains; or, 2 games of bowling (including shoe rental) each for 2 people at one of over 2,200 bowling centers. We also offer a gift ticket that provides a one-hour massage at one of approximately 1,000 spas or provides two admission tickets to over 6,700 movie theaters. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any of our gift tickets, and users are treated as full paying guests at all locations.

      We test-marketed our gift tickets in 2003 and entered the retail market in 2004. In the second half of calendar year 2004, we entered into consignment sale placement arrangements with national food, drug, mass and specialty retail chains. Interactive Communications Systems, referred to as Incomm, facilitates the integration of these various point of sale systems. InComm, with headquarters in Atlanta, Georgia, develops electronic point of sale activation technology which it has deployed to more than 50,000 retail locations. InComm provides the activation link from the point of sales to our ticket processor, Wildcard Systems, and physically distributes and sets up for the sale of prepaid gift products to the retail outlets.

      While the 2004 retail launch showed some success, including broad visibility for our experience-based products and validation of the technology platform, we have decided to defer any further significant investment in the retail channel. We will maintain our relationship with Incomm with a focus toward using retail channels for specific in-store promotions, with smaller, controlled inventory quantities. Should these limited time promotional opportunities (or just-in-time inventory situations) become available to us, we will be able to take advantage of the retail capabilities that we have validated in 2004 and 2005.

      To grow our core corporate channels, we plan to target Fortune 1000 employee/affiliate incentives programs, customer acquisition/retention promotions, gift with purchase campaigns and loyalty points/reward programs. Further, we recognize the value of tapping into partner distribution channels and have begun to aggressively pursue reseller and major distribution agreements with stored value gift card providers and leading promotional and marketing companies.

      We intend to create co-branded specialty tickets with leading marketing brands and various movie studio film releases. By leveraging our new strategic alliances with the National Golf Course Owners Association, and also with PMG (the Promotion Management Group), provider of major motion picture studio in-theater promotions, we will endeavor to create new sales opportunities and enhance our portfolio of participating venues. We also plan to continue to development new products and enhance the existing portfolio with technology innovations.

      Our headquarters are located at 7 New England Executive Park, Suite 610, Burlington, MA 01803, and our telephone number is 800-627-7547. Our website can be accessed at www.utix.com.

OUR CORPORATE HISTORY

      We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc.," and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation".

      In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., a New Hampshire corporation, and we changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 13,500,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constituted 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139.33 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports. Prior to the exchange, Chantal Skin Care Corporation was an inactive company having no assets, liabilities, operations or transactions since 1999. Utix Group, Inc. presently is quoted on the NASD OTC Bulletin Board under the symbol "UTXG.OB".

      Corporate Sports was founded in 1986 as a premium gift, incentive and consumer reward company and has successfully marketed a proprietary line of plastic gift tickets to Fortune 1000 companies. Prior to its recent expansion, Corporate Sports' two founding stockholders operated a relatively small ($1.5 million to $2.0 million in average annual revenues) and profitable (10% to 18% average earnings, before executive salaries, fees and bonuses) entrepreneurial business and enjoyed long-standing customer retention with its corporate clients and venues. Our company now operates as Utix Group, Inc.

                                  THE OFFERING

SHARE COVERED BY THIS PROSPECTUS

      This prospectus covers an aggregate of 3,415,625 shares of common stock (none of which are currently outstanding), an amount equal to 912.9% of our currently outstanding common stock. The selling stockholders or their transferees may dispose of the shares, or interests therein, from time to time. For a list of selling stockholders and the amount of shares that each of them expects to sell, see "Selling Stockholders."

      We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, or interest therein, covered by this prospectus. However, we will receive the gross proceeds of approximately $2,732,500 if the warrants are exercised for cash. We will use any gross proceeds that we receive from the cash exercise of the warrants for general corporate purposes.

OUR COMMON STOCK

      As of March __, 2006, there were approximately 374,134 shares of our common stock outstanding. Our stock is traded in the over-the-counter market and quoted on the NASD OTC Bulletin Board under the symbol "UTXG.OB." See " Market for Our Shares."

PLAN OF DISTRIBUTION

      The selling stockholders or their transferees may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution."

BACKGROUND OF THE OFFERING

      On January 21, 2006, we sold 1,093 shares of Series A convertible preferred stock (that are convertible into 2,500 shares of common stock each) and warrants to purchase 683,125 shares of common stock at $4.00 per share in a private offering to the selling stockholders. In connection with the offering, we agreed to prepare and file a registration statement covering the resale of the common stock issuable upon conversion of the Series A preferred stock and upon exercise of the related warrants not later than 45 days after the closing of the offering.

      This registration includes the shares of common stock issuable upon conversion of the Series A convertible preferred and upon exercise of the related warrants. Accordingly, this registration covers:

            o 2,732,500 shares of common stock that are issuable to holders of Series A convertible preferred; and

            o 683,125 shares of common stock that may be issued upon exercise of related warrants to purchase common stock that are exercisable at $4.00 per share.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

      The following tables set forth summary historical financial information for our company. The calculation of basic and diluted net loss per share is described in Note 3 to the financial statements included elsewhere in this prospectus. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF OPERATIONS DATA

                                           For the Three Months Ended        For the Fiscal Year Ended
                                                   December 31,                     September 30,
                                             2005              2004            2005              2004
                                                  (Unaudited)
                                         -----------------------------     -----------------------------
Net Revenues                             $   436,612       $ 1,194,893     $ 6,901,494       $ 2,264,862
Cost of Revenue                              216,197         1,252,798       6,740,821         1,372,310
Provision for Inventory Write-Down                --            46,000         872,682                --
Gross Profit                                 220,415          (103,905)       (712,009)          892,552
Operating Expenses                           790,204         1,507,279       5,624,883         4,068,178
Non-Cash Operating Expenses (income)         (22,496)          859,222         881,913           171,130
Loss from Operations                        (547,293)       (2,470,406)     (7,218,805)       (3,346,756)
Other income (expense)                      (122,273)          (42,891)       (248,263)         (256,198)
Non-Cash Interest Expense                   (134,147)         (404,079)     (2,493,517)         (222,016)
                                         -----------       -----------     -----------       -----------
Net Loss                                 $  (803,713)      $(2,917,376)    $(9,960,585)      $(3,824,970)
                                         ===========       ===========     ===========       ===========

Net Loss per share -
  Basic and diluted                      $     (2.00)      $     (9.00)    $    (27.00)      $    (23.00)

Weighted average shares outstanding -
  Basic and diluted                          372,610           341,842         365,393           165,606

CONSOLIDATED BALANCE SHEET DATA

                                     As at December 31,         As at September 30,
         `                                2005                2005                2004
                                       (UNAUDITED)
                                       -----------         -------------------------------
Cash and cash equivalents              $   359,637         $   748,586         $ 2,687,342
Working capital (deficit)               (4,687,330)         (3,922,868)         (2,107,371)
Total assets                             2,263,611           2,579,234           4,754,089
Long-term liabilities, including
current portion of notes payable         4,945,808           5,004,306           3,870,414
Stockholders' deficit                   (5,939,506)         (5,113,497)         (2,236,802)

_______________________________

                                  RISK FACTORS

      An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following important risks and uncertainties before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations.

      If any of the damages threatened by any of the following risk factors actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY INCURRED OPERATING LOSSES, AND WE HAVE A WORKING CAPITAL DEFICIT AND AN ACCUMULATED STOCKHOLDERS' DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

      We incurred losses in fiscal 2005 and 2004 of $9,960,585 and $3,824,970, respectively. As of September 30, 2005, we had a working capital deficit of $3,922,868 and a total stockholders' deficit of $5,113,497. In addition, we expect to increase our infrastructure and fixed operating expenses to fund our anticipated growth. Further, we do not expect to generate profits in fiscal 2006 and may not be able to generate profits thereafter. As a result, we may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that we will ever achieve significant revenues or profitability or, if we do achieve them, that we will be able to consistently sustain them or increase them on a quarterly or annual basis.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING, FAILING WHICH THERE IS A HIGH RISK THAT WE MAY HAVE TO CURTAIL OUR RETAIL BUSINESS.

      Our ability to meet forecasted orders and effect timely delivery of tickets to retail chains that will have entered into placement agreements with us will depend directly upon our ability to manage cash flows in fiscal 2006 and raise debt or equity to fund future cash requirements related to the expansion of our business. Furthermore, we incur substantially all of the expenses related to the production and marketing of our retail gift tickets before we realize cash from such transaction, which may be as much as one year from the point of sale, because our current arrangement with our credit card processor, Discover Financial Services, requires consumer payments to be maintained in escrow pending use or redemption of our cards at the venue of use and payment by Discover(R) Card to the venue. If future financing is not available or obtainable, our investors may lose a substantial portion or all of their investment, and our business may fail. We cannot assure you that we will be able to obtain the required financing on a timely basis, or if obtainable that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain future financing on a timely basis, we may have to significantly curtail our sales and operating initiatives, which would materially and adversely affect our business and future prospects.

THERE IS A SIGNIFICANT GAP IN TIME BETWEEN COMPLETING GIFT TICKET SALES AND OUR RECEIPT OF CASH. IN THE ABSENCE OF FINANCING, THIS GAP WILL MATERIALLY AND ADVERSELY AFFECT OUR FUTURE CASH FLOW AND LIQUIDITY.

      Although we are entitled to receive payment for our gift tickets when purchased by the consumer at the point of sale, under our current arrangements with our credit card processor, consumer payments are maintained in escrow pending use or redemption of our cards at the golf course or other venue of use, and payment by our processor to the venue. As a result, we are currently entitled to receive cash payment from our credit card processor only when the user redeems our Utix gift tickets at the venue or the ticket expires unused. Since our tickets may be used for up to one year from the time they are purchased by the consumer or corporate buyer, we will incur substantially all of the expenses related to the production and marketing of such tickets before we realize cash from such transaction, which may be as much as one year after the time of sale. In the absence of obtaining future financing, this gap will materially and adversely affect our future cash flow, liquidity and selling activities.

OUR AUDITORS HAVE EXPRESSED THE VIEW THAT OUR NEGATIVE WORKING CAPITAL, NEGATIVE STOCKHOLDERS' EQUITY AND RECURRING LOSSES FROM OPERATIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

      Our auditors have included an explanatory paragraph in their report for the years ended September 30, 2005 and 2004 indicating there is substantial doubt regarding our ability to continue as a going concern. The financial statements included elsewhere in this registration statement do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment in our common stock.

WE RELY HEAVILY ON OUR CHIEF EXECUTIVE OFFICER, THE LOSS OF WHOM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

      Our future success is dependent on retaining the services of our Chief Executive Officer and of having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose the services of Anthony G. Roth, our President, Chief Executive Officer and a Director, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

      We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, client service and sales. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

OUR PRODUCTS HAVE NOT PREVIOUSLY SOLD IN SIGNIFICANT VOLUME ON THE RETAIL LEVEL AND CONSUMERS MAY NOT DESIRE TO PURCHASE OUR GIFT TICKETS FROM THE STORES WITH WHICH WE HAVE OR WILL CONTRACT. IN THAT EVENT, OUR RETAIL BUSINESS MAY FAIL TO FURTHER DEVELOP.

      Achieving market acceptance for our proposed retail products will require substantial marketing efforts and expenditure of significant funds to educate the public, mass merchandise retailers and venues providing golf, movie, spa and other entertainment or leisure services about the distinctive characteristics and anticipated benefits of our products and technologies. In our retail business, we are not entitled to receive payment when a retailer orders our products, but only when the products are purchased by a customer at the point of sale (known as "sell through"). Thus, even if a store takes on our gift tickets, we cannot assure you that we will achieve substantial revenues. Even if our tickets "sell through", we cannot assure you that customers will be happy with our service and will become repeat customers. If a significant number of our customers are not happy with our service, our retail business may fail to develop.

WE MAY BE UNABLE TO DEVELOP AND IMPLEMENT A COMMERCIALLY SUCCESSFUL RETAIL MARKETING ROLLOUT, IN WHICH EVENT WE WILL NOT BE ABLE TO ESTABLISH AND EXPAND OUR RETAIL BUSINESS.

      Our projected growth and business success depends in large measure upon public acceptance and demand for our retail gift tickets. In the event that consumer demand during our 2006 rollout is less than anticipated, our mass retailers may elect to pull our products off of the shelves, in which event our business and growth would be materially and adversely affected. Current economic conditions or other factors beyond our control may adversely impact our plans and business. If we fail to achieve adequate sales, we will not be able to establish and expand our retail business.

THE TIMING OF OUR RETAIL PRODUCT ROLLOUTS ARE UNCERTAIN, WHICH MAY DELAY OUR PROJECTED REVENUE.

      Our projected 2006 retail rollouts for our golf, movie and spa gift tickets are subject to unanticipated delays, expenses or technical or other problems, including the possibility of insufficient financing to enable us to complete the purchase of necessary inventories. Our success may depend upon the timely introduction of our products into the retail mass merchandising marketplace. If we are unable to effect adequate delivery of our ticket products, our projected revenue may be delayed. Additionally, our inability to meet our promised rollout target commitments could cause the retailers with whom we have contracts to refuse to offer our products in future years.

WE ARE HIGHLY DEPENDENT ON OUR RELATIONSHIP WITH WILDCARD SYSTEMS FOR THE PROCESSING OF OUR TICKET SALES. OUR BUSINESS COULD FAIL IF WILDCARD FAILS TO ADEQUATELY PERFORM OR TERMINATES OUR AGREEMENTS WITH THEM.

      Our ability to generate revenue from the sales of our magnetic strip products will largely depend upon the level of performance by WildCard Systems, Inc. in connection with the production and fulfillment of our gift tickets. Under the terms of our existing agreements, WildCard manages and is responsible for the technical and financial implementation of transactions over the Discover payment network, as well as all customer service, ticket tracking, online purchasing and managing payments to third party vendors. In the event that WildCard should, for any reason, fail to adequately perform under our agreements, or terminates our agreements, our retail business could fail.

WE FACE INTENSE COMPETITION FROM OTHERS SEEKING TO MARKET PREPAID GIFT CARDS, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS INITIATIVES.

      We face intense competition in the market for stored value or prepaid gift cards from national retail chains, such as Blockbuster Video and Home Depot, that have created their own proprietary card programs, as well as from magnetic strip stored value cards provided by MasterCard and Visa to certain of its member banks. In addition, we face competition from paper gift certificate producers. Many of our competitors are national businesses and financial institutions with vastly greater infrastructure and capital resources than we possess. If one of such competitors were able to produce prepaid magnetic strip gift cards that possessed the flexibility of our contemplated retail UTIX program, our business initiatives could be materially and adversely affected.

THE TECHNOLOGY DRIVING OUR TICKET PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD LEAD TO CUSTOMER DISSATISFACTION AND FAILURE OF OUR RETAIL BUSINESS.

      We largely depend upon the technology and software platform developed by WildCard Systems, Inc. operating on the Discover network. Accordingly, if, for any reason, this technology fails or is not readily adaptable to our universal ticket gift tickets, both users and venues offering golf, skiing and other lifestyle services may become dissatisfied and discontinue their use or sponsorship of such products. In that event, our business may fail.

WE ARE DEPENDENT UPON WILDCARD SYSTEM'S PATENT PROTECTION AND MAY NOT BE SUCCESSFUL IN OUR OWN PROPOSED APPLICATION FOR PATENT PROTECTION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Our future success depends in large measure on the strength of Wildcard System's patent protection for its process and magnetic strip technology, and may also depend in part on our ability to obtain patent protection for our gift ticket applications. Although we are in the process of filing for patent protection in connection with our gift ticket applications, we cannot assure you that:

            o     the patent applied for will be reviewed in a timely manner;

            o any patent will be issued or that any patent issued will afford meaningful protection against competitors with similar technology;

            o     the patent issued will not be challenged by third parties;

            o others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented;

            o we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing our patent, or

            o the technology ultimately used by us will be covered in any patent issued from our pending patent application or other patent applications which we may file.

Even if a patent is issued, we cannot be assured that it will provide our proprietary information adequate protection.

      Furthermore, we cannot assure you that certain aspects of our technology will not be challenged by the holders of patents or that we will not be required to license or otherwise acquire from third parties the right to use additional technology. The failure to overcome these challenges or obtain the required licenses or rights on acceptable terms could have a material adverse effect on our business.

OUR CONFIDENTIALITY AGREEMENTS MAY NOT ADEQUATELY PROTECT OUR PROPRIETARY INFORMATION, THE DISCLOSURE OF WHICH WOULD DECREASE OUR COMPETITIVE EDGE.

      We currently have no patent protection for any of our products, and rely on trademarks and confidentiality agreements to protect our names and logos and our proprietary information, know-how and trade secrets. Our competitors may either independently develop the same or similar information or obtain access to our proprietary information. In addition, we may not prevail if we assert challenges to intellectual property rights against third parties. In this regard, our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and one year thereafter. Our employees may not comply with the terms of these agreements.

RISKS RELATED TO HOLDING OUR SECURITIES

WE HAVE A CONCENTRATION OF STOCK OWNERSHIP AND CONTROL, WHICH MAY HAVE THE EFFECT OF DELAYING, PREVENTING, OR DETERRING A CHANGE OF CONTROL.

      Our common stock ownership is highly concentrated. See "Stock Ownership of Certain Beneficial Owners and Management." Through their ownership of Series A preferred stock and related warrants, two of the selling stockholders beneficially own and have the right to acquire an amount of our common stock that will be equal to 91.5% of our total outstanding common stock after their acquisition. For a discussion of relationships between us and persons who beneficially own greater than 5% of our common stock, below. As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

      Trading in our common stock in the over-the-counter market has been limited and sporadic, and the thin trading market has probably contributed to its volatility. During the period between November 1, 2004 and January 1, 2006, the reported sales price of our stock has ranged from a high $90 to a low of $4.00. Any of the following factors could affect the market price of our common stock:

            our failure to achieve and maintain profitability;

            our failure to meet financial analysts' performance expectations;

            our exposure to product liability claims resulting from the use of our products;

            the development of a retail market for our products;

            actual or anticipated variations in our quarterly results of operations;

            changes in market valuations of similar companies;

            announcements by us or our competitors of significant contracts, new products, acquisitions,

            commercial relationships, joint ventures or capital commitments;

            the loss of major customers;

            the loss of significant partnering relationships;

            additions or departures of key personnel; and

            general market, political and economic conditions.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

WE MAY EXPERIENCE FUTURE SALES OF LARGE AMOUNTS OF COMMON STOCK BY EXISTING SHAREHOLDERS.

      Future sales of large amounts of our common stock by the selling stockholders could adversely affect the market price of our common stock. On March ___, 2006, there were 374,134 shares of our common stock outstanding. The selling stockholders may sell up to 3,415,625 shares of common stock pursuant to this offering. Sales of a large number of shares of common stock by the selling stockholders in the public market could adversely affect the market price and could materially impair our future ability to generate funds through sales of common stock or other equity securities.

WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS.

      Our common stock is approved for quotation on the NASD OTC Bulletin Board. Since our common stock trades below $5.00 per share (the last reported bid price for our common stock on March __, was $_____), it is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations on the manner in which it can be publicly traded.

      These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Potential investors in our common stock are urged to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock." Also under these regulations, certain brokers who recommend a penny stock to persons other than established customers or certain accredited investors must make a special written suitability determination regarding the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These procedures require the broker-dealer to:

      o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

      o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

      o provide the investor with a written statement setting forth the basis on which the broker-dealer has made the determination of suitability; and

      o receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

      These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

      Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

      Our "penny stock" designation may adversely affect the development or continuation of the public market for our common stock.

WE HAVE NOT PAID AND HAVE NO PLANS TO PAY CASH DIVIDENDS ON OUR COMMON STOCK, AND IF WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK YOU WILL ONLY BE ABLE TO REALIZE A PROFIT ON THE STOCK IF THE PRICE OF THE STOCK HAS APPRECIATED BEFORE YOU SELL IT.

      Since our inception, we have not paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. If we do not pay any dividends while you hold our common stock, the only way that you will be able to profit from your investment will be if the price of the stock has appreciated before you sell it.

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ARE ISSUABLE UPON CONVERSION OF OUTSTANDING SERIES A PREFERRED STOCK, UPON CONVERSION OF OUTSTANDING INDEBTEDNESS, AND UPON EXERCISE OF OUTSTANDING STOCK OPTIONS AND WARRANTS, WHICH WILL SUBSTANTIALLY REDUCE THE PERCENTAGE OWNERSHIP OF HOLDERS OF OUR CURRENTLY OUTSTANDING SHARES OF COMMON STOCK.

      As of the date of this prospectus, we have issued and outstanding a total of 374,134 shares of our common stock. An aggregate of 5,379,094 shares of common stock are subject to issuance upon conversion of outstanding Series A preferred stock, upon conversion of outstanding indebtedness, and upon exercise of outstanding options and warrants. The issuance of these additional shares of common stock upon exercise or conversion of such outstanding options, warrants and convertible securities will substantially reduce the percentage equity ownership of holders of shares of common stock.

WE HAVE THE RIGHT TO ISSUE UP TO 25,000,000 SHARES OF "BLANK CHECK" PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

      We may issue up to 25,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

AS A RESULT OF THIS REGISTRATION, VERY LARGE AMOUNTS OF OUR COMMON STOCK WILL BE AVAILABLE FOR RESALE IN THE FUTURE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

      As of March __, 2006, we had 374,134 shares of common stock outstanding. As a result of this registration, there will be an additional 3,145,625 shares of common stock that will be registered for sale by the selling stockholders upon conversion of their Series A preferred stock and exercise of the related warrants. Prior to this offering, our common stock has been traded very infrequently and sporadically. If the selling stockholders begin to sell the common stock registered in this offering in significant amounts, it is likely that their sales will have a significant impact on the market for our common stock and substantially depress the market sales price.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

      We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:

            o     future sales and financings;

            o     the future development of our business;

            o     our ability to execute our business strategy;

            o     projected expenditures; and

            o     the market for our products.

      You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are not predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements and our prospects generally, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

      Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors are set forth under "Risk Factors" in this prospectus and in our periodic filings made with the SEC.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale or other disposition of the shares common stock, or interests therein, covered by this prospectus. The shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon conversion of convertible preferred stock or issuable upon exercise of common stock purchase warrants. Upon the exercise of warrants by payments of cash, we will receive the exercise price of the warrants of $4.00 per share, or approximately $2,732,500 in aggregate if all warrants are exercised. To the extent that we receive cash upon the exercise of the warrants, we expect to use that cash for general corporate purposes.

                           MARKET FOR OUR COMMON STOCK

MARKET INFORMATION

      Our common stock is quoted under the symbol, "UTXG.OB" on the OTC Bulletin Board, a service maintained by the National Association of Securities Dealers, Inc. Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. All prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. THE HIGH AND LOW BID PRICES FOR THE LAST TWO FISCAL YEARS AND THE SUBSEQUENT INTERIM PERIOD PRESENTED HAVE BEEN ADJUSTED TO REFLECT THE ONE-FOR-100 REVERSE STOCK SPLIT ON MARCH __, 2006:

                                                  High                       Low
2003
----
December 31, 2003                                   *                          *

2004
----
March 31, 2004                                      *                          *
June 30, 2004                                       *                          *
September 30, 2004                                  *                          *
December 31, 2004                                 $85                        $40

2005
----
March 31, 2005                                    $90                        $40
June 30, 2005                                     $55                        $15
September 30, 2005                                $26                         $5
December 31, 2005                                 $20                         $4

*shares not traded or no available quoted prices during these periods

HOLDERS

      As of March __, 2006, there were approximately 108 stockholders of record of our common stock.

DIVIDENDS

      We have not paid any dividends since inception and do not anticipate paying any dividends in the foreseeable future. Additionally, certain of our loan agreements prohibit us from paying or declaring a dividend until the loans are paid in full. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business. The declaration, payment and amount of future dividends, if any, will depend upon our future earnings, results of operations, financial position and capital requirements, among other factors, and will be at the sole discretion of our Board of Directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

      As of December 31, 2005, our only equity compensation plan was our 2003 Stock Option Plan, which was approved by our stockholders. The following table provides information about the plan as of that date.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                      (a)                  (b)                   (c)
                                                               ------------------    ----------------     -----------------
                                                                                                              NUMBER OF
                                                                                                             SECURITIES
                                                                                                              REMAINING
                                                                                                            AVAILABLE FOR
                                                                    NUMBER OF           WEIGHTED-          FUTURE ISSUANCE
                                                                SECURITIES TO BE         AVERAGE            UNDER EQUITY
                                                                   ISSUED UPON        EXERCISE PRICE        COMPENSATION
                                                                   EXERCISE OF        OF OUTSTANDING       PLANS (EXCLUDING
                                                                   OUTSTANDING           OPTIONS,            SECURITIES
                                                                OPTIONS, WARRANTS      WARRANTS AND         REFLECTED IN
                                                                   AND RIGHTS             RIGHTS             COLUMN (A))
PLAN CATEGORY

Equity compensation plans approved by security holders........       74,733               $38.77               51,267

(1) Reflects shares issuable upon exercise of options issued and issuable under the Company's 2003 Stock Option Plan.

                                 CAPITALIZATION

The following table sets forth our actual capitalization as of December 31, 2005 and on a pro forma basis giving effect to the conversion of outstanding debt and sale of Series A preferred on January 21, 2006:

                                                                                     AS OF DECEMBER 31, 2005
                                                                                     -----------------------

                                                                       ACTUAL                  CONV.              PROFORMA
                                                                    -----------             ----------           -----------
Long-term debt, including current portion                             4,945,808             (4,931,000)               14,808
Stockholders' equity
   Preferred Stock - $.001 par value;
authorized 25,000,000 shares, issued and
outstanding 1,093 shares of Series A preferred.                           - - -                      1                     1
   Common stock - authorized 350,000,000
shares, $.001 par value; issued and outstanding, 374,134 shares*         37,413                  4,162                41,575
Additional paid-in capital                                           10,367,166             10,391,837            20,759,003
Accumulated deficit                                                 (16,344,085)                 - - -           (16,344,085)
                                                                    -----------             ----------           -----------
Total Stockholders' equity (deficit)                                 (5,939,506)            10,396,000             4,456,494
                                                                    -----------                                  -----------

Total Capitalization (deficit)                                         (993,698)             5,465,000             4,471,302
                                                                    ========================================================

* Adjusted for a one-for-100 reverse stock split effective March __, 2006

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

      The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes thereto. Our fiscal year ends on September 30, and each of our fiscal quarters ends on the final day of each December, March and June. The following discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of uncertainties, risks and assumptions associated with these statements.

      Our independent registered public accountants have expressed in their audit opinion for fiscal year 2005 that there is substantial doubt that we can continue as a going concern.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2005 COMPARED WITH THE THREE MONTHS ENDED DECEMBER 31, 2004.

      Our loss for the three months ended December 31, 2005 was $803,713, a decrease of $2,113,663 as compared to the $2,917,376 loss sustained during the three months ended December 31, 2004. The loss incurred in the three months ended December 31, 2004 included non-cash charges of $1,263,301 associated with the fair value of warrants granted to note holders, and the fair value of stock and options granted to non-employees, as well as,

$317,450 in cash expenses and interest related to bridge financing. The three months ended December 31, 2005 reflect selling and administration cost reductions implemented by Management, specifically in the areas of staffing, marketing and travel, along with turnover in the sales department.

      Net revenues for the three months ended December 31, 2005 and 2004 were $436,612 and $1,194,893, respectively. The $758,281 decrease in revenue in the first quarter of fiscal 2005 as compared to the same period in 2004 is attributable to a reduction in movie ticket sales. The movie ticket product was introduced in late September 2004. In the fall of 2004 we executed on a major contract to supply custom movie tickets in support of a large promotional campaign initiated by a national telecommunications firm. Over 700,000 tickets were ordered for this one promotional program, and of the nearly 500,000 tickets shipped from late October through December 31, 2004, about 10% were redeemed as of December 31, resulting in earned corporate revenues from movie tickets of approximately $843,000, or 71% of the total revenue for the first quarter ended December 31, 2004. We did not have a major promotional movie program in place for the first quarter ended December 31, 2005.

      Gross profit for the three months ended December 31, 2005 was $220,415 or 50.5% of revenues, as compared to a loss of $103,905, or 8.7% of revenues, for the three months ended December 31, 2004. The high gross profit percentage earned in the first quarter of fiscal 2005 was primarily attributable to breakage recognized on prior year retail sales of golf and spa tickets: 74% percent of golf and 62% of spa tickets sold at retail locations in the three months ended December 31, 2004 expired unused during the three months ended December 31, 2005. These breakage rates exceed our historical averages and may not be repeated in future periods. In the three months ended December 31, 2004, the major promotional movie ticket campaign described above ran at a loss which resulted in an overall loss margin.

      Total operating expenses for the three months ended December 31, 2005 were $767,708 as compared to $2,366,501 for the three months ended December 31, 2004. The $1,598,793 decrease in operating expenses was primarily attributable a reduction in non-cash operating expenses for the quarter. In the first quarter of 2004, non-cash operating expenses of $859,222 arose from stock issuances and option grants to non-employees. No such activity occurred during the first fiscal quarter of 2005; however, the three months ended December 31, 2005 does include an approximately $22,500 reduction in non-cash operating expense from the re-measurement of the fair value of the unearned options issued to non employees. In addition, while expenses for the first quarter of fiscal 2004 reflect significant costs associated with interim financing and infrastructure build, expenses for the first three months of fiscal 2005 reflect cost reductions implemented by Management and turnover in the sales function.

      Other income and expenses were $256,420 and $446,970 for the three months ended December 31, 2005 and 2004, respectively. The $190,550 decrease in charges for the three months is primarily due to debt conversion charges incurred during the first fiscal quarter of 2004.

RESULTS OF OPERATIONS -- FISCAL YEAR 2005 COMPARED WITH FISCAL YEAR 2004

      Our loss for the year ended September 30, 2005 was $9,960,585. This compares to a loss of $3,824,970 for the year ended September 30, 2004, an increase in loss of $6,135,615 or 160%. The increase in the loss was attributable to approximately $3.4 million in non-cash operating, interest and other expenses associated with warrant and option issuances, high expenses related to a large redemption only contract, $0.8 million in inventory provisions and fixed assets write-downs, and increased staffing, facilities and marketing costs. We expect continuing losses until we significantly penetrate our targeted sales channels and build a sustainable recurring revenue stream.

      Net revenues from gift ticket sales for the twelve months ended September 30, 2005 were $6,901,494 as compared to $2,264,862 for the twelve months ended September 30, 2004, an increase of $4,636,632, or 205%. The increase was primarily attributable to the new movie product, which was launched late in September 2004. Utix won a major contract to supply custom movie tickets in support of a large promotional campaign initiated by a national telecommunications firm. This is a cost-plus, redemption only contract; therefore, revenue is earned only when tickets are redeemed. Over 700,000 tickets were shipped for this promotional program and approximately 279,000 were redeemed as of September 30, 2005, resulting in earned revenues from movie tickets of approximately $5.1 million, or 74% of the total revenue for the year.

      Gross profit (loss) for the year ended September 30, 2005 was $(712,009), or (10)% of revenues, as compared to $892,552, or 39% of revenues, for the year ended September 30, 2004. The shortfall in gross profit was attributable to a $1.7 million loss incurred on the cost-plus, redemption only movie contract described above, as well as, an $872,682 inventory reserve associated with low sell through at retail and obsolete packaging. The redemption only contract was a one-time event in which the program yielded redemption rate of 40% as compared to the 72% historical norm for the Company's products. Because the contract was structured so that revenue could only be earned on redeemed tickets, the Company sustained a significant loss. With the exception of a few grandfathered contracts, the Company no longer offers cost-plus, redemption-only contracts to its customers.

      Total operating expenses for the year ended September 30, 2005 were $6,506,796 as compared to $4,239,308 for the year ended September 30, 2004. The increase in operating expenses was $2,267,488. Non-cash operating expenses, associated with warrants issued for services, represented approximately $710,800 of the increase in operating expenses for the year. The remaining cost increases were attributable to additional staffing, increased marketing and selling activities, new product and brand development, facilities and IT infrastructure upgrades. We increased staffing to as high as 25 during the year, but by year end we had reduced staffing down to 20. We have essentially completed our planned infrastructure spending; however, going forward we will need to rebuild the sales team.

      Other income and expenses were $2,741,780 and $478,214 for the twelve months ended September 30, 2005 and 2004, respectively. The $2,263,566 increase in charges for year was primarily due to the warrant issuance costs associated with debt financing, extension of maturities of certain notes, and related services.

RESULTS OF OPERATIONS -- FISCAL YEAR 2004 COMPARED WITH FISCAL YEAR 2003

      Our loss for the year ended September 30, 2004 was $3,824,970, compared to a loss of $1,095,907 for the year ended September 30, 2003, an increase in loss of ($2,729,063) or 249%. The increase in the loss and the losses incurred in the year ended September 30, 2004 essentially reflect expenditures related to building infrastructure, product development, the share exchange with the security holders of Corporate Sports, bridge financing, and the cost associated with the SB-2 Registration Statement.

      Net revenues for the twelve months ended September 30, 2004 were $2,264,862 from gift ticket sales. This compares to $2,311,786 in revenues for the twelve months ended September 30, 2003, which represents a decrease of $46,924, or 2%. The decrease was due to a transition away from the resale of third party products. Revenues from the resale of third party products were $256,465 and $587,643 for the years ended September 30, 2004 and September 30, 2003, respectively. This $331,178 decline in revenues from the resale of third party products was nearly offset by a $284,253, or 16.5% increase in revenues from the sale of our own products. We recognized $2,008,397 in revenues from our manual and magnetic strip products in 2004 as compared to $1,724,144 in 2003 an increase of 16.5%.

      Gross profit for the year ended September 30, 2004 was $892,552, or 39% of revenues, as compared to $817,341, or 35% of revenues, for the year ended September 30, 2003. The increase in gross profit was attributable to recognition of breakage, following tickets expiration, on the test retail launch in the fourth quarter of 2004, somewhat offset by the phasing out of third party resale products, one-time costs associated with that test retail launch, and WildCard and Discover fees associated with sales of magnetic strip tickets beginning in June 2004.

      Total operating expenses for the year ended September 30, 2004 were $4,239,308 as compared to $1,860,987 for the year ended September 30, 2003. The total increase in operating expenses was $2,378,321. The cost increase when comparing the year ended September 30, 2004 with the year ended September 30, 2003 were due to the share exchange with the security holders of Corporate Sports, additional staffing, consulting, professional fees, marketing development, IT infrastructure upgrades, transaction costs related to bringing our products to the consumer market and the raising of debt and equity capital.

GOING CONCERN

      We have suffered recurring losses from operations, have a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about our ability to continue as a going concern. We have raised additional equity capital and eliminated existing debt subsequent to December 31, 2005. However, we will have to manage cash flows carefully and we have no assurance that sufficient additional capital will be raised in the future to meet our operating requirements.

      As of September 30, 2005, our independent registered public accountants continue to express the opinion that there is substantial doubt that we can continue as a going concern.

THE SHARE EXCHANGE

      FOR HISTORICAL CLARITY, THE SHARES OF COMMON STOCK DESCRIBED UNDER THIS CAPTION ("THE SHARE EXCHANGE") HAVE NOT BEEN ADJUSTED TO REFLECT THE ONE-FOR-100 REVERSE STOCK SPLIT EFFECTED ON MARCH __, 2006.

      On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. consummated the transactions contemplated by a share exchange agreement (the "Share Exchange Agreement"), dated as of October 31, 2003, between Chantal Skin Care Corporation ("Chantal"), Corporate Sports, Joel Pensley, as the principal shareholder of Chantal, and the stockholders of Corporate Sports. On the same day, following the exchange, the Company changed its name to Utix Group, Inc. ("Utix"). The parties to the Share Exchange Agreement relied on the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, which requires that there be no public offering and that the entity issuing the securities be the issuer. Mr. Pensley was the former president of Chantal and, at the time of the exchange, was the owner of 4,395,000 shares or 82.1% of the outstanding capital stock of Chantal. As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 13,500,000 shares of common stock and derivative securities excercisable or convertible into shares of common stock of Utix, which constitute 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of
139.33 shares of common stock and derivative securities excercisable or convertible into shares of common stock of Corporate Sports.

      Under the terms of the Share Exchange Agreement:

      o The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,600 shares of Utix common stock, and the 27.82673 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants and options (collectively, "Share Equivalents") were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix;

      o The board of directors of Corporate Sports became the board of directors of Utix;

      o Joel Pensley transferred to the Rubin Family Irrevocable Stock Trust (the "Rubin Trust") and Nexgen Holdings Corp. ("Nexgen"), of which Guy Cohen is the President and sole shareholder, in equal amounts, a total of 3,750,000 shares of Utix common stock, or 85.3% of the shares then owned by Mr. Pensley. The Rubin Trust and Nexgen subsequently transferred 100,000 of such shares, in equal amounts, to affiliates of Capital Access Group, LLC. As of the date of this registration statement, the Rubin Trust beneficially owns approximately 11.8% of the outstanding common stock of Utix. In March 2004, Nexgen sold all of its equity in Utix to Mr. Pensley, and in May 2004, Utix agreed to repurchase 1,500,000 of the 2,470,000 shares then owned by Mr. Pensley for $1,500 and to issue to Mr. Pensley a five-year warrant to purchase 750,000 shares of common stock at an exercise price of $0.15 per share;

      o     Utix adopted the 2003 Stock Option Plan;

      o Robert M. Rubin (the settler of the Rubin Trust) committed to provide not less than $300,000 of financing of 7% Utix bridge notes;

      o The Rubin Trust agreed not to sell any of its Utix shares until November 13, 2005; and

      o The Rubin Trust agreed to vote its shares of Utix common stock in such manner the majority of our board of directors shall determine in appointing nominees to the board of directors.

LIQUIDITY AND CAPITAL RESOURCES

      Since our inception, our capital resources have been limited. Further, our current arrangement with Discover requires sales proceeds to be maintained in escrow pending ticket use or redemption, which can be as much as a year from point of sale. We have had to rely upon the sale of equity and debt securities for cash required for product development and manufacture, strengthening the infrastructure, marketing and sales activities, as well as to fund our escrow requirements and our day-to-day operating needs. We will have to rely upon future sales of debt and equity securities to raise capital. Our ability to meet our existing orders, support and build the infrastructure and meet escrow requirements will depend directly upon our ability to manage cash flow in fiscal 2006. We will require additional capital for fiscal 2007. These funds will be used to fund future cash requirements related to the expansion of our business.

      In July 2005, the Company elected not to participate in the 2005 holiday season retail inventory replenishment. While the 2004 retail launch provided broad visibility for our experience products, we believe the cost of another large (contingent sale based) retail inventory roll-out at this time would exceed the benefit. We will maintain our relationship with Incomm with a focus toward using retail channels for specific promotions involving smaller, more controlled inventory quantities.

      To grow the core corporate channel we will target Fortune 1,000 employee/affiliate incentives programs, customer acquisition/retention promotions, gift with purchase campaigns and loyalty points/reward programs. We hope to create co-branded specialty tickets with leading manufacturers and marketing brands. We plan to continue to develop new products and enhance the existing portfolio with technology innovations. Finally we will pursue cooperative marketing and reseller agreements for the family of Utix experience tickets. We cannot assure you that these initiatives will be successful.

      We will be seeking to relieve our cash flow deficits through varying methods of financing. If funds are not available or obtainable for fiscal 2007, our business may fail. We cannot assure you that financing, whether debt or equity, will always be available to us in an amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to us.

SALE OF SERIES A PREFERRED AND WARRANTS AND RELATED DEBT RESTRUCTURING

      As of December 31, 2005 we had cash and cash equivalents of $359,637 as compared to $5,731,481 as of December 31, 2004. Working capital deficiency at December 31, 2005 was $4,687,330 as compared to a working capital deficiency of $1,634,489 at December 31, 2004. The working capital deficiency was primarily attributable to under capitalization of the Company. Accounts payable and accrued liabilities increased $364,082. Cash outflows exceeded cash inflows during the period and decreased cash on hand by $388,949 during the quarter ended December 31, 2005, leaving a cash balance at December 31, 2005 of $359,637. In addition, a $1,234,308 restricted cash balance is held separately for settlement of magnetic stripe tickets issued as of December 31, 2005.

      In January 2006, the Company issued and sold 1,093 shares of its Series A Convertible Preferred Stock, $.001 par value ("Series A preferred stock"), and warrants ("Warrants") to purchase up to 683,125 shares of the Company's common stock, $.001 par value ("Common Stock") to certain accredited investors resulting in gross proceeds to the Company of $5,465,000 (the "Offering"). Certain of the investors have the right to invest up to an additional $2,000,000 in additional shares of Series A preferred stock and Warrants on the same terms and conditions prior to the first anniversary of the closing of the Offering.

      The Warrants are exercisable at a price of $4.00 per share, subject to adjustment in certain circumstances and expire, subject to certain limited exceptions, on January 20, 2011. The Warrants may be exercised for cash or, in certain circumstances, pursuant to a cashless exercise feature. The Company has the right to call the Warrants if the closing price of the common stock equals or exceeds $12.00 for each of 20 consecutive trading days and certain other conditions are met. At any given time, the Company may not call more than the lesser of (1) 20% of the aggregate amount of Warrants initially issued or (2) the number of remaining Warrants held by the holders thereof.

      The Series A preferred stock will be entitled to such dividends as may be determined by the Company's board of directors from time to time, provided that the Company may not pay cash dividends on the common stock without paying a dividend on the Series A preferred stock on an as-converted basis. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred stock will be entitled to a liquidation preference equal to the purchase price of the Series A preferred stock plus any accrued and unpaid dividends. The Series A preferred stock is convertible at any time at the holders' option at a conversion price of $2.00 per share, subject to adjustment in certain circumstances. Currently, each share of Series A preferred stock is convertible into 2,500 shares of common stock. In addition to any other voting rights provided by law, the Series A preferred stock has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each share of Series A preferred stock is entitled to one vote for each share of common stock into which it is then convertible.

      The Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the common stock issuable upon conversion of the Series A preferred stock and upon exercise of the Warrants no later than 45 days after the closing of the Offering. If the registration statement is not filed on or before March 6, 2006, if the registration statement is not declared effective by the Securities and Exchange Commission on or before May 20, 2006 or certain other obligations are not met, then the Company must pay to each Investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

      As a condition to the Investors agreeing to the terms of the Offering, the Company was required to restructure its outstanding debt and warrants as follows: (1) all of the Company's outstanding debt (the "Outstanding Debt") as of January 12, 2006 had to be paid in full to the debtholders of record (the "Debtholders") as of January 12, 2006 by (A) converting 50% of the principal amount of the Outstanding Debt into approximately 1,232,750 shares of Common Stock at the conversion rate of $2.00 per share; and (B) converting the remaining 50% of the principal amount of the Outstanding Debt into approximately 197,240 shares of common stock at the conversion rate of $12.50 per share; and
(C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 308,187.50 shares of common stock at the exercise price of $4.00 per share for a period of five years; and (2) all of the holders (the "Warrantholders") of the Company's outstanding warrants (the "Original Warrants") as of January 12, 2006 received amended and restated warrants (the "Restated Warrants") whereby the Warrantholders have the right to purchase approximately 171,422.93 or 50% of the number of shares of common stock each Warrantholder can purchase under the Original Warrants at the exercise price of $4.00 per share for a period of five years ((1) and (2) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, the Company has agreed to issue an aggregate of 1,450,000 shares of its common stock in satisfaction of its Outstanding Debt and agreed to issue warrants to purchase an aggregate of 463,922.93 shares of common stock in satisfaction of Outstanding Debt and restating of the Original Warrants. As of January 12, 2006, the Company had obtained the consent of all of the Debtholders and Warrantholders as to the terms of the Restructuring.

      In addition to the foregoing, as consideration for certain defaults related to the Company's registration obligations, the Company issued an aggregate of 76,000 shares of common stock (or common stock equivalents) to the holders of the obligations.

      At the time of the Offering, the Company did not have a sufficient number of authorized shares of common stock available to issue the shares of common stock that the Company is required to issue pursuant to the terms of the Restructuring or the Offering. Effective March __, 2006, the Company amended its Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue to 375,000,000 (the "Amendment") and to effectuate a one-for-100 reverse split of the Common Stock (the "Reverse Split"). As a result of the Amendment and Reverse Split, the Company will have sufficient authorized shares of common stock available to issue, and reserve for issuance, all of the shares of common stock required to be issued, or reserved for issuance, pursuant to the Offering and the Restructuring.

CAPITAL AND LIQUIDITY PRIOR TO SALE OF SERIES A PREFERRED AND WARRANTS AND RELATED DEBT RESTRUCTURING

      Between March 2003 and November 2003, we and our subsidiary Corporate Sports borrowed an aggregate of $1,295,000 from its executive officers, directors, principal stockholders and other third parties. In connection with these borrowings, we issued to the lenders our 7% notes due November 13, 2004 and warrants entitling them to purchase an aggregate of 8,250 shares of our common stock at an exercise price of $0.10 per share, and 9% convertible notes due 2006 and warrants entitling such persons to purchase an aggregate of 9,098.69 shares of our common stock at an exercise price of $52 per share.

      Pursuant to an offer made by the Company in June 2004, the holders of $825,000 principal amount of these 7% and 9% notes agreed to convert their notes and accrued interest into an aggregate of 23,571.43 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement, the effective date of which was September 8, 2004, and $70,000 of these notes has been repaid. As consideration for the conversion, we agreed to reduce the exercise price of the warrants to purchase our common stock from $52 to $35 and increase the number of shares that could be purchased from 9,098.69 to 13,428.57. In addition, $70,000 has been repaid. Furthermore, pursuant to an offer made by the Company in June 2004, four of the holders of the notes issued in November 2003 aggregating $300,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In addition, if the average trading price of our common stock, as traded on the NASD OTC Bulletin Board or any other securities exchange, shall be equal to or greater than $70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $35 per share; provided that noteholders will receive at least 100% of the principal and interest on resale of the shares. In August 2004, these four note holders agreed to rescind the agreement AB INITIO. In December 2004, the holder of $112,500 of these notes agreed to extend the maturity date to November 30, 2005, and the Company agreed to grant five-year warrants to them to purchase 3,214.29 shares of common stock of the Company at $35 per share. The Company has negotiated the extension of the other three loans totaling $187,500 on the same terms as the holder of $112,500 extended his note, thus issuing five-year warrants to purchase 5,357.15 shares of common stock of the Company at $35 per share in exchange for the extension. The remaining $100,000 has been converted to a demand note, $50,000 of which is payable upon the next $500,000 equity raise, and the remaining $50,000 is payable upon the next $500,000 equity raise.

      As part of our fund raising efforts, in February 2004 we borrowed an additional $350,000 from three persons, including certain principal stockholders. These loans are also evidenced by our 7% notes due and payable on November 30, 2004, a date subsequently extended to November 30, 2005. We also issued to the lenders five year warrants entitling them to purchase 3,500 shares of our common stock at an exercise price of $10 per share, subject to anti-dilution provisions. We have the right to repurchase the warrants for $1.00 each on 30 days prior written notice (subject to the holders right to exercise) if all of the following conditions are met:

o Our common stock trades on the NASD OTC Bulletin Board or another national securities exchange;

o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed $30 per share; and

o The shares of common stock issuable upon exercise of such warrants have been registered for resale under the Securities Act of 1933, as amended, or otherwise exempt from such registration requirements.

      Pursuant to an agreement in June 2004, two of the holders with notes aggregating $250,000 agreed to extend the maturity date of the notes to October 1, 2005 in exchange for us allowing them, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issue shares of our common stock or notes or other securities convertible or exercisable for common stock at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement, the effective date of which was September 8, 2004. In addition, if the average trading price of our common stock, as traded on the NASD OTC Bulletin Board or any other securities exchange, shall be equal to or greater than $70 per share for the 30 consecutive trading days immediately prior to the maturity date, on the maturity date, we can pay the notes either in cash or in shares of our common stock at $35 per share; provided that note holders will receive at least 100% of the principal and interest on resale of the shares. In August 2004, these two note holders agreed to rescind the agreement ab initio. In December 2004, the holder of $150,000 of these loans agreed to extend the loans to November 30, 2005 and in return the Company would grant five-year warrants exercisable for 4,285.71 shares of common stock of the company at $35 per share. The Company has also negotiated an extension of $100,000 of these notes on the same terms as agreed to with the holder of $150,000 of these notes, receiving five-year warrants exercisable for 2,857.14 shares of common stock of the company at $35 per share. The remaining $100,000 in loans has been repaid.

      Furthermore, in April and May 2004 we issued secured subordinated notes for an aggregate amount of $460,000 to six persons, including certain officers, directors and other affiliates, which were due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $3.5 million; upon such prepayment, we shall pay a prepayment premium of 5% of the loan amount. The notes were secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products. Prior to the issuance of the 15% notes described below, the note holders agreed to fully subordinate his or her right to payment under the 10% note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, the note holders shall be entitled to receive regularly scheduled payments of principal and interest under the 10% notes. The notes had a provision that required the prior written consent of at least a majority of the lenders before we could (1) make loans, except loans or advances made in the ordinary course of business, and (2) issue, incur or assume any indebtedness, or become liable, whether as an endorser, guarantor, surety or otherwise, for any debt or obligation of any other person. Pursuant to an agreement in June 2004, the holders of $460,000 aggregate principal amount of these 10% notes converted their notes plus accrued interest into an aggregate of 13,626.19 shares of our common stock at a conversion price of $35 per share following effectiveness of our registration statement, the effective date of which was September 8, 2004.

      In May 2004, we issued secured 15% notes for an aggregate of $1,535,000 to eleven persons, some of whom are current shareholders of the Company. The notes were originally due in May 2005 and bear interest at the rate of 15% per annum, payable quarterly. The notes are subject to mandatory prepayment prior to such maturity date out of 50% of the net proceeds, if any, in excess of $2.5 million that we may derive from any one or more equity financings. The notes are secured by a priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, which is senior to an aggregate of $1,405,000 of our notes that we issued between March 2003 and April 2004. The holders of $285,000 of these notes converted into common stock of the Company at $35 per share, leaving a balance of $1,250,000 of these 15% notes outstanding.

      In connection with the issuance of the 15% notes in May 2004, we also issued to the lenders five year warrants entitling them to purchase 43,857.14 shares of our common stock at an exercise price of $35 per share, subject to anti-dilution provisions. Commencing one year from the effective date of a registration statement covering the shares issuable upon exercise of the warrants, we have the right to repurchase these warrants for $1.00 each on 60 days prior written notice (subject to the holders' right to exercise) if all of the following conditions are met:

o Our common stock trades on the NASD OTC Bulletin Board or another national securities exchange;

o The average closing price of our common stock, as traded on such exchange for the 30 consecutive days prior to our submission of a notice of redemption, shall equal or exceed 200% of the exercise price of the warrants;

o The shares of common stock issuable upon exercise of the warrants have been registered for resale under the Securities Act of 1933, as amended, or are otherwise exempt from such registration requirements; and

o The average of the dollar value of our shares of common stock that trade on any securities exchange for the 60 trading days prior to the date we elect to redeem the warrants shall equal or exceed $7,50,000.

      As part of the sale of the 15% notes, we paid a $114,200 finders fee to Great Court Capital, LLC and issued warrants to purchase 5,000 of our shares at an exercise price of $15 per share to an unaffiliated third party in consideration for introducing us to Great Court Capital, LLC.

      The Company has renegotiated the terms of the remaining $1,250,000 of 15% notes and accrued interest that were due in May 2005. In January 2005, we amended and restated the 15% notes to (a) eliminate the requirements to prepay the 15% notes out of proceeds of our recently completed public offering, and (b) extend the maturity date of all 15% notes to November 2005. In consideration for such financial accommodations, we issued to the remaining note holders additional warrants to purchase an aggregate of 26,041.67 shares of common stock exercisable at an exercise price of $48 per share (subject to anti-dilution provisions), agreed to eliminate any right to repurchase or cancel the original warrants to purchase an aggregate of 35,714.29 shares of common stock exercisable at $35 per share, issued to such investors in May 2004, and granted certain "cashless" exercise rights for the warrants. The Company also has the option to give the note holders the right to convert to common stock of the Company at $35 per share, and the note holders have 60 days to decide whether or not to convert. The Company also agreed to file a registration statement no later than February 11, 2005 to register shares underlying the new warrants, the original warrants, and the potential conversion of the revised notes (a total of 97,500.25 shares of common stock). This registration statement was declared effective by the Securities and Exchange Commission on March 8, 2005. It included the shares underlying the original and new warrants. As of June 30, 2005, the Company had not registered the shares underlying the potential conversion of these notes. The Company has accrued the applicable penalty as of September 30, 2005 and is including the shares underlying potential conversion in this registration statement.

      In May 2004, we entered into a financial advisory agreement with Strategic Development Partners, LLC, an affiliate of Great Court. Under the terms of the advisory agreement, Strategic Development Partners agreed to assist us in connection with our marketing efforts and in introducing us to investment bankers and/or broker/dealers who may assist us in the sale of our securities in the United States and Europe. We agreed to issue to Strategic Development Partners, for $1,143, a total of 11,428.57 shares of our common stock and paid Strategic Development Partners $75,000. We had the right to cancel the agreement at any time after July 28, 2004 on 30 days notice.

      In conjunction with the renegotiation of the terms of the 15% notes, the Company renegotiated the Strategic Development Partners agreement under which the Company issued and sold to SD Partners for $1,125 a total of 11,250 shares of common stock and also issued five-year warrants to purchase up to 11,250 shares of common stock at $48 per share, subject to anti-dilution provisions. In addition, the Company agreed to register all of these shares by February 11, 2005 in the registration statement to be filed under the Great Court Agreement, which registration statement was declared effective on March 8, 2005. The shares underlying the original and new warrants were registered. The shares underlying the potential conversion of these notes have not been registered and we have accrued the applicable penalty. Finally the Company agreed to pay SD Partners a fee of $125,000.

      In August 2004, the Company issued $430,000 of notes with interest at 12% to four individuals, with a sixty (60) day maturity date. The holders of $80,000 of these notes agreed to convert principal and accrued interest into common stock at $35 per share. The holder of $250,000 of these notes has agreed to convert $125,000 of principal plus accrued interest into common stock at $35 per share and to extend $125,000 of these notes plus accrued interest to December 31, 2005. The remaining $100,000 note is now a demand note, $50,000 of which was repaid in the quarter ending March 31, 2005.

      The Company filed an SB-2 Registration Statement with an effective date of September 8, 2004. On September 27, 2004, Gravitas, as a placement agent, completed $2,986,000 of financing at $35 per share. On December 7, 2004, Gravitas completed $990,225 of financing and $1,069,200 of financing both at $45 per share. The public offering was closed on December 7, 2004.

      On December 10, 2004 the Company closed a private sale of 2,222.22 shares of common stock at $45 per share.

      During the three months ended March 31, 2005, the Company closed on a sale of $1.6 million, three year, 5% convertible notes that are convertible to common stock at $40 per share, completed the private sale of $595,000 of common stock at $40 per share and the private sale of $19,485 of common stock at $45 per share, which were used to meet ongoing working capital requirements in 2005.

      In May 2005, the Company completed the private sale of 1,000 common shares at $40 per share.

      In February 2005, we raised $2,100,000 comprised of the sale of 5% convertible notes in the aggregate principal face amounts of $1,600,000 and raised $500,000 through the sale of 12,500 shares of our common stock at $40 per such share through Laconia Capital Corporation, a registered broker-dealer. The convertible notes are convertible at $40 per common share.

      In July 2005, the Company issued $1,310,000 of convertible notes to 12 individuals, some of whom are current shareholders of the Company. The convertible notes are convertible at $12.50 per common share. In connection with the issuance of these notes, we also issued to the lenders two year warrants entitling them to purchase 104,800 shares of our common stock at an exercise price of $12.50 per share. The notes were originally due on September 18, 2005 and bear interest at the rate of 12% per annum, payable at maturity. In consideration for extending the maturities of these notes, the Company offered each note holder additional interest of 1%. The holders on $810,000 of these notes accepted the offer and have agreed to convert their notes upon the next equity round. As of September 30, 2005, we were in default on $500,000 of these notes and accordingly the interest rate is now at 15% per annum. We repaid $200,000 plus interest in October 2005, leaving a principal balance of $300,000. In December 2005, we issued this note holder additional warrants to purchase 24,000 shares of common stock at $12.50 per share.

      In December 2005, we raised $146,000 through the issuance of 12% Convertible Notes to 5 individuals who are shareholders of the Company. These notes are convertible at $12.5 per common share and mature on March 31, 2006. The notes are accompanied by warrants to purchase 5,840 shares at $12.50 per share. The warrants expire in December 2007.

CASH FLOW FROM SALES AND RECOGNITION OF REVENUES

      We customarily sell our gift tickets to corporate or business clients on terms that require full payment, either in advance or within thirty days of purchase. We recognize a portion of the transaction revenues at the time of sale, and the balance, together with the cost of the gift ticket, at the time the ticket is used or redeemed by the user at the golf course, ski resort or other venue. The portion of the selling price of our corporate gift tickets that we recognize as revenue at the time of sale is based upon the historical percentage of our one year corporate gift tickets that expire unused by recipients (known in our business as "breakage").

      With respect to our new retail tickets, once sold to a consumer, our current arrangements require that the full value of the sale be deposited in an escrow account, until Discover either makes payment to the golf course, ski resort or other venue, upon redemption or use of the card, or when the card expires unused. Consequently, we will not realize any cash from a sale until the ticket is redeemed or is subject to breakage; which could be as much as one year from the date of sale of the card at retail.

      We recognize both revenues and costs of sales at the time of redemption. We recognize revenues on unredeemed retail tickets when the consumers' ability to use the ticket expires (ten months for golf and spa and three months for movie).

      As a result of our recognition policy, although sales of our retail gift tickets may be robust, we will not be able to recognize revenues and profits from such sales until the tickets are used or expire, which may be as much as one year from the date of the actual retail sale. Accordingly, as we attempt to develop our retail distribution model, a key measure of our potential success and profitability in the early years of our development will be the number of Utix retail tickets sold at the cash register of the retailer, even if they are not recognized in our accounts at that time.

OPTIONS AND WARRANTS

      As of March __, 2006, we had outstanding options and warrants to purchase an aggregate of 1,216,604 shares of common stock. The exercise price of the exercisable warrants and options range from $4.00 to $55.00 per share. If all of the options and warrants are exercised prior to their expiration date we will receive aggregate proceeds of $7,465,122.

DIVIDENDS

      We have not shown positive earnings in the past two fiscal years, and have not paid any dividends. In all likelihood, we will use our earnings, if any, to develop our business and do not intend to declare dividends for the foreseeable future. Any decision to pay dividends on our common stock in the future will be made by our board of directors on the basis of earnings, financial requirements and other such conditions that may exist at that time.

OFF BALANCE SHEET ARRANGEMENTS

      None.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS:

      Contractual obligations as of December 31, 2005 are as follows:

-------------------------------------------------------------------------------------------------------------------
                                                    PAYMENTS DUE BY PERIOD
-------------------------------------------------------------------------------------------------------------------
Contractual Obligations        Total       Less than 1 year                       After                  More than
                                                                    1-3 years             3-5 years      5 years
-------------------------------------------------------------------------------------------------------------------
Building leases             $  579,767        $   131,268           $  393,804            $54,695
-------------------------------------------------------------------------------------------------------------------
Capital lease obligations   $   50,105        $    29,026           $   21,079
-------------------------------------------------------------------------------------------------------------------
Debt                        $4,931,000        $ 3,331,000           $1,600,000
-------------------------------------------------------------------------------------------------------------------
Total                       $5,560,872        $ 3,491,294           $2,014,883            $54,695
-------------------------------------------------------------------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS

      In March 2005, the FASB issued FIN 47, Accounting for Conditional Asset Retirement Obligations, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

      In August 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"). This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

      In November 2004, the FASB issued SFAS No. 151, Inventory Costs An Amendment of ARB No. 43, Chapter 4, Inventory Pricing. This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). Such abnormal expenses must be recognized in the period in which they are incurred. In addition, SFAS No. 151 requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. The Company does not believe that this standard will have a material impact on its financial position or results from operations.

CRITICAL ACCOUNTING POLICIES

REVENUE RECOGNITION

      The Company defers revenue for the estimated number of tickets that will ultimately be redeemed and recognizes the amount deferred as revenue (in addition to the associated cost) upon redemption. The Company analyzes its historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for estimated non-redemptions is generally recognized when the tickets are sold. If the actual number of tickets redeemed is significantly different than originally estimated, an adjustment to revenue in a particular period may be required.

      For new products and new distribution channels (primarily retail with which the Company has limited actual experience) non-redemptions are recognized as revenue following ticket expiration which is generally ten months from date of sale for golf and spa and three or six months from date of sale for movie. The life of a ski ticket ranges from six to seventeen months, depending upon date of purchase.

STOCK-BASED COMPENSATION

      In accordance with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No.123) (as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION -TRANSITION AND DISCLOSURE), we have elected to account for stock-based compensation under the intrinsic value method with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis. We account for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations.

      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share Based Payment (SFAS 123R) which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires that all share-based payments to employees, including grants of stock options, be recognized in the statements of operations, based on their fair values. Pro forma disclosure will no longer be an alternative.

      Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning of the year of adoption.

      The prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

      The provisions of the statement are effective for Small Business Filers as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company expects to adopt the standard on October 1, 2006. The Company is evaluating the requirements of SFAS 123R and has not determined its method of adoption or the impact on its financial position or the results of operations. See above for information related to the pro forma effects on the Company's reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS123 to stock-based employee compensation.

      In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

                                    BUSINESS

INTRODUCTION

      Our principal business activity is to provide prepaid experiences to individuals by offering gift tickets to corporations that are redeemable at golf courses, ski resorts, spas, bowling centers and movie theaters nationwide. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as an 18-hole round of golf, a day of skiing, 4 strings of bowling, one-hour Swedish massage, or 2 adult admissions to a movie) at one of numerous participating locations nationwide. For example, by paying a uniform price for a Utix Golf Ticket, the gift giver enables the gift recipient to enjoy a round of golf at any one of nearly 2,000 participating golf courses, regardless of the variation in prices charged by an individual golf course. In addition to our current golf, ski, spa, bowling and movie prepaid tickets, we intend to capitalize on our enabling magnetic strip payment technology platform by offering an array of prepaid gift tickets redeemable for specific lifestyle experiences.

      For approximately 20 years, Utix Group, Inc. (formerly Corporate Sports Incentives) supplied prepaid plastic golf and ski gift tickets to corporations, redeemable at participating courses and mountains. Our participating courses and mountains invoiced us for tickets redeemed and we paid them via check. Through 2002, the Company was a premium gift, incentive and consumer reward company that successfully marketed its line of proprietary plastic ski and golf gift tickets to Fortune 1000 companies, generating annual revenues of $1.5 to $2 million.

      Commencing in 2003 we expanded our management team and are now doing business as Utix Group, Inc. We have taken steps to significantly expand the scope of our business and to begin to establish Utix as the premier provider of prepaid lifestyle experiences in the sports, recreation, leisure, and entertainment arenas:

o We have been named an official ticket and card products issuer by Discover, the largest proprietary payment network in the U.S.

o Through our software technology and $6 billion per year processing partner, WildCard Systems, Inc., we launched our proprietary magnetic strip ticket products in June 2004.

o Our proprietary magnetic strip tickets can be automatically activated for given lifestyle or recreation experience, are authorized by swiping through the venue's credit card reader and payment is remitted electronically to the venue via the Discover merchant payment network system.

o Thus, our participating venues now benefit from faster and more efficient payment processing.

o     We have invested in staffing, computer hardware and software.

      As a result, the Company now has the infrastructure for a much more scaleable business. Whereas, in the period from 1998 to 2003 the Company issued nearly 60,000 tickets annually for primarily golf and ski usage, since the introduction of the magnetic strip tickets in June of 2004, the Company has issued over 760,000 tickets, primarily for movie, golf and skiing experiences.

      We believe that, in conjunction with WildCard Systems, we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences, which will enable us to offer an array of prepaid experiences. Based on information provided by Discover, we believe we are currently the only issuer on the Discover credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences of varying prices at a number of designated venues nationwide. Further, these partnerships have given the Company credibility in the marketplace.

We currently offer our products through distinct distribution channels:

o Sales of prepaid magnetic strip and manual plastic gift tickets to corporations and other business users for gifting, reward, loyalty and incentive, a business we have conducted for approximately 18 years;

o Sales of prepaid magnetic strip gift tickets to corporations in support of large customer acquisition, customer retention and gift with purchase promotional marketing programs;

o Sales of prepaid magnetic strip gift tickets direct to small businesses and consumers who purchase our products via our website, www.utix.com, for traditional gifting and incentive/rewards; and

o Sales of prepaid magnetic strip gift tickets at third party retail locations via an activation integrator.

      In all distribution channels, recipients are given the opportunity to enjoy, on one occasion only, such activities as -- 18 holes of golf at one of nearly 2,000 participating golf courses; a one-day ski or snowboard lift ticket at one of close to 200 mountains; or, 2 games of bowling (including shoe rental) each for 2 people at one of over 2,200 bowling centers. We also offer a gift ticket that provides a one-hour massage at one of approximately 1,000 spas or provides two admission tickets to over 6,700 movie theaters. Since we pay the golf courses, ski resorts or other venues their full published list prices on the day that each gift ticket is used, there are no blackout dates or restricted access to the chosen facility associated with any of our gift tickets, and users are treated as full paying guests at all locations.

      We test-marketed our gift tickets in 2003 and entered the retail market in 2004. In the second half of calendar year 2004, we entered into consignment sale placement arrangements with national food, drug, mass and specialty retail chains. Interactive Communication International Inc. ("InComm") facilitates the integration of these various point of sale systems. InComm, with headquarters in Atlanta, Georgia, develops electronic point of sale activation technology which it has deployed to more than 50,000 retail locations. InComm provides the activation link from the point of sales to our ticket processor, Wildcard Systems, and physically distributes and sets up for the sale of prepaid gift products to the retail outlets.

      While the 2004 retail launch showed some success, including broad visibility for our experience-based products and validation of the technology platform, we have decided to defer any further significant investment in the retail channel. We will maintain our relationship with Incomm with a focus toward using retail channels for specific in-store promotions, with smaller, controlled inventory quantities. Should such limited time promotional opportunities (or just-in-time inventory situations) become available to us, we will be able to take advantage of the retail capabilities that we have validated in 2004 and 2005.

      To grow our core corporate channels, we plan to target Fortune 1000 employee/affiliate incentives programs, customer acquisition/retention promotions, gift with purchase campaigns and loyalty points/reward programs. Further, we recognize the value of tapping into partner distribution channels and have begun to aggressively pursue reseller and major distribution agreements with stored value gift card providers and leading promotional and marketing companies.

      We intend to create co-branded specialty tickets with leading marketing brands and various movie studio film releases. By leveraging our new strategic alliances with the National Golf Course Owners Association, and also with PMG (the Promotion Management Group), provider of major motion picture studio in-theater promotions, we will endeavor to create new sales opportunities as well as enhance our portfolio of participating venues. We also plan to continue to development new products and enhance the existing portfolio with technology innovations. Our headquarters are located at 7 New England Executive Park, Suite 610, Burlington, MA 01803 and our telephone number is (781) 505-8100. Our website can be accessed at www.utix.com.

HISTORY AND DEVELOPMENT OF THE BUSINESS

      We were incorporated in Delaware in 1988 under the name "Deterministics, Inc." In 1989, we changed our name to "Bright Star - World Entertainment, Inc." and in 1994 we changed our name to "Cyto Skin Care Corporation", which was then changed in the same year to "Chantal Skin Care Corporation". In November 2003, we entered into a share exchange agreement with the security holders of Corporate Sports Incentives, Inc., a New Hampshire corporation, and we changed our name to "Utix Group, Inc." As a result of the exchange, Corporate Sports became our wholly owned subsidiary. The former security holders of Corporate Sports received an aggregate of 135,000 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Utix, which constitute 71.6% of the ownership interest in Utix on a fully-diluted basis, in exchange for an aggregate of 139.33 shares of common stock and derivative securities exercisable or convertible into shares of common stock of Corporate Sports. Immediately prior to the exchange, Chantal Skin Care Corporation common stock was registered under the Securities Exchange Act, but it was an inactive company having no assets, liabilities, operations or transactions since 1999.

      Corporate Sports was founded in 1986 as a premium gift, incentive and consumer reward company and has successfully marketed a proprietary line of plastic gift tickets to Fortune 1,000 companies. Prior to its recent expansion into the retail gift ticket market, Corporate Sports' two founding stockholders operated a relatively small

($1.5 million to $2.0 million in average annual revenues) and profitable (10% to 18% average earnings, before executive salaries, fees and bonuses) entrepreneurial business and enjoyed long-standing customer retention with its corporate clients and venues.

CORPORATE BUSINESS

      We sell to our corporate clients Utix Golf, Ski, Spa or Movie plastic gift tickets for distribution to their employees and customers, as well as to the employees of other companies with which they do business. Each gift ticket type provides the user with one admission to a variety of entertainment venues, including close to 2,000 golf courses in all 50 States, Mexico and the Caribbean, nearly 200 ski (and snowboard) mountain resorts throughout North America, 1,000 spas, 2,200 bowling centers and 6,700 movie theaters in the United States. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa or movie) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Utix Golf Ticket, the gift giver enables the gift recipient to enjoy a round of golf at any one of 2,000 participating golf courses, regardless of the variation in prices charged by an individual golf course. Therefore, our gift tickets do not have a specified dollar value tied to them, but instead designate a particular experience. Our corporate clients have included American Express, SBC, Bank One, Carlson Marketing Group, Discover Financial, Frequency Marketing (a Verizon program), Dr Pepper, Citigroup, Hewlett Packard, Nestle and Pepsi Cola. Five of our customers accounted for approximately 40% of our fiscal 2004 sales. Many incentive and reward programs have run continuously for over five years. In October 2004, we initiated a large promotional contract with SBC that accounted for 74% of total sales in fiscal 2005.

      We believe we are distinct from other prepaid discount promotional offerings in that our Utix member golf courses, ski resorts and other venues are paid their full published list prices on the day the gift ticket is used, rather than a negotiated discount price. As a result, Utix ticket holders are able to enjoy many venues that are unavailable to discount oriented programs, and a first-class sport, leisure or entertainment experience with no blackouts or restrictions. Where rates at some participating upscale golf courses and spas exceed our standard ticket prices, our corporate customers may purchase one or more upgrades at the initial point of sale in order to allow ticket recipients access to those locations. In addition, the ticket recipients who opt to upgrade their tickets for a participating venue to a higher level can do so easily over the phone or online.

      We produce and fulfill client requests for corporate tickets with packaging containing the client's corporate logo, the expiration date and other requested information. Ticket holders can easily identify where the tickets may be used by viewing a directory included with each ticket fulfillment, by accessing our website, or by calling our customer service department. Use of the tickets is limited to approximately ten months from issuance, except for movie tickets which have three and six month expiration options. As a ticket approaches its expiration date, at the user's request, we will exchange the ticket for a new ticket for a $5.00 fee. Approximately 10% to 12% of our corporate gift tickets are returned for exchange. In addition, in fiscal 2005, approximately 34% of our corporate tickets were subject to "breakage," which means that they were never used and not returned for exchange.

      Our corporate tickets are primarily magnetic strip, however some corporate programs are still manual. The ski product became available in magnetic strip form in October 2006. When the user presents a manual ticket at the desired venue, the operator of the venue cuts each ticket in half and mails it back to us together with an invoice billing us for the use of the venue, which we normally pay within ten (10) days of receipt.

RETAIL BUSINESS

      Our retail gift ticket program was new in 2004 and has been coordinated with WildCard Systems, Discover and InComm, and enables retailers to activate our tickets at the cash register in exchange for payment. Like our corporate business, each gift ticket type provides the user with one admission to a variety of entertainment venues, including nearly 2,000 golf courses located in all 50 States, Mexico and the Caribbean, and 1,000 spas and 6,700 movie theatres located in the United States.

      Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded retail tickets will permit users to enjoy a specific one-time experience (such as golf or going to a spa or movie) at numerous locations or venues applicable to that experience. For example, by paying a uniform price for a Utix Golf Ticket, the gift giver enables the gift recipient to enjoy a round of golf at any one of nearly 2,000 participating golf courses, regardless of the variation in prices charged by an individual golf course. Therefore, our gift tickets do not have a specified dollar value tied to them, but instead designate a particular experience.

      Retail customers can easily identify where the tickets may be used by viewing a directory attached to each ticket package or accessing our website, or by calling the customer service department. Based on our proprietary magnetic strip technology, when the ticket is redeemed at the golf course or other venue by the user, the venue will be paid their full published list price for the services they deliver. We believe that the key benefit to retailers is that there is no inventory or slippage cost associated with offering our tickets as they are not activated until checkout. With redemption on the Discover network, the venue is able to realize its full settlement automatically, within about 3 business days.

      Although not tied to a particular dollar amount, each of our gift tickets has a dollar value price range per our proprietary level and variable rate redemption tables. Therefore, if the venue's charge for golf or spa experience exceeds the range for a participating venue, the user can, either online or by merely dialing a toll-free telephone number (listed on the ticket), charge his or her credit card to add additional ticket upgrades to the prepaid gift ticket, thus expanding the number of golf and spa venues available for ticket redemption. For example, if the gift recipient would like to play a round of golf at one of our participating premium golf courses whose charges exceed our standard gift ticket range, the gift recipient may opt to purchase an upgrade to the gift ticket that he or she received to allow entry into a premium golf course.

      Upon activation at retail, the retailer and integrator earn a commission that is a negotiated percentage of the retail price up to 14% and becomes obligated to pay us for the sale. The retailer pays us a fixed price for the gift tickets, so if the retailer sells below our suggested retail price, any shortfall is covered by the retailer. The payment made by the retailer will be held in an escrow account that is utilized for ticket settlement via the Discover merchant payment system. We expect to receive gross profit from the sale of our retail products from an estimated average margin of 2% to 6% on tickets that are redeemed by the consumer and an estimated average "breakage" of 28%, which is the percentage of all tickets that are never used and not returned for exchange. These projected margin and breakage percentages were based on our historical performance in selling corporate tickets since 1986 and validated by the test marketing of our retail product.

      We determine our margin for redeemed gift tickets by taking the retail price and subtracting from it the venue's list price, the commission paid to retailers and the cost for producing the gift tickets, as well as any processing cost. For example, if we sell our Utix Golf Ticket at retail at $50, the golf venue's list price for a round of golf is $38, the commission paid to retailers is $7.00 (14% of retail price), and the cost for producing and processing a Utix Golf Ticket is $2, then our gross margin is $3.00 or 6%. For tickets that were never used and not returned for exchange, we do not have to subtract the venue's list price since the experience was never claimed. Therefore, we determine gross profit on breakage by taking the retail price and subtracting from it only the commission paid to retailers and the cost for producing and processing the gift tickets.

      While the 2004 retail launch showed some success, including broad visibility for our experience-based products and validation of the technology platform, we have decided to limit our investment in the retail channel to specific promotion. We will maintain our relationship with Incomm with a focus toward using retail channels for specific in-store promotions, with smaller, controlled inventory quantities. Should such limited time promotional opportunities (or just-in-time inventory situations) become available to us going forward, we will be able to take advantage of the retail capabilities that we validated in late 2004 and in 2005.

OPERATIONS

      We have been named an official ticket issuer by Discover Financial Services and have executed an exclusive partnering agreement with WildCard Systems, Inc., one of the leading credit card processors, for ticket development and processing. As part of a two-year contract that we entered into with Discover Financial Services in January 2004, which is subject to automatic one-year renewals unless terminated by either party, we have received a commitment for minimum ticket purchases totaling $500,000 for the first two years for use in Discover's promotional activities. Other than granting to Discover a volume discount, we treat Discover like any other retailer from which we collect our gross margin and breakage percentages.

      Our technology partner, Wildcard Systems, has worked with us to enhance the proprietary software and processing and magnetic strip technology to enable each of our subscribing venues to charge its regular price to ticket users for the lifestyle experiences they provide and seamlessly receive immediate payment under the Discover payment network. We have entered into a contract with InComm to act as integrator for retail sales activity.

      We presently outsource the production of our products, consisting of plastic ticket cards, directories, packaging components. Although we have arrangements with specified vendors, there are other vendors that can provide the same services at competitive prices. WildCard Systems oversees the ticket manufacturing. We order directories through standard quote and purchase order arrangements on an as-needed, per unit basis. We order the assembly and shipping of our retail products on an as-needed, per unit basis. We also outsource the fulfillment of larger corporate programs on an as-needed, per unit basis. As a result of this outsourcing strategy, to date we have been able to keep our in-house costs low. Order processing, tracking, fulfillment and customization for corporate sales is completed in-house and managed internally.

      We have created a finance/accounting department capable of meeting public reporting requirements and of supporting a high growth strategy, while upgrading our IT infrastructure, replacing all computer hardware and upgrading internet throughput. By building a venue relations department dedicated to acquisition, retention, education, tracking of fee schedules, and database management of participating venues, we created an even stronger barrier of entry. We continue to enhance our financial and operating systems to interface effectively with Wildcard Systems and to strengthen our infrastructure by adding dedicated customer service staff and in-house systems development capabilities.

      In 2004, We developed new venue relations database software which has provided significant improvements in the areas of rate, communications and prospect tracking as well as on-line and printed directory production. In addition, we have developed an in-house customer service tracking system. Integrated reporting and query abilities have also been incorporated into these systems,

      Also in the fall of 2004, Utix launched an on-line shopping cart on its web site (www.utix.com). The web-site is continually updated with a searchable, on-line directory of participating venues. The site also provides customers with descriptions of product offerings, usage and return/exchange instructions, as well as, access to information regarding the level and expiration date of a given ticket number.

STRATEGIC GOALS

      Our principal strategic goals are to establish Utix prepaid experience tickets as the next generation of prepaid products, thereby increasing our revenues and profits. We intend to achieve this objective in our core corporate and consumer driven sales channels, both of which we support through common processing methods. We specifically intend to generate high volume, recurring sales revenue by:

o building a footprint in the leisure and entertainment gift and incentive industry with our experience based ticket products;

o increasing the number of corporations, marketing and affinity companies, promotional agencies, member reward organizations and related business clients subscribing to our products and services;

o executing distribution agreements with resellers, licensing arrangements and cobrand partnerships; and,

o building nationwide brand acceptance through mass marketing and co-branding of our products through leading corporate and consumer marketing promotions and gift with purchase campaigns.

      We plan to utilize a national public relations firm to generate video and written news releases to educate consumers about our product and coordinate promotional event marketing. Our marketing efforts will primarily involve print media coverage, PR event and cooperative marketing with lead partners. In addition, we are working with movie studios, promotion agencies and corporate clients to create specific consumer call-to-action and customer acquisition programs using custom Utix movie tickets.

We hope to implement our strategy based on the following internal and industry factors:

o we believe that our new prepaid ticket patent application coupled with Wildcard's proprietary encoding and processing systems and technologies represent an innovative marketing concept that turns "dollars into tickets and ultimately experiences;"

o in contrast to typical dollar value gift cards limited to one store or retail chain, our tickets allow access to one of a number of competitive user venues;

o we believe that our magnetic strip and software technology will enable venues that traditionally could not accept prepaid tickets to effect transactions on our Utix products without the cost of additional hardware and software at the point-of-sale;

o over the past twenty years we have maintained a corporate ticket business with nationwide venue coverage and earned an excellent reputation for our products and services with a number of large Fortune 1000 companies that have been repeat customers for many years;

o we believe our experience-based family of products support emerging industry trends toward "cashless" rewards and incentives

THE INDUSTRY

      Sales of worldwide prepaid gift cards are projected to be nearly $70 billion in 2005, up 26% over a year ago, according to First Annapolis Consulting of Maryland, an advisory firm and a leading consultant in the prepaid card industry.

      The vast majority of cards being sold are issued by retailers, but bank-issued cards are rapidly gaining in popularity because they can be used so many places. (Exceptions include online and phone airline ticket purchases and reservations for hotel and rental cars) Pre-paid cards are expected to account for 20% of all net retail sales during the upcoming quarter and are expected to represent 10% of all retail sales in 2006 according to First Annapolis.

      Videostore chain Blockbuster is credited with introducing the first gift card in 1996, a mere nine years ago. Gift card sales have exploded since, hitting $45 billion last year and forecast to grow to $89 billion in 2007, according to Tower Group.

      WildCard Systems, Inc. has also benefited from these market trends. They now process over $3 billion annually in retail gift cards. The increase was generated primarily from the launch of four new retail gift card programs for Bank of America, Marriott Hotels, Simon Property Group and First National Bank of Omaha. The services provided by WildCard to their other clients are similar to the services provided to us in that our ticket will also ride the rail of existing merchants and bear product specifications such as expiration date. All of WildCard's other clients, however, provide stored value gift cards, whereas Utix is the only prepaid experience gift ticket partner with, or client of, WildCard whose product is not tied to a dollar value.

COMPETITION

      In the past decade, stored value cards have made a significant impact in the marketplace thanks to the continued penetration of credit cards in traditional cash and check locations (i.e. gas stations, movie theatres, supermarkets, convenience stores and others). The first popular application of these stored value products were pre-paid telephone cards. The advent of debit cards and EFT (electronic funds transfer) products helped open the possibilities of stored value products at proprietary store point-of-sale terminals.

      Many retailers began creating stored value products as proprietary card programs through their merchant processors. First Data Systems, the nation's largest card processor, was among the first to pioneer this effort. Successful examples include the Blockbuster Video, Home Depot and Starbucks gift card products. Incomm, based in Atlanta, GA., is a new retail transaction provider in the industry working to enable retailers to activate gift cards at their point-of-sale (POS). Incomm has focused their enabling strategy on drug, grocery and convenience store chains. Presently, thousands of these targeted retail store fronts are selling gift cards in special retail racks and enabling the retailers to activate these cards at POS.

      In the past five years, store value cards have proliferated with the magnetic strip capability provided by MasterCard and Visa to its member banks. In particular, Bank of America has introduced a Visa stored-value card possessing incremental dollar amounts of between $10 to $100 that have become popular in large retail distribution channels such as supermarkets, convenient stores and drug store chains. The front card face can also feature a Happy Birthday, Congratulations, Happy Anniversary, or other "best wishes" themes. Under MasterCard and Visa rules, stored value cards registering the Bank Card Association marks on the card face require that they be universally accepted at the millions of MasterCard and Visa merchant locations worldwide.

      Even as stored value cards continue to become popular financial payment vehicles in the marketplace, paper gift certificates still represent the majority of all pre-paid transactions made in the US. Although we believe that prepaid gift cards will continue to make substantial inroads, paper gift certificates remain popular among large movie theatre chains, catalogers, music retailers, and large department store chains, as well as pre-paid vouchers with large hotel, restaurant and travel agency chains.

      First Annapolis reported that the gift card $70 billion total represented 35% of all prepaid card volume. Following behind were payroll cards ($61.6 billion) and prepaid phone cards ($35 billion), with cash access cards, government payments and college campus prepaid products rounding out the list.

      As noted above, the issuers of stored value cards can be divided into two categories: large brand companies (such as Blockbuster) and large banks (such as Bank of America). Although all of the above producers of stored valued cards and paper gift certificates have substantially greater infrastructure and financial resources than our company, we believe that we are uniquely positioned in this market because we are a hybrid of the two types of issuers.

      Our gift tickets are not limited to a store or a chain of stores (as is the case with the gift cards issued by large brand companies) nor are they limited to a universe of venues where a bank-issued card can be used. Instead our gift ticket can be used nationwide at any of our participating venues, allowing independent venues to be part of a select universal prepaid ticket platform. Furthermore, we uniquely provide a prepaid experience that is not tied to a dollar value and know of no other gift card issuer that provides a prepaid experience that is not tied to a dollar value. Since we have no known direct competitors, we compete with the issuers of stored value cards and paper gift certificates for market share of prepaid gift purchases.

OUR PRODUCTS AND SERVICES

      We currently offer five product groups with a variety of lifestyle tickets options and are developing additional lifestyle branded products. Our product offerings consist of:

      Recreation Products

      Utix Golf Tickets                           Useable at close to 2,000 golf
                                                  courses in all 50 states, the
                                                  Caribbean and Mexico

      SwingPack                                   SwingPack includes a gift box
                                                  with golf balls and tickets

      Utix Ski and Snowboard Tickets              Useable at over 200 mountains
                                                  in the U.S. and Canada

      Utix Bowling Ticket                         Launched in October 2005 with
                                                  approximately 2,200 locations
                                                  in all 50 states

      Leisure Products

      Utix Spa Ticket                             Launched in May 2004 with
                                                  approximately 1,000 locations
                                                  in 48 states

      Utix Movie Ticket                           Launched in the Summer of
                                                  2004. Useable at over 6,700
                                                  movie theatres.

INTELLECTUAL PROPERTY

      In conjunction with WildCard Systems, we believe we have developed a business model and proprietary technology that uniquely identifies and segments merchants and specific lifestyle experiences. Unlike traditional gift cards that are limited to a specified dollar purchase at one store or retail chain, our branded tickets permit users to enjoy a specific one-time experience (such as golf, skiing or going to a spa or movie) at numerous locations or venues applicable to that experience. Based on information provided by Discover, we believe we are currently the only issuer on the Discover credit system able to offer prepaid gift tickets redeemable for specific lifestyle experiences at a number of designated and competitive venues.

      We currently rely on trademarks and confidentiality agreements to protect our brands and logos and our proprietary information, know-how and trade secrets. Our employees are required to enter into agreements providing for confidentiality, the assignment of rights to inventions made by them while employed by us, as well as for non-competition and non-solicitation during their employment term and for up to one year thereafter.

      Our future success may significantly depend upon the level of patent protection obtained for our process primarily related to our variable rate redemption process and inclusion table concept. We filed for a patent in February 2004 under the title "System for Marketing Leisure Activity Services through Pre-Paid Tickets." The number for our pending patent application is 3837.1000-003.

RELATIONSHIPS WITH WILDCARD SYSTEMS AND DISCOVER FINANCIAL SERVICES

      WildCard Systems, Inc. is a technology leader in magnetic strip, host-based, stored-value cards used for electronic payment products and services. WildCard is certified by MasterCard, Visa and Discover as an endpoint on their networks and is authorized to issue cards bearing Visa, MasterCard, Discover, Cirrus and other payment marks. WildCard has developed a secure platform that supports client-configurable program management, cardholder account management, cash distribution and other essential services to banks and its business partners.

      We selected WildCard as our technology and transaction processing partner for the rollout of our magnetic strip ticket platform for a variety of reasons, the most important being WildCard's commitment to build our proprietary technology and software. WildCard has allocated resources for its proprietary technology and infrastructure costs to launch our new line of retail gift tickets. Furthermore, as a result of our relationship with WildCard, we were authorized as an official issuer for Discover Financial Services as of January 2004. Discover has also allocated meaningful co-marketing resources and monies toward the launch efforts and venue relations management.

      Other prepaid credit or gift cards for one-time use are limited in that the amount charged on the card by the user must correspond to the credited amount prepaid on the card. In contrast, the WildCard/Utix proprietary software, processing and magnetic strip enables the retailer selling our Utix Tickets(TM) to activate the ticket either by swiping it though a standard credit card reader or through our order processing staff who automatically activate tickets for corporate clients. Simultaneously, this technology permits all of the nationwide venues (e.g., golf course or spas) in our program, who charge a variety of list prices for their green's fees and other charges, to swipe the ticket when it is presented by the consumer and receive immediate payment and credit under the Discover payment network. At the time the ticket is redeemed by the user at the designated venue, the Discover payment system remits payment electronically to the venue. These financial and technology partnerships have made our tickets scalable in a dramatic fashion for the first time in our history.

      In April 2003, we entered into a development agreement with WildCard for the specification and establishment of our Utix Ticket programs. We also entered into a separate services agreement under which WildCard will exclusively manage the processing of transactions. Pursuant to the services agreement, we must maintain sufficient funds in an account maintained by Utix and Wildcard to fund cards issued by us. WildCard may terminate the services agreement immediately by written notice if, among other things, we do not pay the fees and expenses due to WildCard, we fail to fund the account maintained by WildCard to fund the issuance of cards by us, or bankruptcy proceedings are commenced by or against us.

      Under the terms of our agreements, WildCard Systems provides product coding, processing and other services. These services include coordination of ticket manufacture, customer service (via interactive voice recognition, live agent support, and web site), data tracking and daily reporting. WildCard is reimbursed for the ticket manufacturing as well as per ticket processing fees ranging from $0.50 to $1.50 depending on the services provided and new subprogram set-up fees. Wildcard also receives additional consideration in the form of 2.25% of magnetic strip ticket redemption cost. Discover provides a flexible payment system at the merchant level. Discover is paid a license fee of $0.135 per ticket number, a redemption charge of $0.075 for each ticket authorized for settlement by its payment network and annual fee per product category (i.e., golf, spa, etc.).

STAFFING

      As of the date of this filing, we employed 20 persons including our executive officers, of which 15 are full-time and 3 are part-time. None of our employees is represented by a labor union. All key employees are required to sign confidentiality and non-compete agreements.

      Our sales and marketing staff consists of two full-time sales executives and approximately 15 broker and agency relationships. We have experienced considerable turnover in the sales staff over the past twelve months and will need to rebuild and continue to strengthen the sales force going forward.

      Venue relations and database management has three dedicated employees and utilizes outsourced telemarketing support. Rate information, contact data, and general location information for over 10,000 individual locations is maintained by Utix operations.

      We outsource customer service for ticket recipients primarily to WildCard Systems, Inc. The Company does have one full-time staff position dedicated to customer service. In addition, order processing and venue relations staff also provides customer service as needed.

      Currently, a V.P. of Finance and Operations, with two full-time and three part-time accountants and a manager of IT applications, oversees IT, finance and order processing.

      Currently, an operations manager with one fulfillment manager oversees production and fulfillment. We have contracted an outsource agent, Fulfillment America, to assist with large volume and custom program fulfillment projects, as required.

      A full-time V.P. manages marketing coordination, and with a marketing associate supervises multiple graphic, communications and brand specialty outsource agencies.

PROPERTIES

      Our principal executive office is located in approximately 7,173 square feet of rented space located at 7 New England Executive Park (Suite 610), Burlington, Massachusetts under a five-year lease with an unaffiliated third party. The monthly base rental payment on that lease is approximately $10,940. The lease runs through May 2010.

                                LEGAL PROCEDINGS

      There are no pending legal proceedings against us, and we are not aware of any proceedings that a governmental authority is contemplating against us.

                                   MANAGEMENT

      The following table sets forth the name, age and position of each of the members of our board of directors and executive officers as of the date of this prospectus:

NAME                  AGE       POSITION

Jonathan Adams        61        Co-Chairman of the Board of Directors

Charles Lieppe        61        Co-Chairman of the Board of Directors

Anthony Roth          41        President, Chief Executive Officer and Director

Cynthia Cronan        44        Chief Accounting Officer, Corporate Controller
                                and Asst. Treasurer

Robert Powers         52        Director

Robert Corliss        53        Director

      JONATHAN ADAMS has served as Chairman of the Board of Corporate Sports since its inception in 1986 and as Co-Chairman of the Board of Utix since November 2003. Together with Anne Concannon, Mr. Adams co-founded, managed and operated Corporate Sports Incentives for fifteen years. During his career, Mr. Adams was President, Chief Executive Officer and Founder of International Micrographics Inc., a wholesale distributor of microfilm consumables founded in 1982, A&J Realty Trust, an owner and manager of real estate founded in 1988, and The Sharper Edge, a distributor of ski-sharpening equipment founded in 1990.

      CHARLES A. LIEPPE has served as Co-Chairman of the Board of Directors of Corporate Sports since October 2003 and Co-Chairman of the Board of Directors of Utix since November 2003. From January 2002 to September 2003, he was a member of the Advisory Board of Corporate Sports. From August 1999 to August 2003, he was an independent business consultant in Gulfstream, FL. From June 1997 to June 1999, he was President and Chief Executive Officer of DBT Online, Inc. in Boca Raton, FL, a New York Stock Exchange traded online information company. From January 1996 to May 1997, he served as President and Chief Executive Officer of Nabisco International in New York, NY. From January 1991 to December 1995, he was Chief Executive Officer of Berol Corporation in Nashville, TN, a manufacturer of writing instruments, school supplies and art products. From June 1989 to December 1990, Mr. Lieppe was President and Chief Operating Officer of Westpoint Pepperell, a manufacturer of consumer and commercial bed and bath products. From 1968 to 1989, he was employed in various capacities leading to Vice President, and General Manager of Procter & Gamble. Mr. Lieppe received his B.A. and MBA from Columbia University in 1966 and 1968, respectively.

      ANTHONY G. ROTH has served as the President and Chief Executive Officer of Corporate Sports since January 2002, and of Utix since November 2003. Mr. Roth is the nephew of Gerald Roth, who was a member of Utix's board of directors from November of 2003 until January of 2006. From May 1999 to December 2001, Mr. Roth served as President of Moonstruck Chocolatier, Eclipse Management Group in Portland, Oregon, a national manufacturer, distributor, & retailer of gourmet chocolate products. From 1997 to 1999, Mr. Roth was Executive Vice President of Naturade, Inc. in Irvine, CA, a national manufacturer/distributor of over 200 nutritional hand and body products. From September 1996 to February 1997, Mr. Roth was President of Performance Nutrition, Inc. in Dallas, TX, a formulator and sales/marketing company of nutritional products.

      From October 1995 to August 1996, Mr. Roth served as President of Roth Financial Group, Inc. in Champaign, IL, a business development and finance consulting firm. He was Vice President, Branch Manager at Merrill Lynch in Champaign, IL from May 1994 to Sept. 1995. From November 1992 to May 1994, Mr. Roth was Vice President of Hilliard Lyons, Inc. in Champaign, IL, a retail brokerage firm. A 1986 graduate of the University of Illinois, with a B.S. in Agricultural Economics, Mr. Roth also completed an advanced degree from the New York Institute of Finance in 1988.

      CYNTHIA A. CRONAN joined Utix as Corporate Controller and Assistant Treasurer in February 2004. From August 2000 to January 2004 she served as a principal of C&J Solutions, a financial consulting firm in North Andover, MA. From May 1984 to August 2000 Ms. Cronan served in various financial positions, including Vice President and Corporate Controller beginning in 1999, for Arthur
D. Little, Inc., a management technology consulting firm in Cambridge, MA. Ms. Cronan earned a B.S. in Computer Information Systems, an A.S. in Accountancy and an A.S. in Management (with Honors) from Bentley College, Waltham, MA, in 1984. In 1997 she was awarded an MBA from Babson College, Wellesley, MA.

      ROBERT POWERS has served as a Director of Corporate Sports since September 2003 and as a Director of Utix since November 2003. Mr. Powers has been CFO and COO of Metro International's US operations since 2004. Metro is one of the largest and fastest growing newspapers in the world. Previously he was co-founder and partner of Applied Value Corporation, an international management consultancy firm headquartered in Lexington, MA. From 1982 to 1999, Mr. Powers was employed by Arthur D. Little,

Inc. in Cambridge, MA, a management and technology consulting firm, where his most recent role was Vice President of Finance and Operations for their North American business from 1977 to 1981. Prior to that he had a similar role in support of the firm's European operations. Mr. Powers earned his B.S./B.A. from Babson College, Wellesley, MA in 1975 and his MBA from Suffolk University, Boston, MA in 1979.

      ROBERT J. CORLISS is the President and CEO of The Athlete's Foot, the world's largest franchisor of athletic footwear. Mr. Corliss joined The Athlete's Foot in 1998, following a career of over 25 years as an executive and entrepreneur in the retail industry. In 2003, Mr. Corliss, along with members of the senior management team, purchased The Athlete's Foot from Group Rallye. Prior to joining The Athlete's Foot, Mr. Corliss was the founder, president and CEO of Infinity Sports, Inc., a manufacturer, distributor and licensor of athletic products primarily under the brand Bike Athletic. Mr. Corliss was successful in broadening global distribution and virtually doubling the size of Bike Athletic over a three-year period. Earlier experience includes leading the successful turnaround and eventual sale of Herman's Sporting Goods, Inc. as President and CEO. At the time, Herman's generated approximately $700 million annual revenue and was the leading sporting goods retailer in the world. Mr. Corliss also served as principal and managing director of Senn-Delaney Management Consultants, the largest retail-consulting firm in the United States. In his five years with the company, Mr. Corliss founded London-based Senn-Delaney International. Mr. Corliss is active in the sporting goods industry and serves on the Board of Directors with The American Running Association and the Sporting Goods Manufacturers Association. Additionally, Mr. Corliss serves as a Director and Executive Committee member of the National Retail Federation and Chairman of the National Retail Federation Foundation. He also serves on the Board of Directors for The World Federation of the Sporting Goods Industry, is a member of the Professional Advisory Board for St. Jude Children's Research Hospital, and is both an Advisor and Adjunct Professor for Emory University's Goizueta Business School.

AUDIT COMMITTEE

      On December 26, 2003, the Board of Directors established an Audit Committee, which consists of three or more directors, each of whom must be an independent director, as defined in the Charter for the Audit Committee. The Audit Committee consists of Robert Powers, as Chairman of the Committee, Charles Lieppe and Robert Corliss, each of whom meet the definition of "financial expert" as that term is defined by the Securities and Exchange Commission and as required by the Sarbanes-Oxley Act of 2002. Members of the Committee are appointed by the Board of Directors and, unless otherwise directed by the Board of Directors, serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Audit Committee will meet at least four times annually and more frequently as circumstances dictate.

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (1) the integrity of the financial reports and other financial information provided by us to the public or any governmental body; (2) our compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting and legal compliance; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; (6) our auditing, accounting, and financial reporting processes generally; and (7) the performance of such other functions as the Board of Directors may assign from time to time. The Audit Committee has the authority to:

      o make recommendations to the Board of Directors regarding the appointment or replacement of independent public accountants;

      o confer with our independent registered public accountants regarding the scope, method and results of the audit of our books and accounts;

      o review our financial reporting process and the management recommendations made by our independent registered public accountants;

      o     recommend and implement any desired changes to our audit procedures;
            and

      o perform such other duties as the Board of Directors may from time to time direct.

COMPENSATION COMMITTEE

      On December 26, 2003, the Board of Directors established a Compensation Committee, which consists of three or more directors, each of whom must be an independent director, as defined in the charter for the Compensation Committee, and a "Non-Employee Director" as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation Committee consists of Charles Lieppe, as Chairman of the Committee, Robert Corliss and Robert Powers. Members of the Committee are appointed by the Board of Directors and, unless otherwise directed by the Board of Directors, serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Committee will hold at least two meetings per year or more frequently as circumstances dictate.

      The purpose of the Compensation Committee is to: (1) assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers; (2) to establish and put into practice competitive compensation programs to attract, retain and motivate qualified senior executives and to align those executives' financial interests with the interests of our stockholders; and (3) to produce the annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee has the authority to:

      o establish (1) the compensation (including salaries, bonuses and every other type of compensation that is not made available on a similar basis to our employees in general) of our Chief Executive Officer, (2) compensation policies applicable to the our executive officers and (3) the bases for the compensation of our Chief Executive Officer, including the facts and criteria on which it is based;

      o exercise all rights, authority and functions of the Board of Directors under our 2003 Stock Option Plan (the "2003 Plan"), which was adopted by the Board in November 2003, including, without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make other stock awards thereunder; provided that the Compensation Committee shall not be authorized to amend the 2003 Plan; and provided further, however, that the Board of Directors shall retain the right to exercise any such rights, authority and functions;

      o serve as the Administrator of the 2003 Plan, as that term is defined in the 2003 Plan;

      o recommend to the Board of Directors compensation arrangements for our non-employee directors and to establish such arrangements; and

      o perform such other duties as the Board of Directors may from time to time direct.

COMPENSATION OF THE BOARD OF DIRECTORS

      Directors are reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. In addition, each non-employee director, other than Mr. Lieppe, will be entitled to a grant under our 2003 stock option plan of options to purchase up to 100,000 shares, vesting in equal amounts over three years, for so long as he or she serves as a director.

      Jonathan Adams receives an annual salary of $75,000 to serve as our Co-Chairman of the Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation earned during the fiscal year ended September 30, 2005 by our executive officers. Other than the executive officers listed below, no other executive officers earned compensation exceeding $100,000 during the fiscal year ended September 30, 2005. The compensation indicated in the following table includes compensation earned from or paid by Utix Group and Corporate Sports during the last three fiscal years.

Name and Principal                              Annual Compensation            Long-Term          All Other
Position                                                                     Compensation       Compensation

                            Fiscal Year       Salary            Bonus         Securities
                            9/30                                              Underlying
                                                                             Options/SAR's
                                                                                  (#)
Anthony G. Roth             2005             $158,077 (1)      $50,000         24,350 (2)             --
President, Chief
Executive Officer,
Interim Chief Financial
Officer and Director
                            2004             $148,043          $25,000         17,850
                            2003             $136,062          $ 3,046         10,000

John F. Burns,              2005             $115,596          $20,000             --                 --
Chief Financial Officer
(through July 31, 2005)
                            2004             $105,217               --          8,700           ________

                            2003                   --               --             --                 --

Steven Apesos, E.V.P.       2005             $122,306           $6,000             --                 --
Business Development
(through October 28, 2005)
                            2004             $107,585               --          2,450           ________
                            2003             $ 41,538               --             --           ________

Cynthia A. Cronan,          2005             $105,769          $11,000          2,000 (3)             --
Chief Accounting Officer,
V.P. Finance and
Operations
                            2004             $ 55,769               --          1,500           ________
                            2003                   --               --             --           ________

(1) Effective January 30, 2006, Anthony G. Roth began receiving a base salary of $220,000 annually.
(2) 10,000 of these shares are issuable upon exercise of incentive stock options exercisable at $50 per share and vesting over four years, 7,850 shares are issuable upon exercise of incentive stock options exercisable at $35 per share and vesting over four years, and 6,500 shares are issuable upon exercise of incentive stock options exercisable at $0.40 per share and vesting over four years.
(3) 300 of these shares are issuable upon exercise of incentive stock options exercised at $50 per share, 1,200 shares issuable upon exercise of incentive stock options at $35 per share, and 500 shares are issuable upon exercise of incentive stock options exercisable at $40 per share, all vesting over four years.

OPTION/SAR GRANTS IN 2005

The following table provides information regarding individual grants of stock options to each executive officer in Fiscal Year 2005.

                                              % of Total
                           Number of            Options
                           Securities         Granted to
                       Underlying Options    Employees in
        Name                Granted             Period       Exercise Price          Expiration Date
----------------------------------------------------------------------------------------------------
Anthony Roth                10,000--                              $50                    12-31-13
                             7,850                                $35                     9-8-14

Jack Burns                   7,500                                $35                     9-8-14
                               200                                $40                    12-31-13
                             1,000                                $50                     2-1-07

Steven Apesos                1,200-                               $35                     9-8-14
                               250                                $35                     9-8-14
                             1,000                                $50                    12-31-13

Cynthia Cronan               1,200                                $35                     9-8-14
                               300                                $50                     2-1-14

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END

      None.

LONG TERM INCENTIVE PLAN ("LTIP") AWARDS

      None.

EMPLOYMENT AGREEMENTS

      Anthony G. Roth, our President and Chief Executive Officer, has a five-year employment agreement with us that became effective January 2, 2002 and was amended in November 2003. Pursuant to the amended agreement, Mr. Roth is paid an annual salary of $160,000 and was awarded a one-time bonus of $50,000 1n November 2004. Under this agreement, Mr. Roth is eligible for an annual bonus of up to 75% of his salary and is entitled to one-year severance if he is terminated by us without cause. If Mr. Roth is terminated following of a change in control, he will be entitled to two-years severance. Mr. Roth is also granted options to purchase 10,000 shares of our common stock at $50 per share and 7,850 options at $35 per share, both of which vest over four years pursuant to our stock option plan, which was adopted by our board of directors in November 2003.

      Mr. Roth has also agreed that he will not directly or indirectly disclose confidential information or otherwise engage in any activities competitive with our business for so long as he shall be performing services for us, and for three years thereafter. Furthermore, no amendment of Mr. Roth's employment agreement or other increases in compensation, bonuses, stock options, benefits or other transactions may be effected by us without the consent of a majority of the disinterested members on our board of directors and the affirmative approval and recommendation of not less than a majority of the three directors comprising the Compensation Committee.

STOCK OPTION PLAN

      Pursuant to our 2003 stock option plan approved in November 2003 and which expires on November 13, 2013, options to purchase an aggregate of 100,000 shares of our common stock may be issued. In July 2004, the Board of Directors voted to increase the authorized options from 40,000 to 100,000. Of that amount, options to acquire 78,120 shares of our common stock have been issued at prices ranging from $35 to $50 per share as of the date of this prospectus.

      The 2003 Plan is administered by the Compensation Committee. Options granted under the 2003 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2003 Plan vest in such annual increments as is determined by the Compensation Committee, typically in four equal annual increments for incentive stock options and three equal annual increments for non-qualified stock options. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the 2003 Plan shall be determined by the Compensation Committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be not less than 100% of fair market value per share on the date of grant, and for consultants and non-employee directors, as determined by the Compensation Committee of the Board of Directors. The maximum term of an option granted under the 2003 Plan may not exceed 10 years from the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following discloses, as of March __, 2006, information concerning the ownership of our common stock and Series A preferred stock by:

o each person who is known by us to own beneficially 5% or more of our common stock or more than 5% of our preferred stock,

o     each of our directors,

o     each named executive officer, as defined under SEC rules, and

o     all officers and directors as a group.

      A person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within sixty
(60) days. Beneficial ownership also includes shares indirectly held or shares over which a person has the right, by contract, understanding or other arrangement, to exercise voting or dispositive powers. As of February 21, 2006, there were an aggregate of 374,134 shares of common stock outstanding, and there were 1,093 shares of Series A preferred stock outstanding.

      Except as otherwise required by law, the Series A preferred stock has the right to vote with our common stock as a single class on any matter on which the holders of common stock are entitled to vote (including the election of directors). Each share of Series A preferred stock is entitled to one vote for each share of common stock that would be issuable upon conversion of that share on the record date. As of March __, 2006, each share of Series A preferred stock was entitled to 2,500 votes (or 2,732,500 votes in the aggregate for all outstanding shares of Series A preferred stock).

      Except as otherwise indicated, we believe that the persons identified in the table have sole voting and dispositive power with respect to their shares. Unless otherwise indicated, the address for each beneficial owner is c/o Utix Group, Inc., 7 New England Executive Park, Suite 610, Burlington, MA 01803.

                                                        COMMON STOCK                         SERIES A PREFERRED STOCK
                                                    BENEFICIALLY OWNED(1)                      BENEFICIALLY OWNED(1)
                                                    ---------------------                    ------------------------
NAME AND ADDRESS                                  NUMBER            PERCENT               NUMBER                 PERCENT
----------------                                  ------            -------               ------                 -------
5% STOCKHOLDERS:

Austin W. Marxe                                2,500,000             87.0%                 800                    73.2%
and David M. Greenhouse (2)
527 Madison Avenue
Suite 2600
New York, NY 10022

Palisades Master Fund, LP (3)                    625,000             62.6%                 200                    18.3%
200 Mansell Court East, Suite 550
Roswell, GA 30076

                                                        COMMON STOCK                         SERIES A PREFERRED STOCK
                                                    BENEFICIALLY OWNED(1)                      BENEFICIALLY OWNED(1)
                                                    ---------------------                    ------------------------
NAME AND ADDRESS                                  NUMBER            PERCENT               NUMBER                 PERCENT
----------------                                  ------            -------               ------                 -------
5% STOCKHOLDERS (CONT.):

Little Wing L.P. (4)                             270,262             41.9%                  34                     3.1%
c/o Quilcap Corp.
145 East 57th St., 11th Floor
New York, NY 10022

New York Holdings, Ltd. (5)                      161,505             30.8%                  --                      --
3 Daniel Frisch Street
Tel Aviv, 64731, Israel

SCG Capital Management, LLC (6)                  125,000             25.0%                  40                     3.7%
19495 Biscayne Blvd., Suite 608
Aventura, FL 33180

Rubin Family Irrevocable Stock Trust (7)         116,406             24.7%                  --                      --
25 Highland Boulevard
Dix Hills, NY 11746

Mort Goulder (8)                                  50,537             12.2%
97 Ridge Road
Hollis, NH 03049

Maot Group Partners Ltd. (9)                      51,400             12.1%                  --                      --
3300 N.E. 191 St., Suite 2018
Aventura, FL 33180

David Friend (10)                                 47,142             11.4%                  --                      --
267 Clarendon St.
Boston, MA 02116

Trade Winds Ltd. (11)                             47,355             11.2%                   6                       *
c/o Quilcap International Corp.
145 East 57th St., 11th Floor
New York, NY 10022

Gary Palmer (12)                                  44,987             10.7%                  10                       *
1601 Sawgrass Corp. Pkwy.,
Suite 300
Sunrise, FL 33323

                                                        COMMON STOCK                         SERIES A PREFERRED STOCK
                                                    BENEFICIALLY OWNED(1)                      BENEFICIALLY OWNED(1)
                                                    ---------------------                    ------------------------
NAME AND ADDRESS                                  NUMBER            PERCENT               NUMBER                 PERCENT
----------------                                  ------            -------               ------                 -------
5% STOCKHOLDERS (CONT.):

John Winfield (13)                                39,100              9.9%                  --                      --
820 Moraga Drive
Los Angeles, CA 90049

Phillip St. Germain (14)                          27,885              7.0%
111 Bow Street
Portsmouth, NH 03801

NAMED EXECUTIVE OFFICERS AND DIRECTORS:

Charles Lieppe (15)                               47,803             11.4%                  --                      --
Co-Chairman of the Board of Directors

Jonathan Adams (16)                               47,733             12.7%                  --                      --
Co-Chairman of the Board of Directors

Anthony Roth (17)                                 21,481              5.6%                  --                      --
President, Chief Executive Officer,
Interim Chief Financial Officer and
Director

Robert Powers (18)                                1,000                 *                   --                      --
Director

Cynthia Cronan (19)                                450                  *                   --                      --
Chief Accounting Officer

Robert Corliss                                      0                  --                   --                      --
Director

All Executive Officers and Directors as a        118,468             27.5%                  --                      --
Group (6 persons) (20)

----------
*Less than one percent

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within sixty
(60) days pursuant to the exercise of options or warrants, or the conversion of preferred stock are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of Utix Group common stock shown as beneficially owned by him.

(2) Consists of: (i) 292 shares of Series A preferred stock, 730,000 shares of common stock issuable upon conversion of such shares of Series A preferred stock and 182,500 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Fund III, QP, L.P.; (ii) 24 shares of Series A preferred stock, 60,000 shares of common stock issuable upon conversion of such shares of Series A preferred stock and 15,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Fund III, L.P.; (iii) 84 shares of Series A preferred stock, 210,000 shares of common stock issuable upon conversion of such shares of Series A preferred stock and 52,500 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Cayman Fund, L.P.; and (iv) 400 shares of Series A preferred stock, 1,000,000 shares of common stock issuable upon conversion of such shares of Series A preferred stock and 250,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Private Equity Fund, L.P. MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, QP, L.P. and Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG. Through their control of MGP, AWM and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3) Includes: (i) 500,000 shares of common stock issuable upon conversion of 200 shares of Series A preferred stock held by Palisades Master Fund, LP ("Palisades"), and (ii) 125,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Palisades, with an exercise price of $0.04 per share. Andrew Reckles is the general partner of Palisades, and has sole voting and investment power over the shares owned by Palisades. Mr. Reckles disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Palisades.

(4) Includes: (i) 85,000 shares of common stock issuable upon conversion of 34 shares of Series A preferred stock held by Little Wing L.P., (ii) 51,702 shares of common stock issuable upon exercise of currently exercisable warrants held by Little Wing, and (iii) 133,559 shares of common stock issuable upon conversion of an aggregate of $460,550 of convertible promissory notes held by Little Wing. Quilcap Corp., is the general partner of Little Wing, and has sole voting and investment power over the shares owned by Little Wing. Parker L. Quillen is the President of Quilcap Corp. Mr. Quillen and Quilcap Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(5) Includes: (i) 34,880 shares of common stock issuable upon exercise of currently exercisable warrants held by NY Holdings, Ltd., and (ii) 116,000 shares of common stock issuable upon conversion of a $400,000 convertible promissory note held by NY Holdings.

(6) Includes: (i) 100,000 shares of common stock issuable upon conversion of 40 shares of Series A preferred stock held by SCG Capital Management, LLC ("SCG Capital"), and (ii) 25,000 shares of common stock issuable upon exercise of currently exercisable warrants held by SCG Capital. Stephen Geduld is the Manager of SCG Capital and has sole voting and investment power over the shares owned by SCG Capital. Mr. Geduld disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in SCG Capital.

(7) Includes: (i) 20,906 shares of common stock issuable upon exercise of currently exercisable warrants held by Rubin Family Irrevocable Stock Trust ("Rubin Trust"), and (ii) 76,125 shares of common stock issuable upon conversion of a $262,500 convertible promissory note held by Rubin Trust. Margery C. Rubin, as trustee, holds voting and investment power over the securities held by the Rubin Trust. Ms. Rubin disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein.

(8) Includes: (i) 11,750 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Goulder, and (ii) 29,000 shares of common stock issuable upon conversion of a $100,000 convertible promissory note held by Mr. Goulder.

(9) Includes 51,400 shares of common stock issuable upon exercise of currently exercisable warrants held by Maot Group Partners Ltd.

(10) Includes: (i) 10,678 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Friend, and (ii) 29,000 shares of common stock issuable upon conversion of a $100,000 convertible promissory note held by Mr. Friend.

(11) Includes: (i) 15,000 shares of common stock issuable upon conversion of 6 shares of Series A preferred stock held by Trade Winds, Ltd., (ii) 8,822 shares of common stock issuable upon exercise of currently exercisable warrants held by Trade Winds, and (iii) 23,533 shares of common stock issuable upon conversion of a $81,150 convertible promissory note held by Trade Winds. Quilcap International Corp. is the general partner of Trade Winds, and has sole voting and investment power over the shares owned by Trade Winds. Parker L. Quillen is the President of Quilcap International Corp. Mr. Quillen and Quilcap International Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(12) Includes: (i) 25,000 shares of common stock issuable upon conversion of 10 shares of Series A preferred stock held by Mr. Palmer, (ii) 98,375 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Palmer, and (iii) 10,150 shares of common stock issuable upon conversion of a $35,000 convertible promissory note held by Mr. Palmer.

(13) Mr. Winfield beneficially owns: (i) 11,615 shares of issued and outstanding common stock, (ii) 72,500 shares of common stock issuable upon exercise of currently exercisable warrants, (iii) 290,000 shares of common stock issuable upon conversion of an aggregate of $1,000,000 of convertible promissory notes, and (iv) 1,000 shares of common stock underlying stock options. In addition, Mr. Winfield beneficially owns the following securities, issued in the name of The InterGroup Corporation, for which Mr. Winfield controls the voting and investment power (i) 11,615 shares of issued and outstanding common stock, (ii) 31,250 shares of common stock issuable upon exercise of currently exercisable warrants, and (iii) 145,000 shares of common stock issuable upon conversion of an $500,000 convertible promissory notes. While all of the convertible promissory notes and warrants are presently convertible or exercisable, as the case may be, each instrument provides that it cannot be so converted or exercised, as applicable, if the conversion or exercise would increase Mr. Winfield and/or the InterGroup Corporation's beneficial ownership of shares of our common stock above 9.9%. Accordingly, the 39,100 shares indicated as beneficially owned in the table include 22,230 shares that are currently owned by Mr. Winfield and InterGroup and an additional 16,900 shares that either one of them may acquire on the exercise of options or warrants or on the conversion of convertible promissory notes, and it does not include an additional 491,600 shares that they could acquire if their beneficial ownership of common stock were not subject to the 9.9% limit. For purposes hereof, the percentage owned is calculated pursuant to Section 13(d) of the Exchange Act.

(14) Includes: (i) 6,451 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. St. Germain, and (ii) 15,950 shares of common stock issuable upon conversion of a $55,000 convertible promissory note held by Mr. St. Germain.

(15) Includes (i) 6,975 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Lieppe, (ii) 29,000 shares of common stock issuable upon conversion of a $100,000 convertible promissory note held by Mr. Lieppe, and (iii) 10,083 shares of common stock underlying stock options held by Mr. Lieppe. Does not include 4,166 additional shares underlying options, all of which vest over a period of three (3) years.

(16) Includes 625 shares of common stock underlying stock options held by Mr. Adams. Does not include 1,875 additional shares underlying options, which vest over a period of four (4) years.

(17) Includes (i) 12,556 shares of common stock registered in the name of Roth Financial Group, Inc., a company wholly-owned by Anthony G. Roth and his wife, for which Mr. Roth controls the voting and investment power, and (ii) 8,924 shares of common stock underlying stock options held by Mr. Roth. Does not include 10,887 additional shares underlying options, all of which vest over a period of four (4) years.

(18) Includes 1,000 shares of common stock underlying stock options held by Mr. Powers. Does not include

1,500 additional shares underlying options, all of which vest over a period of three (3) years.

(19) Includes 450 shares of common stock underlying stock options held by Ms. Cronan. Does not include 2,000 additional shares underlying options, all of which vest over a period of four (4) years.

(20) Includes (i) 12,556 shares of common stock registered in the name of Roth Financial Group, Inc., a company for which Anthony Roth, controls the voting and investment power, (ii) 6,975 shares of common stock issuable upon exercise of currently exercisable warrants held by Charles Lieppe, (iii) 29,000 shares of common stock issuable upon conversion of a $100,000 convertible promissory note held by Mr. Lieppe and (iv) 21,083 shares of common stock underlying stock options. Does not include 26,069 additional shares underlying options exercisable, all of which vest over a period of four (4) years

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Between March 2003 and April 2004, Utix and Corporate Sports borrowed an aggregate of $1,945,000 from certain executive officers, directors, principal stockholders and other affiliates. These loans are described below.

      TRANSACTIONS WITH CHARLES LIEPPE.

      In March 2003, Corporate Sports borrowed $100,000 under a one-year line of credit provided by Charles A. Lieppe, as lender. Mr. Lieppe is Co-Chairman of our board of directors. Mr. Lieppe received a $1,000 fee on execution of the agreement and an additional $2,000 when Corporate Sports made its initial draw under the line of credit. Advances under the line of credit bear interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement wad extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement are secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for consulting services previously rendered to Corporate Sports and as additional consideration under the $100,000 line of credit, Corporate Sports granted five year warrants to Mr. Lieppe to purchase 0.5 shares of common stock of Corporate Sports.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Lieppe was cancelled and exchanged for a new 7% bridge note in the amount of $100,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase an aggregate of 483.97 shares of Utix Common Stock at an exercise price of $20.70 per share. The maturity date of this note was subsequently extended to March 31, 2005. The new note was subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $1.5 million. The note was unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr. Lieppe's option after December 2004. In consideration for the loan extension, we issued a warrant to Mr. Lieppe entitling him to purchase 1,000 shares of Utix common stock at an exercise price of $1.00 per share.

      In April 2004 we issued to Mr. Lieppe a secured subordinated note for $25,000 that was due December 31, 2004. That note bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note was subject to mandatory prepayment if, prior to the maturity date, we completed an equity financing of at least $3.5 million; upon such prepayment, we will be required to pay a prepayment premium of 5% of the loan amount. The note was secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Mr. Lieppe agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Lieppe shall be entitled to receive regularly scheduled payments of principal and interest under the April 2004 10% note. Pursuant to an agreement in June 2004, Mr. Lieppe agreed to convert his $25,000 secured subordinated note into 714.29 shares of our common stock at a conversion price of $35 per share upon effectiveness of the registration statement that went effective on September 8, 2004.

      TRANSACTIONS WITH GERALD ROTH.

      In April 2003, Corporate Sports borrowed $75,000 under a one-year line of credit arrangement with Gerald Roth, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe. Mr. Roth was a member of our board of directors between November 2003 and January 2006. Advances under the line of credit bore interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement was extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement were secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Corporate Sports granted five year warrants to Mr. Roth to purchase 0.375 shares of its common stock.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Roth was cancelled and exchanged for a new 7% bridge note in the amount of $75,000 issued by Utix and due in November 2004, and the warrants were exchanged for warrants to purchase 362.98 shares of Utix Common Stock at an exercise price of $20.70 per share. The new note was subject to mandatory prepayment if, prior to such maturity date, we complete an equity financing of at least $1.5 million. The note was unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr. Roth's option after December 2004. In consideration for the loan extension, Mr. Roth received a warrant entitling him to purchase 750 shares of our common stock at an exercise price of $1.00 per share.

      Pursuant to an agreement in June 2004, Mr. Roth agreed to convert his $750 note into 2,142.86 shares of our common stock at a conversion price of $0.35 per share upon effectiveness of our registration statement that became effective on September 8, 2004.

      TRANSACTIONS WITH STEVEN APESOS.

      In April 2003, Corporate Sports borrowed $50,000 under a one-year line of credit arrangement with Steven Apesos, as lender, on the same terms and conditions as the line of credit agreement with Charles A. Lieppe described above. Mr. Apesos is our Executive Vice President. Advances under the line of credit bore interest at 6% per annum payable semi-annually, and all outstanding advances, plus accrued interest, were due and payable in March 2004, unless the agreement was extended for an additional one year by mutual agreement of the parties. The obligations under the line of credit agreement were secured by a security interest in all of Corporate Sports' existing and after-acquired assets and properties. In consideration for providing this loan, Corporate Sports granted received five year warrants to Mr. Apesos to purchase 0.250 shares of its common stock.

      In November 2003, the line of credit note issued by Corporate Sports to Mr. Apesos was cancelled and exchanged for a new 7% bridge note issued by Utix in the amount of $50,000 and due in November 2004, and the warrants were exchanged for warrants to purchase 24,199 shares of Utix common stock at an exercise price of $0.207 per share. At the same time, Mr. Apesos lent Utix an additional $10,000. The new notes aggregating $60,000 were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $1.5 million. The notes were unconditionally guaranteed by Corporate Sports and convertible into shares of our common stock at Mr.

Apesos's option after December 2004. In consideration for the loan extension, Mr. Apesos received a warrant entitling him to purchase 600 shares of our common stock at an exercise price of $1.00 per share.

      In a similar transaction in July 2003, Mr. Apesos lent to Corporate Sports an additional $50,000, which accrued interest at the rate of 9% per annum and would have matured in August 2006. In consideration for providing this loan, Mr. Apesos received five year warrants to purchase common stock of Corporate Sports. Pursuant to the Share Exchange Agreement described below, the note issued by Corporate Sports was cancelled and exchanged for a note issued by Utix under the same terms and conditions as the original note issued by Corporate Sports, and the warrants were exchanged for warrants to purchase 967.95 shares of Utix common stock at an exercise price of $51.70 per share. The note was unconditionally guaranteed by Corporate Sports and convertible into 1,161.54 shares of our common stock at Mr. Apesos's option after December 2004. We had the right to prepay the note prior to August 1, 2004 by providing Mr. Apesos thirty-days notice and paying a 10% premium.

      In April 2004 Mr. Apesos lent Utix an additional $25,000, and we issued to him our $25,000 secured subordinated note that was due December 31, 2004. The note bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note was subject to mandatory prepayment if, prior to the maturity date, we completed an equity financing of at least $3.5 million; upon prepayment, we would be required to pay a prepayment premium of 5% of the loan amount. The note was secured by a second priority security interest in all of our assets and in all of the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Mr. Apesos agreed to fully subordinate his right to payment under his note and any security interest or lien securing the note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes shall occur and be continuing, Mr. Apesos was be entitled to receive regularly scheduled payments of principal and interest under the 10% notes.

      Pursuant to an agreement in June 2004, Mr. Apesos agreed to convert all of his notes, aggregating $135,000, into 3,857.14 shares of our common stock, at a conversion price of $35 per share. In consideration of the conversion, we agreed to reduce the exercise price of the warrants to purchase 967.95 shares issued to Mr. Apesos in July 2003 from $51.07 to $35 per share upon the effectiveness of our registration statement that became effective in September of 2004. We provided the same exercise price reductions to all other holders of our warrants exercisable at $51.70 per share who agreed to convert our notes into common stock at $35 per share.

      In August 2004, Mr. Apesos lent $100,000 to us under a sixty (60) day note which accrues at an interest rate of 12% per annum. As of October 31, 2004, the note became a demand note, of which $50,000 was repaid in the quarter ended March 2005.

      TRANSACTIONS WITH ROBERT M. RUBIN AND RELATED PARTIES.

      In accordance with the terms of the Share Exchange Agreement, Robert M. Rubin committed to provide Corporate Sports with $300,000 of debt financing. In November 2003, the Rubin Family Irrevocable Stock Trust purchased $112,500 of our 7% bridge notes due November 2004, and Mr. Rubin arranged for unaffiliated persons to purchase an additional $187,500 of such 7% notes. All those notes were unconditionally guaranteed by Corporate Sports. As additional consideration for providing $112,500 of the $300,000 of loans, the Rubin Trust received warrants entitling it to purchase 112,500 shares of our common stock at an exercise price of $.001 per share.

      In February 2004, in connection with the sale of $350,000 of additional 7% notes due in November 2004, the Rubin Family Irrevocable Stock Trust lent us an additional $150,000, arranged for an additional $100,000 of loans and received warrants to purchase 1,500 shares of our common stock at $10 per share. Pursuant to an agreement in June 2004, the Rubin Family Irrevocable Stock Trust extended the maturity date of the November bridge notes and February bridge notes to October 1, 2005 in exchange for us allowing the Trust, at any time prior to October 1, 2005, to convert the notes at $35 per share, subject to weighted average anti-dilution protection in the event that we issued shares of our common stock or notes or other securities convertible or exercisable for common stock, at a conversion or exercise price below $35 per share, and for our agreement to register the shares issuable upon such conversion in our registration statement. In addition, if the average trading price of our common stock, as traded on the NASD OTC Bulletin Board or any other securities exchange, was equal to or greater than $70 per share for the 30 consecutive trading days immediately prior to the maturity date, then on the maturity date, we could have paid the notes either in cash or in shares of our common stock at $35 per share; provided that the Trust would receive at least 100% of the principal and interest on resale of the shares. In August 2004, the Rubin Trust agreed to rescind the agreement to extend the maturity date AB INITIO.

      In January 2005, we renegotiated the terms of an aggregate of $550,000 of our 7% notes due November 2004 with the Rubin Trust and three other investors introduced to us by Robert M. Rubin. Under the terms of the arrangement, the new 7% notes matured on November 2005 and were convertible by the holders at any time into shares of our common stock at a conversion price of $35 per share. In addition, we issued to the holders of these notes five year warrants to purchase an additional 15,714.29 shares of our common stock at an exercise price of $35 per share. As a result, the Rubin Trust (which had lent us $262,500) received its pro rata share of these warrants, which gave the trust the right to purchase 7,500 shares.

      TRANSACTION WITH ANNE CONCANNON.

      During fiscal year ended September 30, 2004, we paid Anne Concannon, a former member of our board of directors, $98,069 for her services as a Sales Executive. Ms. Concannon resigned as a member of our board of directors on January 3, 2005.

      TRANSACTION RELATED TO GARY PALMER.

      Our retail business strategy depends largely upon our development agreement and services agreement with WildCard Systems, Inc. Gary Palmer, who is the Chief Operating Officer and a Director of Wildcard Systems, joined our board of directors in December 2003. Mr. Palmer resigned as a member of our board of directors on December 14, 2004.

      TRANSACTION RELATED TO ANTHONY G. ROTH.

      In November 2003 we borrowed $10,000 from Anthony G. Roth, our President and Chief Executive Officer, and issued to him a 7% bridge note due November 2004.

      In April 2004 we issued to Roth Financial Group, Inc., which is controlled by Anthony G. Roth, secured subordinated notes for an aggregate amount of $185,000 due December 31, 2004. The notes bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The notes were subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million; upon such prepayment, we would have been required to pay a prepayment premium of 5% of the loan amount. The notes were secured by a second priority security interest in all of our assets and the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the notes but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of 15% notes that we issued in May 2004, Roth Financial Group agreed to fully subordinate his right to payment under his note and any security interest or lien securing such note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes occurred and was continuing, Roth Financial Group was entitled to receive regularly scheduled payments of principal and interest under the 10% notes. Pursuant to an agreement in June 2004 Mr. Roth and Roth Financial Group agreed to convert $175,000 of the total indebtedness owed to them into 5,000 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement that became effective in September of 2004.

      TRANSACTIONS RELATED TO STEPHEN A. WEISS.

      In April 2004 we issued to Stephen A. Weiss, a member of the law firm of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, our corporate and securities counsel, a secured subordinated note $25,000 that was due December 31, 2004. The note bore interest at the rate of 10% per annum, payable semi-annually commencing on August 31, 2004. The note was subject to mandatory prepayment if, prior to such maturity date, we completed an equity financing of at least $3.5 million; upon such prepayment, we would be required to pay a prepayment premium of 5% of the loan amount. The note was secured by a second priority security interest in all of our assets and all of the assets of our wholly owned subsidiary Corporate Sports, including those acquired after the date of the note but excluding selective receivable financing on bundled retail products.

      Prior to the issuance of the 15% notes that we issued in May 2004, Mr. Weiss agreed to fully subordinate his right to payment under his note and any security interest or lien securing the note to the payment in full of the principal and interest accrued on the 15% notes; provided, however, that for so long as no event of default under the 15% notes occurred and was continuing, Mr. Weiss was entitled to receive regularly scheduled payments of principal and interest under his 10% note. Pursuant to an agreement in June 2004, Mr. Weiss converted his note into 714.29 shares of our common stock at a conversion price of $35 per share upon effectiveness of our registration statement in September of 2004.

      TRANSACTION WITH JOEL PENSLEY.

      In May 2004, we agreed to repurchase for $1,500, an aggregate of 15,000 of the 24,700 shares of our common stock owned by Joel Pensley at the time of the repurchase. We cancelled the 15,000 shares repurchased. Mr. Pensley was the former President and principal stockholder of Utix prior to the November 2003 share exchange. In partial consideration of the stock repurchase, we issued to Mr. Pensley a five year warrant to purchase up to 7,500 of our shares of common stock at an exercise price of $15 per share. We also agreed to file a registration statement under the Securities Act covering the 9,700 remaining shares owned by Mr. Pensley as well as the 7,500 shares issuable upon exercise of his warrant. The registration statement covering Mr. Pensley's shares was filed in September 2004.

      TRANSACTIONS WITH JOHN WINFIELD AND RELATED PARTIES.

      In February, 2005, we raised $1,500,000 through the sale of a $1,000,000 convertible promissory note to John Winfield and the InterGroup Corporation and the sale of 12,500 shares of our common stock at $40 per share through Laconia Capital Corporation, a registered broker-dealer. In connection with these transactions, John Winfield and the InterGroup Corporation purchased a total of 23,230.71 shares of our common stock from Anne Concannon, a former member of our board of directors, and 4 persons introduced to us by Great Court Capital, LLC, and purchased 10,000 shares of our common stock from Jonathan Adams, a present member of our board of directors, both in privately negotiated transactions. John Winfield also entered into an advisory agreement with us which provides, among other things, that we will issue warrants to him to purchase 20,000 shares of our common stock at $55 per share, and we will pay him a 6% commission on any sales made by us to any purchaser of our products that he introduces to us.

      TRANSACTIONS WITH GRAVITAS, LLC.

      In February 2005, we sold $600,000 in convertible notes through Gravitas, LLC, a registered broker-dealer.

Gravitas acted as a placement agent for our shares of common stock in our "best efforts" public offering that were registered for resale in a registration statement that went effective September 8, 2004.

                            DESCRIPTION OF SECURITIES

      We are authorized to issue 375,000,000 shares of common stock, par value $.0001 per share and 25,000,000 shares of preferred stock, par value $.001 per share. As of March __, 2006 we had approximately 374,134 shares of our common stock issued and outstanding and 1,093 shares of our Series A convertible preferred stock outstanding.

WARRANTS

      As of March __, 2006, there were outstanding warrants exercisable to purchase our common stock as follows:

            o warrants to purchase 683,125 shares of common stock at $4.00 per share;

            o warrants to purchase 308,187 shares of common stock at $4.00 per share; and

            o warrants to purchase 171,422 shares of common stock at $4.00 per share.

      The warrants are subject to anti-dilution adjustments, are exercisable for a period of five years, and in certain cases contain cashless exercise provisions.

OPTIONS

      As of March __, 2006, there were outstanding options under our 2003 Employee Stock Option Plan for participants to purchase up to approximately 74,733 shares of common stock at an average exercise price of $____ per share and of which ________ were fully vested.

PREFERRED STOCK

      Our Articles of Incorporation permit our Board of Directors to fix the rights, preferences and privileges of, and issue up to 25,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. The issuance of preferred stock or rights to purchase preferred stock could have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult acquisition of a substantial block of Company's common stock or limit the price that investors might be willing to pay for shares of the Company's common stock.

      Effective January 13, 2006, we amended our Certificate of Incorporation by filing a Certificate of Designations with the Secretary of State of the State of Delaware. The Certificate of Designations authorizes us to issue 2,000 shares of Series A convertible preferred stock, par value $0.001 per share. On January 20, 2006, we issued a total of 1,093 shares of Series A convertible preferred stock. The rights, preferences, and limitations of the Series A convertible preferred stock are summarized as follows:

            o STATED VALUE: $5,000 per share (subject to anti-dilution and other adjustments)

            o DIVIDENDS: Dividends on the Series A preferred stock shall be declared from time to time as determined by the Board of Directors out of legally available funds. The Company may not declare, pay or set aside any dividends or distributions on the common stock (other than dividends payable solely in shares of common stock), unless the holders of the Series A preferred stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A preferred stock equal to the product of (1) the per share dividend or distribution paid or set aside for the common stock , multiplied by (2) the number of shares of common stock into which the share of Series A preferred stock is then convertible into.

            o CONVERTIBLE: The Series A preferred stock is convertible at any time at the holder's option into that number of shares of common stock equal to the number of shares of common stock that is obtained by multiplying the number of shares of Series A preferred stock to be converted by the Liquidation Preference per share and dividing the result by $2.00 (subject to adjustment for stock issuances of common stock at a price below the conversion price, dividends, stock splits, reclassifications, and similar events). At March __, 2006, each share of Series A preferred stock is convertible into 2,500 shares of common stock.

            o LIQUIDATION PREFERENCE: Upon liquidation, dissolution or winding up of the Company, the Series A preferred stock ranks senior to the common stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Seriea A preferred stock, and each holder shall be entitled to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends (the "Liquidation Preference").

            o VOTING: In addition to any voting rights provided by law, the Series A preferred has the right to vote together with the holders of common stock as a single class on any matter on which the common stock is entitled to vote. Each holder of Series A preferred stock is entitled to one vote for each share of common stock that would be issuable upon conversion of all shares of Series A stock then held by the Series A preferred stockholder. At March __, 2006, each outstanding share of Series A preferred stock is entitled to 2,500 votes on each matter on which it may be voted together with the common stock.

      The foregoing is only a summary of certain material terms of the Series A preferred. For a complete description of the rights and preferences of the Series A preferred, reference is made to the Certificate of Designations.

COMMON STOCK

      The following statement is a brief summary of certain provisions relating to our common stock:

      DIVIDENDS. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

      LIQUIDATION PREFERENCE. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

      CONVERSION. The holders of common stock have no conversion rights and they are not subject to further calls or assessments by us.

      PREEMPTION. The holders of common stock have no preemptive rights and they are not subject to further calls or assessments by us.

      VOTING RIGHTS. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

      REDEMPTION. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

TRANSFER AGENT

      The transfer agent for our common stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

                              SELLING STOCKHOLDERS

      We are registering this offering under the terms of registration rights agreements between us and the holders of our Series A preferred stock and related warrants. The shares of Series A preferred stock were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be "accredited investors" as defined in Regulation D under the Securities Act. For additional information regarding the shares of Series A preferred stock and related warrants see "Summary -- BACKGROUND OF THE OFFERING," above. We are registering the shares of common stock underlying the Series A preferred stock and related warrants in order to permit the selling stockholders who purchased those securities from us to dispose of the shares of common stock, or interests therein, from time to time.

      Because the conversion price of the Series A preferred stock and the exercise price of the related warrants may be adjusted, the number of shares common stock that will actually be issued to the holders of those securities may be more than or less than the number of shares being offered by this prospectus. The selling stockholders may sell all, some, or none of their shares in this offering. See "Plan of Distribution."

SELLING STOCKHOLDER TABLE

      The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of March __, 2006, assuming conversion of all Series A preferred stock and exercise of all of the warrants held by the selling stockholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.

      The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except for Laconia Capital Corporation and Gravitas, LLC, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

      The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

                                    NUMBER OF                          SHARES OF
                                    SHARES OF        NUMBER OF        COMMON STOCK
                                   COMMON STOCK      SHARES OF        BENEFICIALLY         PERCENTAGE
                                   BENEFICIALLY       COMMON          OWNED AFTER         BENEFICIALLY
                                  OWNED PRIOR TO    STOCK BEING       THE OFFERING         OWNED AFTER
        NAME                       OFFERING (1)       OFFERED             (1)              OFFERING (1)
        ----
Special Situations Fund III
QP, L.P. (2)
527 Madison Avenue
Suite 2600
New York, NY 10022                  912,500(3)       912,500(3)           -0-                  --

Special Situations Fund III,
L.P. (2)
527 Madison Avenue
Suite 2600
New York, NY 10022                   75,000(4)        75,000(4)           -0-                  --

Special Situations Cayman
Fund, L.P. (2)
527 Madison Avenue
Suite 2600
New York, NY 10022                  262,500(5)       262,500(5)           -0-                  --

Special Situations Private
Equity Fund, L.P. (2)
527 Madison Avenue
Suite 2600
New York, NY 10022                 1,250,000(6)    1,250,000(6)           -0-                  --

Palisades Master Fund, LP (7)
200 Mansell Court East,
Suite 550
Roswell, GA 30076                     625,000        625,000              -0-                  --

Little Wing L.P. (8)
c/o Quilcap Corp.
145 East 57th St., 11th Floor
New York, NY 10022                    270,262        106,250           164,012               25.5%

                                    NUMBER OF                          SHARES OF
                                    SHARES OF        NUMBER OF        COMMON STOCK
                                   COMMON STOCK      SHARES OF        BENEFICIALLY         PERCENTAGE
                                   BENEFICIALLY       COMMON          OWNED AFTER         BENEFICIALLY
                                  OWNED PRIOR TO    STOCK BEING       THE OFFERING         OWNED AFTER
        NAME                       OFFERING (1)       OFFERED             (1)              OFFERING (1)
        ----
SCG Capital Management, LLC (9)
19495 Biscayne Blvd., Suite 608
Aventura, FL 33180                    125,000        125,000              -0-                  --

Trade Winds Ltd. (10)
c/o Quilcap International Corp.
145 East 57th St., 11th Floor
New York, NY 10022                    47,355          18,750            28,605                6.8%

Gary Palmer (11)
1601 Sawgrass Corp. Pkwy.,
Suite 300
Sunrise, FL 33323                     44,987          31,250            13,737                3.3%

Richard Shanley (12)
799 Caroll Street
Brooklyn, NY 11215                     9,375           9,375              -0-                  --

TOTAL SHARES REGISTERED FOR
SELLING STOCKHOLDERS                               3,415,625

----------
*Less than one percent

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of common stock that an individual or group has a right to acquire within sixty
(60) days pursuant to the exercise of options or warrants, or the conversion of preferred stock are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of Utix Group common stock shown as beneficially owned by him.

(2) MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, QP, L.P. and Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG. Through their control of MGP, AWM and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3) Consists of: (i) 730,000 shares of common stock issuable upon conversion of shares of Series A preferred stock and (ii) 182,500 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Fund III, QP, L.P.

(4) Consists of: (i) 60,000 shares of common stock issuable upon conversion of shares of Series A preferred stock and (ii) 15,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Fund III, L.P.

(5) Consists of: (i) 210,000 shares of common stock issuable upon conversion of shares of Series A preferred stock and (ii) 52,500 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Cayman Fund, L.P.

(6) Consists of: (i) 1,000,000 shares of common stock issuable upon conversion of shares of Series A preferred stock and (ii) 250,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by Special Situations Private Equity Fund, L.P.

(7) Includes: (i) 500,000 shares of common stock issuable upon conversion of 200 shares of Series A preferred stock held by Palisades Master Fund, LP ("Palisades"), and (ii) 125,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Palisades. Andrew Reckles is the general partner of Palisades, and has sole voting and investment power over the shares owned by Palisades. Mr. Reckles disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Palisades.

(8) Includes: (i) 85,00,0 shares of common stock issuable upon conversion of 34 shares of Series A preferred stock held by Little Wing L.P., (ii) 51,702 shares of common stock issuable upon exercise of currently exercisable warrants held by Little Wing, and (iii) 1,335 shares of common stock issuable upon conversion of an aggregate of $460,550 of convertible promissory notes held by Little Wing. Quilcap Corp., is the general partner of Little Wing, and has sole voting and investment power over the shares owned by Little Wing. Parker L. Quillen is the President of Quilcap Corp. Mr. Quillen and Quilcap Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(9) Includes: (i) 100,000 shares of common stock issuable upon conversion of 40 shares of Series A preferred stock held by SCG Capital Management, LLC ("SCG Capital"), and (ii) 25,000 shares of common stock issuable upon exercise of currently exercisable warrants held by SCG Capital. Stephen Geduld is the Manager of SCG Capital and has sole voting and investment power over the shares owned by SCG Capital. Mr. Geduld disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in SCG Capital.

(10) Includes: (i) 15,000 shares of common stock issuable upon conversion of 6 shares of Series A preferred stock held by Trade Winds, Ltd., (ii) 8,822 shares of common stock issuable upon exercise of currently exercisable warrants held by Trade Winds, and (iii) 23,533 shares of common stock issuable upon conversion of a $81,150 convertible promissory note held by Trade Winds. Quilcap International Corp. is the general partner of Trade Winds, and has sole voting and investment power over the shares owned by Trade Winds. Parker L. Quillen is the President of Quilcap International Corp. Mr. Quillen and Quilcap International Corp. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(11) Includes: (i) 25,000 shares of common stock issuable upon conversion of 10 shares of Series A preferred stock held by Mr. Palmer, (ii) 98,375 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Palmer, and (iii) 10,150 shares of common stock issuable upon conversion of a $35,000 convertible promissory note held by Mr. Palmer.

(12) Includes: (i) 7,500 shares of common stock issuable upon conversion of 3 shares of Series A preferred stock held by Mr. Shanley, and (ii) 1,875 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Shanley.

                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      - privately negotiated transactions;

      - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

      - a combination of any such methods of sale.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

      Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York, will opine upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

      The financial statements of Utix Group, Inc. as of and for the years ended September 30, 2005 and 2004 appearing in this prospectus have been audited by Vitale, Caturano & Company, Ltd., Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

      On December 26, 2003, upon receipt of approval of our Board of Directors, we engaged Vitale, Caturano & Company, Ltd., to serve as our independent certified public accountants for purposes of auditing our financial statements. We retained Kirwin & Hickey, CPAs, P.C. as our independent accountants to furnish tax and consulting services through fiscal 2004. Vitale, Caturano & Company, Ltd. will provide tax services going forward. During our two most recent fiscal years prior to the date of engagement, and the subsequent interim period prior to engaging this accountant, neither we (nor someone on our behalf) consulted the newly engaged accountant regarding any matter.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form SB-2 (Commission file No. 333- _______ ), including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and our other filed reports, proxy statements, and other information at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of the materials filed with the SEC can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

      For further information about us and the securities being offered under this prospectus, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                                UTIX GROUP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------
            Three Months Ended December 31, 2005 and 2004 (unaudited)
                    Years Ended September 30, 2005 and 2004



================================================================================


                                    CONTENTS

                                                                                PAGE
Report of Independent Registered Public Accounting Firm ...................      F-2

Consolidated Financial Statements:

         Consolidated  Balance Sheets as of December 31, 2005 (unaudited),
         September 30, 2005 and 2004 ......................................      F-3

         Consolidated  Statements of Operations for the Three Months Ended
         December  31, 2005 and 2004  (unaudited)  and for the Years Ended
         September 30, 2005 and 2004 ......................................      F-4

         Consolidated  Statements of  Stockholders'  Deficit for the Three
         Months Ended December 31, 2005 and 2004  (unaudited)  and for the
         Years Ended September 30, 2005 and 2004 ..........................      F-5

         Consolidated  Statements of Cash Flows for the Three Months Ended
         December  31, 2005 and 2004  (unaudited)  and for the Years Ended
         September 30, 2005 and 2004 ......................................      F-6

         Notes to Consolidated Financial Statements ....................... F-7-F-36

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholders of Utix Group, Inc.
Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of Utix Group, Inc. and subsidiary (the Company) (a Delaware corporation) as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and 2004, and the results of their operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and a net stockholders' deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


VITALE, CATURANO & COMPANY, LTD.

November  23,  2005,  (except  for Note 15, as to which the date is January  13,
2006) Boston, Massachusetts

UTIX GROUP, INC.
CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                     DECEMBER 31,             SEPTEMBER 30,
ASSETS                                                                                   2005              2005           2004
                                                                                    ---------------   ------------------------------
                                                                                     (UNAUDITED)
Current Assets:
     Cash and cash equivalents                                                           $ 359,637         $ 748,586    $ 2,687,342
     Restricted cash                                                                     1,234,308         1,155,602        712,975
     Accounts receivable, net                                                               97,198             9,139         42,987
     Inventory, net                                                                         56,437            37,035        695,956
     Prepaid expenses and other current assets                                             153,399           200,195        247,883
                                                                                      -------------     ----------------------------
          Total current assets                                                           1,900,979         2,150,557      4,387,143
                                                                                      -------------     ----------------------------

Property and equipment:
     Equipment and software                                                                343,195           337,345        357,615
     Furniture and fixtures                                                                 51,548            51,548         74,996
                                                                                      -------------     ----------------------------
                                                                                           394,743           388,893        432,611
     Less - accumulated depreciation                                                       241,028           206,255        108,278
                                                                                      -------------     ----------------------------
Property and equipment, net                                                                153,715           182,638        324,333
                                                                                      -------------     ----------------------------

Other assets                                                                               208,917           246,039         42,613

                                                                                      -------------     ----------------------------
Total Assets                                                                           $ 2,263,611       $ 2,579,234    $ 4,754,089
                                                                                      =============     ============================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Current maturities of notes payable                                                 3,181,000         3,235,000      2,900,314
     Current maturities of notes payable to related parties                                150,000           150,000        473,723
     Current maturities of capital lease obligations                                        22,273            24,108         17,510
     Accounts payable                                                                      422,797           221,603        631,081
     Accrued expenses                                                                    1,214,026           938,638        543,472
     Customer deposits                                                                     769,062           719,476      1,015,341
     Deferred revenue                                                                      829,151           784,600        913,073
                                                                                      -------------     ----------------------------
        Total current liabilities                                                        6,588,309         6,073,425      6,494,514
                                                                                      -------------     ----------------------------

Long-term liabilities:
     Notes payable - less current maturities                                             1,600,000         1,600,000        395,000
     Notes payable to related parties - less current maturities                                  -                 -         75,000
     Capital lease obligations - less current maturities                                    14,808            19,306         26,377
                                                                                      -------------     ----------------------------
        Total long-term liabilities                                                      1,614,808         1,619,306        496,377
                                                                                      -------------     ----------------------------

Stockholders' deficit:
     Preferred stock, $0.001 par value, 25,000,000 shares authorized;
        no shares issued and outstanding                                                        --                --             --
     Common stock, $0.001 par value, 100,000,000 shares authorized;
        37,413,468, 37,213,468 and 25,999,591 shares issued and outstanding at
        December 31, 2005 and at September 30, 2005 and 2004, respectively                  37,413            37,213         25,999
     Additional paid in capital                                                         10,367,166        10,389,662      3,277,081
     Accumulated deficit                                                               (16,344,085)      (15,540,372)    (5,539,882)
     Accumulated other comprehensive income                                           -------------     ----------------------------
        Total stockholders' deficit                                                     (5,939,506)       (5,113,497)    (2,236,802)

                                                                                      -------------     ----------------------------
Total Liabilities and Stockholders' deficit                                            $ 2,263,611       $ 2,579,234    $ 4,754,089
                                                                                      =============     ============================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------

                                                         FOR THE THREE MONTHS ENDED     FOR THE TWELVE MONTHS ENDED
                                                                DECEMBER 31,                   SEPTEMBER 30,
                                                             2005            2004            2005            2004
                                                         -----------     -----------     -----------     -----------
                                                         (UNAUDITED)     (UNAUDITED)
Net revenues                                             $   436,612     $ 1,194,893     $ 6,901,494     $ 2,264,862

Cost of revenues                                             216,197       1,252,798       6,740,821       1,372,310
Provision for inventory write-down                                --          46,000         872,682              --
                                                         -----------     -----------     -----------     -----------

     Gross profit (loss)                                     220,415        (103,905)       (712,009)        892,552

Selling and administrative expenses                          790,204       1,507,279       5,624,883       4,068,178
Non-cash operating expenses (income)                         (22,496)        859,222         881,913         171,130
                                                         -----------     -----------     -----------     -----------

     Loss from operations                                   (547,293)     (2,470,406)     (7,218,805)     (3,346,756)
                                                         -----------     -----------     -----------     -----------

Other income (expense):
  Investment income, net                                       1,908          25,558         149,203           1,683
  Interest expense                                          (124,181)        (68,449)       (397,466)       (257,881)
  Non-cash interest and other expense                       (134,147)       (404,079)     (2,493,517)       (222,016)
                                                         -----------     -----------     -----------     -----------
                                                            (256,420)       (446,970)     (2,741,780)       (478,214)
                                                         -----------     -----------     -----------     -----------

     Loss before provision (benefit) for income taxes       (803,713)     (2,917,376)     (9,960,585)     (3,824,970)

Provision (benefit) for income taxes                              --              --              --              --
                                                         -----------     -----------     -----------     -----------

     Net loss                                            $  (803,713)    $(2,917,376)    $(9,960,585)    $(3,824,970)
                                                         ===========     ===========     ===========     ===========


Net loss per share:
  Basic and diluted                                      $     (0.02)    $     (0.09)    $     (0.27)    $     (0.23)
                                                         ===========     ===========     ===========     ===========

Weighted average number of shares outstanding:
  Basic and diluted                                       37,261,022      34,184,158      36,539,297      16,560,628
                                                         ===========     ===========     ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Additional                        Total
                                             Preferred Stock         Common Stock         Paid in       Accumulated    Stockholders'
                                             Shares   Amount     Shares       Amount      Capital         Deficit        Deficit
                                             ------   ------   ----------    -------    -----------    ------------    -----------
Balance, September 30, 2003                      --   $   --   10,792,600    $10,793    $    18,913    $ (1,714,912)   $(1,685,206)


Net Loss                                                                                               (3,824,970)   $(3,824,970)

Shares issued pursuant to Share Exchange
  Agreement                                               --    5,350,791      5,351         (5,351)             --    $        --

Exercise of warrants                             --       --    1,325,000      1,325             --              --    $     1,325

Issuance of warrant exchanged for
  services                                                                                  161,910              --    $   161,910

Issuance of common stock warrants in
  connection with notes payable                                                             447,479              --    $   447,479

Sale of common stock, net of cash
  issuance costs of $332,480                              --    8,531,200      8,531      2,644,909              --    $ 2,653,440

Stock based compensation                                                                      9,220              --    $     9,220

                                             ------   ------   ----------    -------    -----------    ------------    -----------


Balance, September 30, 2004                      --   $   --   25,999,591    $25,999    $ 3,277,081    $ (5,539,882)   $(2,236,802)
                                             ------   ------   ----------    -------    -----------    ------------    -----------


Net Loss                                         --       --           --         --             --      (9,960,585)   $(9,960,585)

Issuance of common stock in connection
  with conversion of notes and
  accrued interest                               --       --    5,432,969      5,433      1,978,886              --    $ 1,984,319
Sale of common stock, net of cash
  issuance costs of $270,424                     --       --    5,991,622      5,992      2,337,315              --    $ 2,343,307
Compensation expense for non-employee
  stock option grants                            --       --           --         --         67,332              --    $    67,332
Compensation expense for warrant
  modification                                   --       --           --         --        107,433              --    $   107,433
Repurchase and retirement of common shares       --       --   (1,500,000)    (1,500)        39,905         (39,905)   $    (1,500)
Exercise of warrants                             --       --       10,000         10             --              --    $        10
Issuance of common stock warrants in
  connection with notes and financing                                                       857,452              --    $   857,452
Issuance of warrants in exchange
  for services                                   --       --           --         --      1,180,716              --    $ 1,180,716
Issuance of common stock in connection
  with note financing                            --       --      154,286        154         38,417              --    $    38,571
Issuance of common stock in exchange
  for services                                   --       --    1,125,000      1,125        505,125              --    $   506,250
                                             ------   ------   ----------    -------    -----------    ------------    -----------

Balance, September 30, 2005                      --   $   --   37,213,468    $37,213    $10,389,662    $(15,540,372)   $(5,113,497)
                                             ======   ======   ==========    =======    ===========    ============    ===========

Net Loss                                         --       --           --         --             --        (803,713)   $  (803,713)

Reduction of compensation expense for
 non-employee stock option grants                --       --           --         --        (22,496)             --    $   (22,496)
Exercise of warrants                             --       --      200,000        200             --              --    $       200
                                             ------   ------   ----------    -------    -----------    ------------    -----------

Balance, December 31, 2005 (unaudited)           --   $   --   37,413,468    $37,413    $10,367,166    $(16,344,085)   $(5,939,506)
                                             ======   ======   ==========    =======    ===========    ============    ===========

              The accompanying notes are an integral part of these
                  consolidated unaudited financial statements.

UTIX GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                         FOR THE THREE MONTHS ENDED    FOR THE TWELVE MONTHS ENDED
                                                                                 DECEMBER 31,                 SEPTEMBER 30,
                                                                             2005           2004           2005           2004
                                                                         -----------    -----------    -----------    ------------
                                                                         (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss                                                               $  (803,713)   $(2,917,376)   $(9,960,585)   $(3,824,970)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating activities:
      Depreciation and amortization                                           34,773         35,654        136,995         59,246
      Bad debt expense                                                            --             --             --          5,000
      (Gain)loss on disposal of property and equipment                            --             --            (83)        14,452
      Fixed asset impairment charge                                               --             --        143,838             --
      Provision for inventory writedown                                           --             --        872,682             --
      Non-cash interest and other expense                                    134,147        404,079      2,493,517        222,016
      Non-cash operating (income)expenses                                    (22,496)       859,222        881,913        171,130
      Amortization of financing costs                                             --             --        251,637             --
      Changes in assets and liabilities
        (Increase) decrease in:
          Accounts receivable                                                (88,059)       (16,985)        33,848         90,488
          Inventory                                                          (19,402)       (47,529)      (213,761)      (683,476)
          Prepaid expenses                                                    46,796       (188,393)        47,688       (247,883)
          Other assets                                                        15,550             --         (1,390)       (27,063)
        Increase (decrease) in:
          Accounts payable                                                   201,194        202,696       (409,478)       419,926
          Accrued expenses                                                   162,888       (232,483)       130,334        439,786
          Deferred revenue                                                    44,551        479,068       (128,473)       180,950
          Customer deposits                                                   49,586     13,249,392       (295,865)       643,254
                                                                         -----------    -----------    -----------    -----------
            Net cash (used in) provided by operating activities             (244,185)    11,827,345     (6,017,183)    (2,537,144)
                                                                         -----------    -----------    -----------    -----------

Cash flows from investing activities:
  Purchases of property and equipment                                         (5,850)       (70,822)      (120,261)      (277,677)
                                                                         -----------    -----------    -----------    -----------
            Net cash used in investing activities                             (5,850)       (70,822)      (120,261)      (277,677)
                                                                         -----------    -----------    -----------    -----------

Cash flows from financing activities:
  Proceeds from notes payable                                                146,000             --      2,910,500      3,094,500
  Proceeds from related party notes payable                                       --             --             --        330,000
  Repayment of notes payable                                                (200,000)      (170,000)      (220,000)            --
  Restricted cash                                                            (78,706)   (10,491,197)      (442,627)      (712,975)
  Proceeds from warrant exercise                                                 125             --             10          1,325
  Proceeds from disposal of property and equipment                                --             --          1,400             --
  Proceeds from sale of common stock                                              --      1,952,821      2,369,431      2,653,440
  Payment of financing costs                                                      --             --       (397,859)            --
  Repurchase of shares                                                            --             --         (1,500)            --
  Payments on capital lease obligations                                       (6,333)        (4,008)       (20,667)        (9,603)
                                                                         -----------    -----------    -----------    -----------
            Net cash used in financing activities                           (138,914)    (8,712,384)     4,198,688      5,356,687
                                                                         -----------    -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents                        (388,949)     3,044,139     (1,938,756)     2,541,866

Cash and cash equivalents, beginning of period                               748,586      2,687,342      2,687,342        145,476
                                                                         -----------    -----------    -----------    -----------

Cash and cash equivalents, end of period                                 $   359,637    $ 5,731,481    $   748,586    $ 2,687,342
                                                                         ===========    ===========    ===========    ===========

Supplemental disclosure of cash flow information:
  Cash paid for interest                                                 $    19,374    $   134,352    $   368,819    $    49,284
                                                                         ===========    ===========    ===========    ===========

Supplemental disclosure of noncash investing and financing activities:
  Equipment acquired under capital lease obligation                      $        --    $        --    $    20,194    $    29,195
                                                                         ===========    ===========    ===========    ===========
  Conversion of notes and interest to common stock                       $        --    $ 1,901,520    $ 1,901,520    $        --
                                                                         ===========    ===========    ===========    ===========
  Warrants issued in connection with notes payable and financings        $        --    $        --    $   778,017    $   447,479
                                                                         ===========    ===========    ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

1.   NATURE OF THE BUSINESS AND GOING CONCERN

     Utix Group, Inc. (and its subsidiary Corporate Sports Incentives, Inc. (the Company)) primarily provides prepaid experiences to consumers by offering gift tickets that are redeemable at golf courses, ski resorts, spas, movie theaters, bowling centers and other venues nationwide.

     The Company's products are offered through two distinct distribution channels including (1) sales of prepaid manual and magnetic strip plastic gift tickets to corporations and other business users (corporate) and (2) sales of prepaid magnetic strip gift tickets to retail consumers that purchase products at mass merchandise retail chains (retail).

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and has a net working capital deficiency and a net stockholders' deficit, that raise substantial doubt about its ability to continue as a going concern.

     The Company is seeking and is in need of additional financing in order to provide working capital, meet escrow requirements, produce inventory and expand its marketing and selling activities. On January 21, 2006, the Company closed on an agreement to sell Series A Convertible Preferred Stock, for $5,465,000, to convert all existing debt into common stock and warrants, and to exchange existing warrants for new warrants (see Note 15). The Company's plan indicates additional financing may be required in the next twelve months.

     However, there can be no assurance that the Company will be successful in negotiating with existing or potential investors and creditors or in obtaining the capital necessary to continue ongoing operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.   SHARE EXCHANGE TRANSACTION

     On November 13, 2003, the security holders of Corporate Sports Incentives, Inc. (Corporate Sports) consummated the transactions contemplated by a share exchange agreement (the Share Exchange Agreement), dated as of October 31, 2003, between Utix Group, Inc. (then known as Chantal Skin Care Corporation) (Utix), Corporate Sports, the principal shareholder of Utix, and the stockholders of Corporate Sports. As a result of the exchange, Corporate Sports became a wholly owned subsidiary of Utix and the former security holders of Corporate Sports received an aggregate of 71.6% of the ownership interest in Utix on a fully-diluted basis. The 111.5 then outstanding shares of common stock of Corporate Sports were exchanged for an aggregate of 10,792,600 shares of Utix common stock, and the 27.8 additional shares of Corporate Sports common stock reserved for issuance upon conversion of convertible notes or exercise of outstanding Corporate Sports warrants (collectively, Share Equivalents) were exchanged for an aggregate of 2,707,401 Share Equivalents of Utix.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

2.   SHARE EXCHANGE TRANSACTION (CONTINUED)

     Although Utix was the legal acquirer in the transaction, Corporate Sports becomes the registrant with the Securities and Exchange Commission, as under generally accepted accounting principles, the transaction was accounted for as a reverse acquisition, whereby Corporate Sports is considered the "acquirer" of Utix for financial reporting purposes. This conclusion was based on the fact that Corporate Sports' shareholders control more than 50% of the post-transaction combined entity, the management is that of Corporate Sports after the transaction, Utix had no operations, assets or liabilities as of the transaction date and the continuing operations of the entity are those of Corporate Sports.

     Accordingly, the Company has presented in the accompanying financial statements, through the date of completion of the acquisition, prior historical financial information of Corporate Sports. It has also retroactively restated Corporate Sports historical stockholders' equity to reflect the equivalent numbers of shares of common stock received in the acquisition. All share and per share information included in the accompanying financial statements and notes give effect to the exchange.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Utix Group, Inc. and its wholly owned subsidiary Corporate Sports Incentives, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

     The financial information as of December 31, 2005 and for the three months ended December 31, 2005 and 2004 is unaudited and includes all adjustments consisting only of normal recurring accruals, that management considers necessary for a fair presentation of its financial position, operating results and cash flows. Results for the three months ended December 31, 2005 are not necessarily indicative of results to be expected for the full fiscal year ended September 30, 2006 or for any future periods.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     REVENUE RECOGNITION

     For corporate sales, upon the sale of tickets, the Company defers revenue for the estimated number of tickets that will ultimately be redeemed and recognizes revenue (in addition to the associated cost) upon redemption. The Company analyzes its historical redemption rates for ticket sales as a basis for the estimate of the tickets that will not be redeemed. For corporate sales, revenue for tickets estimated to expire unused is generally recognized when the tickets are sold. If the actual number of tickets redeemed is significantly different than originally estimated, an adjustment to revenue in a particular period may be required.

     For new products and new distribution channels (primarily retail with which the Company has limited actual experience) revenue on unused tickets is recorded following ticket expiration which is generally ten months from date of sale for golf, ski and spa, and three or six months from date of sale for movie. The life of a non-magnetic strip ski ticket ranges from six to seventeen months, depending upon date of purchase.

     In order to expand its business and accommodate large volume national contracts, the Company has entered into strategic relationships with WildCard Systems, Inc. and Discover to enhance and maintain its magnetic strip product line. WildCard Systems provides product coding, processing and other services. These services include coordination of ticket manufacture, customer service (via interactive voice recognition, live agent support, and web site), data tracking and daily reporting. WildCard is reimbursed for the ticket manufacturing as well as per ticket processing fees ranging from $0.50 to $1.50, depending on the services provided and new subprogram set-up fees. Wildcard also receives a revenue share, which is calculated at 2.25% of magnetic strip ticket redemption cost. Discover provides a flexible payment system at the merchant level. Discover is paid a license fee of $0.135 per ticket number, a redemption charge of $0.075 for each ticket authorized for settlement by its payment network and annual fee per product category (i.e., golf, spa, etc.). Wildcard and Discover fees amounted to $939,608 and $82,022 for the years ended September 30, 2005 and 2004, respectively, and is recorded as a component of cost of revenues. For the three months ended December 31, 2005 and 2004, Wildcard and Discover fees amounted to $29,993 (unaudited) and $191,927 (unaudited), respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     Revenues from one customer represented approximately 55% of net revenues for the quarter ended December 31, 2005. Revenues from one customer for the quarter ended December 31, 2004 represented 68% of total net revenues. One customer represented 74% of total net revenues for the year ended September 30, 2005. Two different customers represented approximately 25% of total net revenues for the year ended September 30, 2004.

     Financial   instruments   that   subject   the   Company  to  credit   risk
     concentrations consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are held at financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. The Company's trade receivables result from ticket sales and reflect a broad customer base. The Company generally requires payment up-front, or a deposit on account, prior to shipping product. For those few accounts with terms, the Company routinely assesses the financial strength of its customers and has not experienced significant losses related to accounts receivable of individual customers or groups of customers in any particular industry or geographic area. As a consequence, concentrations of credit risk are limited.


     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments held or used by the Company consist of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable, and notes payable. Management believes that their carrying value approximates fair value for all financial instruments at December 31, 2005, September 30, 2005 and September 30, 2004.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity date of 90 days or less to be cash equivalents. Cash and cash equivalents are deposited in various area banks and brokerage money market accounts, which at times may exceed federally insured limits.

     RESTRICTED CASH

     The Company had cash of $250,564 (unaudited), $250,612 and $250,733 in escrow at Discover Bank, at December 31, 2005, September 30, 2005 and 2004, respectively and $983,744 (unaudited), $904,990 and $462,242 at 5 Star Bank to cover activated magnetic strip tickets, at December 31, 2005, September 30, 2005 and 2004, respectively. In accordance with the Company's agreement with Discover, the total value of each activated magnetic strip ticket must be funded in the depository account (at 5 Star Bank) until the ticket has been redeemed or has expired. If the ticket is redeemed the settlement cost is automatically withdrawn from the account to reimburse Discover for settling the redemption with the venue/merchant. The cash held in

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     RESTRICTED CASH (CONTINUED)

     escrow at Discover Bank is fixed at $250,000. Interest on the funds held in escrow is remitted to the Company quarterly.

     ACCOUNTS RECEIVABLE

     Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. The allowance for doubtful accounts at December 31, 2005 (unaudited), September 30, 2005 and 2004, respectively, was $5,000.

     INVENTORY

     Inventory consists of non-activated tickets, directories, holograms, booklets, golf balls and accessories valued at lower of cost or market. In the three months ended December 31, 2004, the Company recorded a $46,000 provision on its inventory given a later than anticipated entry into the holiday retail market. In the second fiscal quarter of 2005, Management made a decision to redesign its retail packaging to improve its functionality and has deemed much of its inventory of directories to be out of date.

     The Company re-designed its ticket artwork and packaging in preparation for re-launching its products at retail for the 2005 holiday season. At the beginning of the fourth fiscal quarter, Management made a decision not to re-launch the products for 2005 Holiday retail season and did not proceed to the packaging and assembly phase of the process. As a result, the Company has excess plastic ticket inventory. Although, this inventory is saleable, the Company does not currently have commitments in place to utilize this volume. Accordingly, the Company recorded a provision of $872,682 against its inventory in the year ended September 30, 2005.


     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are as follows:

          Equipment and Software    the lesser of lease term, or useful life
                                    of asset (3 -5 years)

          Furniture and Fixtures    5 - 10 years

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     PROPERTY AND EQUIPMENT (CONTINUED)

     The Company evaluates long-lived assets such as property and equipment under Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS (SFAS 144). This statement requires that long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. SFAS 144 requires (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. The Company did not record any impairment charges in the year ended September 30, 2004. In accordance with SFAS 144, given the current period operating and cash flow losses and projected future losses, the Company performed an impairment test on its long-lived assets and estimated the market value of its equipment, software and furniture. As a result, the Company recorded a non-cash charge of approximately $144,000 in the year ended September 30, 2005 to write-down its assets to estimated fair value. This charge was included in other operating expenses on the accompanying statement of operations. The Company's cost basis of computer equipment and software were written down by approximately $110,000 and its furniture was written down by approximately $34,000.


     INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statements and income tax basis of assets and liabilities, and net operating loss carryforwards, using the enacted tax rates. Deferred income tax expense or benefit is based on changes in the asset or liability from period to period.

     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

     EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year plus the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

     STOCK-BASED COMPENSATION

     In accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS NO.123) (as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION -TRANSITION AND DISCLOSURE), the Company has elected to account for stock-based compensation under the intrinsic value method with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis. The Company's stock-based compensation plan is described more fully in Note 12. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations.

     All options granted in the years ending September 30, 2005 and 2004 had an exercise price equal to, or in excess of, the market value of the underlying common stock on the date of grant. Options granted have been valued using the Black-Scholes option pricing model prescribed by SFAS No.
     123. The weighted average assumptions used for options granted are as follows:

                                         For the Three Months Ended December 31,
                                                       2005           2004
                                                   ------------   ------------
                                                    (unaudited)    (unaudited)

          Risk-free interest rate                  3.18 - 4.35%   3.18 - 4.10%
          Expected lives                           5 - 10 years   5 - 10 years
          Expected volatility                               50%            50%
          Dividend yield                                     0%             0%
          Weighted-average fair value of grants           $0.10          $0.16

                                               For the Years Ended September 30,
                                                       2005           2004
                                                   ------------   ------------
          Risk-free interest rate                  3.94 - 4.17%   3.18 - 4.10%
          Expected lives                           5 - 10 years   5 - 10 years
          Expected volatility                               50%            50%
          Dividend yield                                     0%             0%
          Weighted-average fair value of grants           $0.20          $0.14

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     STOCK-BASED COMPENSATION (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost been recorded in accordance with SFAS 123, the Company's net loss and net loss per share based upon the fair value at the grant date for stock options awarded in the three months ended December 31, 2005 and 2004, and for the years ended September 30, 2005 and 2004 would have increased the pro-forma net loss as indicated below.

                                                     For the Three Months Ended
                                                            December 31,
                                                       2005            2004
                                                   ------------    -----------
                                                    (unaudited)    (unaudited)

     Net loss, as reported                         $   (803,713)   $(2,917,376)
     Additional compensation expense                    (49,709)       (53,882)
                                                   ------------    -----------
     Pro forma net loss                            $   (853,422)   $(2,971,258)
                                                   ============    ===========
     Net loss per share (basic and diluted)        $      (0.02)   $     (0.09)
                                                   ============    ===========
     Pro forma net loss per share
       (basic and diluted)                         $      (0.02)   $     (0.09)
                                                   ============    ===========

                                                         For the Year Ended
                                                            September 30,
                                                       2005            2004
                                                   ------------    -----------
     Net loss, as reported                         $ (9,960,585)   $(3,824,970)
     Additional compensation expense                   (179,849)       (42,162)
                                                   ------------    -----------
     Pro forma net loss                            $(10,140,434)   $(3,867,132)
                                                   ============    ===========
     Net loss per share (basic and diluted)        $      (0.27)   $     (0.23)
                                                   ============    ===========
     Pro forma net loss per share
       (basic and diluted)                         $      (0.28)   $     (0.23)
                                                   ============    ===========

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share Based Payment (SFAS
     123R) which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires that all share-based payments to employees, including grants of stock options, be recognized in the statements of operations, based on their fair values. Pro forma disclosure will no longer be an alternative.

     Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include retrospective and prospective adoption methods. Under the retrospective method, prior periods may be restated based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for all periods presented or as of the beginning of the year of adoption.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     STOCK-BASED COMPENSATION (CONTINUED)

     The prospective method requires that compensation expense be recognized beginning with the effective date, based on the requirements of SFAS 123R, for all share-based payments granted after the effective date, and based on the requirements of SFAS 123, for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

     The provisions of the statement are effective for Small Business Filers as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company expects to adopt the standard on October 1, 2006. The Company is evaluating the requirements of SFAS 123R and has not determined its method of adoption or the impact on its financial position or the results of operations. See above for information related to the pro forma effects on the Company's reported net loss and net loss per share of applying the fair value recognition provisions of the previous SFAS123 to stock-based employee compensation.

     In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No.107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

     ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was $52,652 and $106,800 for the three months ended December 31, 2005 and 2004, respectively (unaudited), and $291,680 and $153,794 for the years ended September 30, 2005 and 2004, respectively.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2005, the FASB issued FIN 47, ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS, which clarifies that the term 'conditional asset retirement obligation' as used in SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

     In August 2005, the FASB issued Statement No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS ("SFAS No. 154"). This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions,  and  it  changes  the  requirements  for  accounting  for  and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

     and correction of errors made in fiscal years beginning after December 15, 2005.

     In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS AN AMENDMENT OF ARB NO. 43, CHAPTER 4,Inventory Pricing. This standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). Such abnormal expenses must be recognized in the period in which they are incurred. In addition, SFAS No. 151 requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. The Company does not believe that this standard will have a material impact on its financial position or results from operations.

     RECLASSIFICATION

     Certain prior period amounts have been reclassified to conform to the current year presentation.


4.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2005, September 30, 2005 and 2004 consisted of the following:

                                             December 31,      September 30,
                                                 2005         2005       2004
                                             ------------   --------   --------
                                             (unaudited)

     Computer equipment and software           $343,195     $337,345   $357,615
     Furniture and fixtures                      51,548       51,548     74,996
                                               --------     --------   --------
                                                394,743      388,893    432,611
     Less - accumulated depreciation            241,028      206,255    108,278
                                               --------     --------   --------

     Property and equipment, net               $153,715     $182,638   $324,333
                                               ========     ========   ========

     Depreciation expense for the three months ended December 31, 2005 and 2004 was $34,773 and $35,654, respectively (unaudited) and the years ended September 30, 2005 and 2004 was $136,995 and $59,246, respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

5.   RELATED PARTY TRANSACTIONS

     The Company paid management fees for administrative services to a related corporation. Total management fees expensed for the year ended September 30, 2004 were $20,000. These fees were based on similar arms-length transactions and approximate fair market value. During the quarters ended December 31, 2005 and 2004, and the year ended September 30, 2005, there were no more administrative services provided to the Company from the related corporation.


6.   NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties including certain officers, members of the Board of Directors and an employee of the Company are conducted at arms-length with terms consistent with prevailing third party terms. Notes payable to related parties consisted of the following at December 31, 2005, September 30, 2005 and 2004:

                                             December 31,     September 30,
                                                 2005        2005        2004
                                              ----------  ----------  ----------
                                             (unaudited)

     Notes payable (7% Notes),  face value
     of $70,000 and  unamortized  discount
     of  $1,424  at  September  30,  2004.
     Interest  payable  quarterly  at  7%,
     outstanding   principal  and  accrued
     interest  originally due at maturity,
     through  October  31,  2004,   unless
     accelerated   by  an   equity   raise
     exceeding  $1.5 million,  as defined.
     $50,000 of these notes was repaid and
     $20,000  were  converted at $0.35 per
     common  share  during  the year ended
     September 30, 2005                       $       --  $       --  $   68,576

     Notes payable (7% Convertible Notes),
     face value of $100,000, $100,000, and
     $225,000   at  December   31,   2005,
     September    30,   2005   and   2004,
     respectively,     and     unamortized
     discount of $4,853 at  September  30,
     2004.  Interest payable  quarterly at
     7%, outstanding principal and accrued
     interest payable on demand. The notes
     were originally  convertible at $0.43
     per  common  share,  at  the  holders
     request  between  July  15,  2004 and
     July 15,  2006.  Some of these  notes
     were  converted  at $0.35 per  common
     share during the year ended September
     30, 2005                                    100,000     100,000     220,147

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

6.   NOTES PAYABLE TO RELATED PARTIES (CONTINUED)

                                             December 31,     September 30,
                                                 2005        2005        2004
                                              ----------  ----------  ----------
                                             (unaudited)

     Notes payable (9% Convertible Notes),
     face value of  $75,000  at  September
     30,    2004.     Interest     payable
     semi-annually   at  9%,   outstanding
     principal   and   accrued    interest
     originally    due   July   15,   2006
     (maturity  date),  collateralized  by
     all of the assets of the Company. The
     notes  were  converted  at $0.35  per
     common  share  during  the year ended
     September 30, 2005                               --          --      75,000

     Notes payable (10% Notes), face value
     of $85,000  at  September  30,  2004.
     Interest  payable   semi-annually  at
     10%,   outstanding    principal   and
     accrued  interest  originally  due at
     maturity,  through  December 31, 2004
     unless accelerated by an equity raise
     exceeding  $3.5 million,  as defined.
     The notes were converted at $0.35 per
     common  share  during  the year ended
     September 30, 2005                               --          --      85,000

     Notes payable (12% Notes), face value
     of   $50,000  at   December   31  and
     September  30,  2005 and  $100,000 at
     September  30,  2004,   respectively.
     Interest  payable  quarterly  at 12%,
     outstanding   principal  and  accrued
     interest payable on demand. A portion
     of these notes was repaid  during the
     year ended September 30, 2005.               50,000      50,000     100,000
                                              ----------  ----------  ----------
                                                 150,000     150,000     548,723
     Less - current maturities                   150,000     150,000     473,723
                                              ----------  ----------  ----------

     Notes  payable to  related  parties -
     less current maturities                  $       --  $       --  $   75,000
                                              ==========  ==========  ==========

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.   NOTES PAYABLE

     Notes payable at December 31, 2005, September 30, 2005 and 2004 consisted of the following:

                                             December 31,     September 30,
                                                 2005        2005        2004
                                              ----------  ----------  ----------
                                             (unaudited)

     Notes payable (7% Notes),  face value
     of   $300,000   at  December  31  and
     September  30,  2005 and  $530,000 at
     September  30,  2004,   respectively,
     with unamortized  discount of $13,204
     at  September   30,  2004.   Interest
     payable quarterly at 7%,  outstanding
     principal and accrued  interest which
     was   originally   due  at  maturity,
     November 30,  2005.  $20,000 of these
     notes was  repaid  and  $210,000  was
     converted  at $0.35 per common  share
     during the year ended  September  30,
     2005                                     $  300,000  $  300,000  $  516,796

     Notes payable (9% Convertible Notes),
     face value of $395,000  at  September
     30,    2004.     Interest     payable
     semi-annually   at  9%,   outstanding
     principal   and   accrued    interest
     originally    due   July   15,   2006
     (maturity  date),  collateralized  by
     all of the assets of the Company. The
     notes  were  converted  at $0.35  per
     common  share  during  the year ended
     September 30, 2005                               --          --     395,000

     Notes payable (10% Notes), face value
     of $375,000 at  September  30,  2004.
     Interest  payable   semi-annually  at
     10%,   outstanding    principal   and
     accrued  interest  originally  due at
     maturity,  through  December 31, 2004
     unless accelerated by an equity raise
     exceeding  $3.5 million,  as defined.
     The notes were converted at $0.35 per
     common  share  during  the year ended
     September 30, 2005                               --          --     375,000

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.   NOTES PAYABLE (CONTINUED)

                                             December 31,     September 30,
                                                 2005        2005        2004
                                              ----------  ----------  ----------
                                             (unaudited)

     Notes payable (15% Notes), face value
     of  $1,250,000  at  December  31, and
     September 30, 2005 and  $1,534,500 at
     September 30, 2004, respectively, and
     with unamortized discount of $193,786
     at  September   30,  2004.   Interest
     payable quarterly at 15%, outstanding
     principal   and   accrued    interest
     originally due at maturity,  November
     30,  2005.  Some of these  notes were
     converted  at $0.35 per common  share
     during the year ended  September  30,
     2005                                      1,250,000   1,250,000   1,340,714

     Notes payable (12% Notes), face value
     of   $125,000   at  December  31  and
     September  30,  2005 and  $330,000 at
     September  30,  2004,   respectively.
     Interest  payable  quarterly  at 12%,
     outstanding   principal  and  accrued
     interest  due  at  maturity,  through
     December  31,  2005.  Some  of  these
     notes  were  converted  at $0.35  per
     common  share  during  the year ended
     September 30, 2005                          125,000     125,000     330,000

     Notes  payable  ($350K  Notes),  face
     value of $250,000 at December 31, and
     September  30,  2005 and  $350,000 at
     September  30,  2004,   respectively,
     with unamortized  discount of $12,196
     at  September   30,  2004.   Interest
     payable    semi-annually    at    7%,
     outstanding   principal  and  accrued
     interest  originally due at maturity,
     November 30, 2005.  $100,000 of these
     notes  was  repaid  during  the  year
     ended September 30, 2005.                   250,000     250,000     337,804

     Notes payable (5% Convertible Notes),
     face value of  $1,600,000 at December
     31,   and    September    30,   2005,
     respectively.  Interest payable is at
     5%, outstanding principal and accrued
     interest  which  is due at  maturity,
     February  11,  2008.  The  notes  are
     convertible   at  $0.40  per   common
     share                                     1,600,000   1,600,000          --

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.       NOTES PAYABLE (CONTINUED)

                                             December 31,     September 30,
                                                 2005        2005        2004
                                              ----------  ----------  ----------
                                             (unaudited)

     Notes   payable   (12%    Convertible
     Notes),  issued  in July  2005,  face
     value of $1,110,000 and $1,310,000 at
     December 31, and  September 30, 2005,
     respectively.  Interest payable is at
     12%,   outstanding    principal   and
     accrued interest which was originally
     due at maturity,  September 19, 2005.
     The notes are  convertible  at $0.125
     per common  share.  $200,000 of these
     notes was repaid  during the  quarter
     ended December 31, 2005.                  1,110,000   1,310,000          --

     Notes payable (12% Convertible Bridge
     Notes),  face  value of  $146,000  at
     December 31, 2005.  Interest  payable
     is at 12%, outstanding  principal and
     accrued  interest  originally  due at
     maturity,  in March  2006.  The notes
     are  convertible at $0.125 per common
     share                                       146,000          --          --
                                              ----------  ----------  ----------
                                               4,781,000   4,835,000   3,295,314
     Less - current maturities                 3,181,000   3,235,000   2,900,314
                                              ----------  ----------  ----------
     Notes    payable   -   less   current
     maturities                               $1,600,000  $1,600,000  $  395,000
                                              ==========  ==========  ==========

     In October 2004, the holders of $125,000 of 7% Convertible Notes to related parties converted to 357,143 shares at $.35 per share. The original conversion price was $0.43 per share. Accordingly, the Company recorded a charge of $23,256 for the difference between the fair value of the securities issuable upon the revised conversion terms and the fair value of the securities issuable upon the original terms at the date of conversion. The remaining $100,000 was converted to a demand note, $50,000 of which was payable upon the next $500,000 equity raise, and the remaining $50,000 was payable upon the next $500,000 equity raise (see Note 15).

     In October 2004, all of the holders of the Company's 9% Convertible Notes converted their notes to an aggregate 1,342,857 shares of common stock at $0.35 per share. Since the original conversion price was $0.43, the Company recorded a charge of $87,442 for the difference between the fair value of the securities issuable upon the revised conversion terms and the fair value of the securities issuable upon the original terms, at the date of conversion, during the year ended September 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.   NOTES PAYABLE (CONTINUED)

     In June 2004, the Company offered the holders of the 7% Notes the option to add a conversion feature to their notes in order to extend the maturity date of the notes to October 1, 2005. In October 2004, holders of $230,000 ($20,000 related party) converted their notes to 657,143 shares at $0.35 per share. Although these notes were not originally convertible, there was no difference between the fair value of the securities issued upon conversion and the carrying value of the debt. Thus, the Company did not record a charge upon conversion. Also during fiscal 2005, the Company repaid $70,000 of these notes, $50,000 of which was to a related party.

     In consideration  for extending the maturity date to November 30, 2005 (see
     Note 15) on the remaining $300,000 7% Notes to unrelated parties, the Company granted additional 5-year warrants to purchase 857,143 common shares at $0.35 per share. All of the holders of the remaining $300,000 notes to unrelated parties accepted the terms of the extension. The fair value of the warrants was valued at $210,870 using the Black-Scholes Model and charged to non-cash interest and other expense during the year ended September 30, 2005 and $79,046 (unaudited) of which was charged to non-cash interest and other expense during the quarter ended December 31, 2004.

     In June 2004, the Company offered the option to add a conversion feature to the 10% Notes, contingent upon an effective registration statement. In October 2004, all note holders converted their notes into 1,314,286 common shares at $0.35 per share. Although these notes were not originally convertible, there was no difference between the fair value of the securities issued and the carrying value of the debt. Thus, the Company did not record a charge upon conversion.

     In October, 2004, the holders of $285,000 of the 15% Notes to unrelated parties converted to common stock of the Company at $0.35 per share. As these notes were not originally convertible, the Company recorded a charge to non-cash interest and other expense of $24,606 for the difference between the fair value of the securities issued upon conversion and the carrying value of the debt upon conversion. In January 2005, the holders of the remaining $1,250,000 of 15% Notes to unrelated parties agreed to extend maturities of these notes to November 30, 2005 and eliminate the requirements to prepay the 15% Notes out of proceeds from equity financing. In return, the Company agreed to grant five-year warrants to purchase 2,604,167 shares at $0.48 per share, subject to anti-dilution provisions, and agreed to eliminate any right to repurchase or cancel the original 3,571,429 warrants exercisable at $0.35 per share, issued in May 2004. The warrants were valued at $537,003 using the Black-Scholes model and were charged to non-cash interest and other expense during the year ended September 30, 2005. The Company was required to file a registration statement on February 11, 2005 to register the new warrants, the original warrants and the potential conversion of the revised notes (a total of 9,750,025 shares). As of December 31, 2005, the Company had registered the shares underlying the warrants but had not registered the shares underlying potential conversion of the note, and accordingly has accrued the applicable penalty.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.   NOTES PAYABLE (CONTINUED)

     In October 2004, the Company repaid $100,000 of the $350K Notes and offered the remaining $250,000 unrelated party note holders new 5-year warrants at $0.35 per share in exchange for extending the maturity date of the notes to November 30, 2005 (see Note 15). All of the remaining note holders had accepted the terms of the extension and have received warrants to purchase 714,285 common shares. The fair value of the warrants was valued at $175,725 using the Black-Scholes Model and charged to non-cash interest and other expense during the year ended September 30, 2005, $105,435 (unaudited) of which was charged to non-cash interest and other expense during the quarter ended December 31, 2004.

     Two 12% Note holders converted their notes, aggregating to $80,000, to 228,571 shares at $0.35 shares in October 2004 and another converted $125,000 in notes to 357,143 shares in December 2004. As these notes were not originally convertible, the Company recorded a charge to non-cash interest and other expense of $26,441 for the difference between the fair value of the securities issued upon conversion and the carrying value of the debt upon conversion. The holder of $100,000 of 12% Notes to related parties was converted to a demand note; $50,000 was repaid on March 31, 2005 and $50,000 remains outstanding at September 30, 2005 (see Note 15). The holder of the remaining $125,000 of 12% Notes to unrelated parties agreed to extend this note to December 31, 2005 (see Note 15).

     In February 2005, the Company closed on a $1.6 million, 5% Convertible Note, with principal and interest due at maturity, February 2008 (see Note
     15). Principal and interest may be converted at any time at the option of the holder to common stock at $0.40 per share (see Notes 8 and 15). The Company paid $188,000 in fees related to this debt financing which is being recorded to interest expense over the life of the note. For the year ended September 30, 2005, approximately $42,000 of this deferred financing cost has been expensed. For the three months ended December 31, 2005, approximately $16,000 (unaudited) of this deferred financing cost has been expensed to non-cash interest and other, leaving an unamortized balance of $130,000 (unaudited) at December 31, 2005.

     During the quarter ended December 31, 2005, the Company raised $146,000 through the issuance of 12% Convertible Bridge Notes. These notes are convertible into common stock at $0.125 per common share and mature on March 31, 2006 (see Note 15). The notes are accompanied by warrants to purchase 584,000 shares at $0.125 per share. The warrants expire in December 2007. The fair value of these warrants was not material therefore the Company did not record a charge.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

7.   NOTES PAYABLE (CONTINUED)

     Aggregate principal maturities of notes payable and notes payable to related parties due as of September 30, 2005 for years ending September 30, are as follows:

                                       Notes      Notes Payable to
                                      Payable      Related Parties       Total
                                     ----------      ----------       ----------
         2006                        $3,235,000      $  150,000       $3,385,000
         2007                                --              --               --
         2008                         1,600,000              --        1,600,000
                                     ----------      ----------       ----------
                                     $4,835,000      $  150,000       $4,985,000
                                     ==========      ==========       ==========

     As of September 30, 2004, the Company was in default with various covenants associated with the 15% Notes agreement. Subsequent to September 30, 2004, the Company signed a Securities Purchase Agreement with the parties involved. The Company was offered a waiver subject to certain conditions, including accelerated payment of interest accrued on the notes, documentation of the interest calculation, and payment of professional fees associated with the new Securities Purchase Agreement. The Company also agreed to provide documents evidencing the conversion of certain notes and copies of lock-up agreements or transfer agent substantiation of compliance with certain sections of the new agreement. The conditions and compliance issues were met during fiscal 2005.

     As of September 30, 2005, the Company was in default on the 12% Convertible Notes. During the three months ended December 31, 2005, the Company repaid $200,000 plus a portion of the accrued interest. The holders of $810,000 in notes have agreed to extend the maturity of their notes and to convert principal and interest into the next equity round of financing which closed in January 2006 (see Note 15). To defer demand on $300,000 of these notes, the Company issued additional warrants to purchase 2,400,000 common shares at an exercise price of $0.125 per share. The fair value of the warrants was nominal. These warrants will expire in December 2007.

     ADVISORY AGREEMENT

     During the year ended September 30, 2005, the Company terminated their Advisory Agreement with an unrelated third party (Advisory Agreement). The Company sold to the third party for $0.001 per share, or $1,125, a total of 1,125,000 shares; issued additional five year warrants to purchase up to 1,125,000 shares of common stock at $0.48 per share, subject to anti-dilution provisions; registered all of these shares by February 12, 2005; and paid the third party a fee of $125,000 in consideration of terminating the Advisory Agreement which was expensed as a component of selling and administrative expenses during the quarter ended December 31, 2004. The fair value of the non-cash consideration, or approximately $736,000, was expensed as a component of non-cash operating expenses during the quarter ended December 31, 2004.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

8.   WARRANTS

     In connection with the 7% Notes and the 7% Convertible Notes described above, the Company issued detachable warrants allowing for the purchase of 825,000 shares of the Company's common stock at an exercise price of $0.001. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds of the subordinated debt agreement were allocated to the debt and the warrants based on their relative fair values. The value of the warrants of $146,566 created original issue discount in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. The discount was fully amortized through charges to non-cash interest and other expense of $19,481 (unaudited) for the three months ended December 31, 2004, $104,797 for the year ended September 30, 2004, and $40,769 for the year ended September 30, 2005. These warrants were exercised during fiscal 2004. In addition, the holders of 7% Convertible Notes, were issued detachable warrants allowing for the purchase of 108,894 additional shares of the Company's common stock at an exercise price of $0.21 per share. These warrants will expire on November 13, 2008. The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal.

     In connection with the 9% Convertible Notes described in Note 7, the Company issued detachable warrants allowing for the purchase of 909,869 shares of the Company's common stock at an exercise price of $0.52 per share. The warrants will expire on November 13, 2008. The amount of proceeds received allocated to the warrant based on the fair value of the warrants on the date of issue was nominal. In June 2004, the Company reduced the exercise price of the warrants issued in connection with the 9% Notes from $0.52 to $0.35 per share and increased the number of common shares underlying warrants from 909,869 to 1,342,857, in exchange for the holders converting their notes to common stock. The Company recorded a charge to non-cash interest and other expense of $107,433 during the quarter ended December 31, 2004 for the difference between the fair value of the warrants under the original terms and the fair value of the warrants after the modification.

     In connection with the $350K Notes described above, the Company issued detachable warrants allowing for the purchase of 350,000 shares of the Company's common stock at $0.10 per share, subject to anti-dilution provisions. The warrants will expire in February 2009. The warrants are subject to contingent repurchase rights held by the Company. At the date of issuance, the fair value of the warrants of $35,853 was calculated using the Black-Scholes option pricing model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value of the warrants created original issue discounts in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. The unamortized value of the discount as of September 30, 2004 was $12,196 and was fully amortized at September 30, 2005. Amortization recorded in non-cash interest and other expense was approximately $12,196 and $23,657 for the years ended September 30, 2005 and 2004, respectively. The unamortized value of the discount as of December 31, 2004 was $2,323. Amortization recorded in non-cash interest and other expense was approximately $9,873 for the quarter ended December 31, 2004.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

8.   WARRANTS (CONTINUED)

     In connection with the 15% Notes described above, the Company issued detachable warrants granting the lender the right to purchase 4,385,715 shares of common stock at $0.35 per share. The warrants will expire in June 2009. The warrants are subject to contingent repurchase rights held by the Company. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value attributed to the warrants of approximately $359,500 created original issuance discounts in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. The discount has been fully amortized. Additionally, in connection with the issuance, the Company paid a fee to an unrelated party of $114,000, issued warrants to a different unrelated party, granting the holder the right to purchase 500,000 shares of common stock at $0.15 per share, and granted 154,286 shares of stock to other unrelated parties. At the date the financing was consummated, the fair value of the warrants was calculated using the Black-Scholes option pricing model. The total consideration was approximately $255,000 approximately $81,000 of which was expensed to non-cash operating expense during the quarter ended December 31, 2004 and $174,000 of which was amortized over the (one year) life of the note. For the years ended September 30, 2005 and 2004, approximately $102,000 and $72,000, respectively, and for the three months ended December 31, 2004 $43,540 (unaudited), was amortized and included in the accompanying consolidated statement of operations.

     In exchange for services performed, the Company issued warrants to purchase 500,000 common shares of the Company stock at an exercise price of $0.001 and warrants to purchase 96,795 common shares of the Company stock at an exercise price of $0.21. The warrants will expire on November 13, 2008. At the date of issuance, the fair value of the warrants was calculated using the Black-Scholes option pricing model. Compensation expense of approximately $102,000 was recorded during the year ended September 30, 2004 in the accompanying statement of operations. The warrants with an exercise price of $.001 were exercised in the quarter ending March 31, 2004.

     In exchange for services performed by the underwriter in connection with the September 2004 stock offering, the Company issued warrants allowing for the purchase of 853,120 shares of the Company's common stock at $0.385 per share. The warrants were valued at approximately $132,400 using the Black-Scholes option pricing model. The warrants will expire in September 2009.

     In exchange for services performed by the underwriter in connection with the December 2004 stock offering, the Company issued warrants allowing for the purchase of 457,610 shares of the Company's common stock at $0.495 per share. At the date of grant, the warrants were valued at approximately $92,200 using the Black-Scholes option pricing model. The warrants will expire in December 2009.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

8.   WARRANTS (CONTINUED)

     In exchange for services performed by the underwriters in connection with the February 2005 $1.6 million debt and $0.5 million equity raise, the Company issued warrants allowing for the purchase of 525,000 shares of the Company's common stock at $0.44. The warrants will expire in February 2010. The warrants were valued at $94,185 using the Black-Scholes model.
     Approximately $72,000 of the value was associated with the debt and was included in deferred costs and is being amortized over the life of the debt, or 36 months. For the year ending September 30, 2005, approximately $15,947 was amortized to non-cash interest and other expense. Approximately $6,000 (unaudited) was amortized to non-cash interest and other expense during the quarter ended December 31, 2005.

     In exchange for business development services provided, the Company issued warrants to an unrelated party allowing for the purchase of 2,000,000 shares of the Company's common stock at $0.55 per share. The warrants will expire in March 2006. The warrants were valued at $79,435 using the Black-Scholes model and were recorded as non-cash interest and other expense during the year ended September 30, 2005.

     In exchange for consulting services provided, the Company issued warrants to unrelated parties allowing for the purchase of 210,000 shares of the Company's common stock at $0.001 per share. The warrants will expire in May 2010. The warrants were valued at $26,065 using the Black-Scholes model and were recorded as non-cash interest and other expense during the year ended September 30, 2005. In June 2005, 10,000 of these warrants were exercised. The remaining four warrant holders exercised their warrants for 200,000 common shares at $0.001 per share during the three months ended December 31, 2005.

     During the year ended September 30, 2005, the Company repurchased and retired 1,500,000 shares of common stock from an unrelated third party. In exchange, the Company issued a warrant for the purchase of 750,000 shares of common stock exercisable at $0.15 per common share. The warrants were valued at approximately $39,900 using the Black-Scholes model and were recorded as a charge to retained earnings during the year ended September 30, 2005.

     In connection with the 12% Convertible Bridge Notes issued in July described above, the Company issued detachable warrants allowing for the purchase of 10,480,000 shares of the Company's common stock at an exercise price of $0.125 per share. The warrants will expire in July 2007. The warrants were valued at approximately $305,906 using the Black-Scholes model. The proceeds were allocated to the debt and the warrants based on their relative fair values. The value of the warrants created original issuance discount in the related notes payable which was amortized to non-cash interest and other expense over the life of the respective debt instrument. Therefore, in accordance with EITF Issue No. 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION FEATURES, and EITF Issue No. 00-27, APPLICATION OF ISSUE 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS, the Company recorded a beneficial conversion feature in the form of an additional discount to the notes payable. This discount is amortized as additional non-cash interest expense over the life of the notes. The amortized discount related to the beneficial conversion feature resulted in additional non-cash interest expense of $305,906 during the year ended September 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

8.   WARRANTS (CONTINUED)


     The warrants have been valued using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used are as follows.

                                                    For The Three Months Ended
                                                           December 31,
                                                       2005           2004
                                                   ------------    ----------
                                                   (unaudited)     (unaudited)
          Risk-free interest rates                 4.43 - 4.45%    2.96-3.96%
          Expected lives                           2 years         2 - 5 years
          Expected volatility                      50%             50%
          Dividend yield                           0%              0%
          Weighted-average fair value of grants    $0.00           $0.10

                                                        For The Year Ended
                                                          September 30,
                                                       2005           2004
                                                   ------------    ----------
          Risk-free interest rates                 2.96 - 4.03%    2.96-3.96%
          Expected lives                           1 - 5 years     2 - 5 years
          Expected volatility                      50%             50%
          Dividend yield                           0%              0%
          Weighted-average fair value of grants    $0.11           $0.10

     The following is a summary of warrants outstanding as of December 31, 2005 (unaudited).

                                        ISSUED           EXERCISE  EXPIRATION
       NUMBER      ISSUE DATE     IN CONNECTION WITH      PRICE       DATE
     ----------  --------------  --------------------    -------  -------------
        108,894  November 2003   7% Convertible Notes      $0.21  November 2008
      1,342,857  November 2003   9% Convertible Notes      $0.35  November 2008
        350,000  February 2004   $350K Notes               $0.10  February 2009
         96,795  November 2003   Services performed        $0.21  November 2008
      4,385,715  June 2004       15% Notes                 $0.35  June 2009
        500,000  June 2004       15% Notes                 $0.15  June 2009
        853,120  September 2004  Services performed       $0.385  September 2009
        457,610  September 2004  Services performed       $0.495  December 2009
      2,000,000  February 2005   Services performed        $0.55  February 2007
        525,000  February 2005   Services performed        $0.44  February 2010
        750,000  June 2005       Repurchase of stock       $0.15  June 2010
      1,125,000  November 2004   Advisory Agreement        $0.48  November 2009
      2,604,166  November 2004   15% Notes - extension     $0.48  November 2009
        857,143  November 2004   7% Notes - extension      $0.35  November 2009
        714,286  November 2004   $350K Notes - extension   $0.35  November 2009
     12,880,000  July 2005       12% Convertible Notes    $0.125  July 2007
        584,000  December 2005   12% Convertible Bridge   $0.125  December 2007
     ----------
     30,134,586
     ==========

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

9.   INCOME TAXES

     The Company did not record a provision (benefit) from federal or state income taxes for the years ended September 30, 2005 and 2004 because the Company is in a net operating loss carryforward position and the realization of any future benefit is unlikely.

     The Company's combined effective income tax provision (benefit) differed from the U.S. federal statutory income tax provision (benefit) as set forth below:

                                                   September 30,  September 30,
                                                       2005            2004
                                                   ------------    -----------
        Federal income tax benefit computed
          at the statutory rate                    $ (3,386,599)   $(1,300,490)
        State income tax benefit, net of
          federal benefit                              (597,635)      (229,498)
        Other                                           (75,124)       (26,061)
        Change in valuation allowances                4,059,358      1,556,049
                                                   ------------    -----------
        Income tax provision (benefit)             $         --    $        --
                                                   ============    ===========


     Significant components of the Company's deferred tax assets, deferred tax liabilities, and deferred tax asset valuation allowances at September 30, 2005 and 2004 are as follows:

                                                       2005            2004
                                                   ------------    -----------
        Deferred tax assets:
          Deferred revenue                         $     93,450    $    74,042
          Net operating loss carryforwards            4,980,035      2,122,151
          Inventory reserve and accrued expenses        472,106             --
          Non-cash interest and other expenses          609,913             --
          Other                                          95,088         (4,959)
                                                   ------------    -----------
          Total deferred tax assets                   6,250,592      2,191,234
          Less - valuation allowance                 (6,250,592)    (2,191,234)
                                                   ------------    -----------
          Total deferred tax liabilities                     --             --
                                                   ------------    -----------
          Net deferred tax asset                   $         --    $        --
                                                   ============    ===========

     For tax return purposes, the Company had approximately $12,368,000 federal and $12,352,000 state net operating loss carryforwards as of September 30, 2005, which expire in the years 2012 through 2025 and 2006 through 2010, respectively. The Company may be subject to limitations under Section 382 of the Internal Revenue Code as a result of the transaction described in
     Note 1 and subsequent equity transactions. A valuation allowance has been established for future income tax benefits related to income tax loss carryforwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

10.  CAPITAL LEASE OBLIGATIONS

     The Company has entered into three lease arrangements (2003 Lease, 2004 Lease, 2005 Lease) with an unrelated third-party for computer equipment. The Company accounts for the leases as capital leases over a 3-year term with final payment due May 2006, May 2007, and January 2008, respectively. The 2003 Lease is payable in monthly installments of $924 including interest at 16.8% and is collateralized by certain software and personally guaranteed by the President of the Company. The 2004 Lease is payable in monthly installments of $1,031 including interest at 16.3% and is collateralized by certain hardware and personally guaranteed by the President of the Company. The 2005 Lease is payable in monthly installments of $695 including interest at 14.5% and is collateralized by certain hardware and personally guaranteed by the President of the Company. As of December 31, 2005, September 30, 2005 and 2004, the amount of assets acquired under the lease totaled $75,389 (unaudited), $75,389, and $55,195, respectively. Accumulated amortization related to these assets total $37,653 (unaudited), $33,017 and $16,156 at December 31, 2005, September
     30, 2005 and 2004, respectively. Amortization expense was $4,636 and $3,626 for the quarter ended December 31, 2005 and 2004, respectively (unaudited), and $16,862 and $11,100 for the year ended September 30, 2005 and 2004, respectively. Amortization of assets held under capital leases is included in depreciation expense.

     Future minimum lease payments for the years ending September 30, are as follows:

         2006                                                       $  29,026
         2007                                                          17,612
         2008                                                           3,467
                                                                    ---------
         Net minimum lease payments under leases                       50,105
         Less - amount representing interest                            6,691
                                                                    ---------

         Present value of net minimum lease payments                $  43,414
                                                                    =========

11.  LEASE COMMITMENT

     The Company leased office space from an unrelated party under an operating lease expiring on September 30, 2005. The Company entered into another operating lease for additional office space in September, 2004 expiring on October 31, 2009. Total rent expense for these leases was approximately $34,000 (unaudited) and $22,800 (unaudited) for the quarters ended December 31, 2005 and 2004, and $139,000 and $46,000 for the years ended September 30, 2005 and 2004, respectively.

     Future minimum lease payments for the years ending September 30, are as follows:

         2006                                                       $ 131,268
         2007                                                         131,268
         2008                                                         131,268
         2009                                                         131,268
         2010                                                          87,512
                                                                    ---------
                                                                    $ 612,584
                                                                    =========
                                      F-30

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

12.  STOCK COMPENSATION AND OPTION PLAN

     On November 13, 2003, the Company's Board of Directors approved a stock-based equity incentive plan (the Plan) under which certain employees, directors and consultants, who significantly contribute to the success of the Company, may be granted options to purchase the Company's common stock. The Plan generally provides options (incentive and nonstatutory). The Plan is administered by the Compensation Committee of the Board of Directors, which will select participants and determine the terms and conditions of the awards. In order to preserve a recipient's rights under an award in the event of a change in control of the Company, the vesting of the outstanding options automatically accelerates relating to the exercise or payment of the award.

     Under the Plan, the option exercise price is at least equal to the stock's fair market price on the date of grant, and the options are restricted, generally vesting ratably over periods ranging from 36 to 48 months. In fiscal 2005, the Board of Directors approved and the shareholders ratified an amendment to increase in the number of options that may be granted by the Company under the Plan from 10,000,000 to 12,600,000. During the year ended September 30, 2005, 1,230,000 options were granted. During the year ended September 30, 2004, 7,842,000 options were granted. No options where granted during the first quarter ended December 31, 2005 or 2004.

     On September 8, 2004, 1,445,000 options were granted to non-employees in exchange for services. These options were granted at an exercise price of $0.35, have a 10 year term and vest over 3 years. In accordance with SFAS No. 123 and EITF 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES, the Company measured the fair value of the option grants using the Black Scholes option pricing model along with risk-free interest rates of 4.18% and 50% volatility, the fair value of the grants was calculated as $331,937. The Company remeasured the fair value of the unearned options and recorded approximately $41,600 (unaudited) and $40,800 as expense for the quarter ended December 31, 2004 and the year ended September 30, 2005, respectively. The Company remeasured the fair value of the unearned options at December 31, 2005 resulting in an approximately $22,500 (unaudited) reduction to non cash operating expenses for the quarter ended December 31, 2005.

     In April 2005, the Company issued 100,000 options to a non-employee in exchange for services rendered. The Company recorded a charge of approximately $26,000 to non-cash interest and other expense for the fair value of the option grant in the year ended September 30, 2005.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

12.  STOCK COMPENSATION AND OPTION PLAN (CONTINUED)

     Following is a summary of the activity for the Company's stock options.

                                                                        Weighted
                                                                         Average
                                          Number of                     Exercise
                                            Shares       Price Range     Price
     ---------------------------------    ---------    --------------    -----
     Outstanding at September 30, 2003            0    $ 0.00 - $0.00    $0.00
        Granted                           7,842,000    $ 0.35 - $0.50    $0.38
        Forfeited/cancelled                       0    $ 0.00 - $0.00    $0.00
        Exercised                                 0    $ 0.00 - $0.00    $0.00
                                          ---------    -------- -----    -----
     Outstanding at September 30, 2004    7,842,000    $ 0.35 - $0.50    $0.39
                                          ---------    -------- -----    -----
        Granted                           1,230,000    $ 0.40 - $0.40    $0.40
        Forfeited/cancelled               1,395,000    $ 0.35 - $0.50    $0.37
        Exercised                                 0    $ 0.00 - $0.00    $0.00
                                          ---------    -------- -----    -----
     Outstanding at September 30, 2005    7,677,000    $ 0.35 - $0.50    $0.39
                                          =========    ======== =====    =====
     Exercisable at September 30, 2005    1,965,000    $ 0.35 - $0.50    $0.38
                                          =========    ======== =====    =====
     Exercisable at September 30, 2004       20,000    $ 0.40 - $0.40    $0.40
                                          =========    ======== =====    =====

     The Company had 4,923,000 and 2,158,000 shares available for grant at September 30, 2005 and 2004, respectively.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

13.  EARNINGS PER SHARE

     Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for all periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the periods ended September 30, 2005 and 2004, potentially dilutive shares, representing an aggregate of and 49,740,144 and 19,428,957 shares of common stock, respectively, were excluded from the calculation of diluted loss per share because of their anti-dilutive effect. For the periods ended December 31, 2005 and 2004, potentially dilutive shares, representing an aggregate of 55,459,823 and 16,169,549 shares of common stock, respectively, were excluded from the calculation of diluted loss per share because of their anti-dilutive effect.

     The following table is the computation of basic earnings per common share and diluted earnings per common share:

                            Three Months Ended             Year Ended
                        December 31,  December 31,  September 30,  September 30,
                             2005         2004           2005          2004
                         ----------   -----------    -----------   ------------
                         (unaudited)   (unaudited)

Net loss                 $ (803,713)  $(2,917,376)   $(9,960,585)  $ (3,824,970)
                         ==========   ===========    ===========   ============
Weighted-average common
  shares and equivalents
  outstanding - basic
  and diluted            37,261,022    34,184,158     36,539,297     16,560,628
                         ==========   ===========    ===========   ============
Basic and diluted net
  loss per common share  $    (0.02)  $     (0.09)   $     (0.27)  $      (0.23)
                         ==========   ===========    ===========   ============
Number of shares under-
  lying warrants excluded
  in calculation of
  diluted earnings per
  share due to anti-
  dilutive effects       30,134,586     8,094,991     27,350,586      7,184,963
                         ==========   ===========    ===========   ============
Number of shares under-
  lying contingently
  convertible debt
  excluded in calculation
  of diluted earnings
  per share due to anti-
  dilutive effects               --            --             --      1,616,280
                         ==========   ===========    ===========   ============
Number of shares under-
  lying convertible debt
  excluded in calculation
  of diluted earnings
  per share due to anti-
  dilutive effects       17,851,987       232,558     14,712,558      2,785,714
                         ==========   ===========    ===========   ============
Number of shares under-
  lying options excluded
  in calculation of
  diluted earnings per
  share due to anti-
  dilutive effects        7,473,250     7,842,000      7,677,000      7,842,000
                         ==========   ===========    ===========   ============
--------------------------------------------------------------------------------

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

14.  RETIREMENT PLAN

     The Company has a Simple Retirement Plan (SRA) covering substantially all employees. The plan allows participants to elect to defer up to 100% of their compensation to a maximum of the amount legally allowed. The Company matches 100% of participant deferrals, up to 3% of their salary. The employer's contribution for the year ended September 30, 2004 was $7,750 and $781 (unaudited) for the quarter ended December 31, 2004. This Plan was cancelled effective December 31, 2004.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     During January 2006, the Company closed a Purchase Agreement with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Pallisades Master Fund LP, Geduld Capital, Trade Winds Fund Ltd., Little Wing LP, Gary Palmer and Richard Shanley (collectively, the "Investors"). Pursuant to such agreement, the Company offered up to 1,093 shares of its Series A Convertible Preferred Stock, $.001 par value ("Series A Preferred Stock"), and warrants ("Warrants") to purchase up to 68,312,500 shares of the Company's common stock, $.001 par value ("Common Stock") to accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506, promulgated thereunder (the "Offering"). The Company offered the Series A Preferred Stock for a per share purchase price of $5,000, for aggregate gross proceeds of up to $5,465,000. For each share of Series A Preferred Stock purchased investors will receive five year warrants to purchase 62,500 shares of Common Stock with an exercise price of $0.04 per share. In addition for a period of one year following the closing of the Offering, the Investors will have the option to purchase up to an additional $2,000,000 of Series A Preferred Stock and Warrants on the same terms and conditions as the Preferred Stock and Warrants issued in this Offering (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock).

     The Company has the right to call the Warrants if, after the effective date of a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants, the closing price of the Common Stock for each of 20 consecutive trading days exceeds $0.12 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock). At any given time, the Company may not call more than the lesser of (i) 20% of the aggregate amount of Warrants initially issued or (ii) the number of remaining Warrants held by the holders thereof.

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

15.  SUBSEQUENT EVENTS (CONTINUED)

     The stated value of the Series A Preferred Stock is $5,000 (the "Stated Value"). Upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock and each holder shall be entitled to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends (the "Liquidation Preference"). Except as otherwise required by law, the Series A Preferred Stock has no voting rights. The Series A Preferred Stock is convertible at any time at the holders' option into that number of shares of Common Stock equal to the number of shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the Liquidation Preference per share and dividing the result by $0.02, subject to adjustment for stock dividends, stock splits, reclassifications, and similar events.

     The Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants no later than 45 days after the closing of the Offering. If such registration statement is not filed on or before 45 days after the closing of the Offering or if the registration statement is not declared effective by the Securities and Exchange Commission on or before 120 days after the closing of the Offering, then the Company must pay to each investor liquidated damages equal to 1.5% percent of the aggregate subscription amount paid by the investors for each month that such event has not occurred.

     As a condition to the Investors agreeing to the terms of the Offering, the Company was required to restructure its outstanding debt and warrants as follows: (i) all of the Company's outstanding debt (the "Outstanding Debt") as of January 12, 2006 shall be paid in full to the debtholders of record (the "Debtholders") as of January 12, 2006 by (A) converting fifty (50%) percent of the principal amount of the Outstanding Debt into approximately 123,275,000 shares of Common Stock at the conversion rate of $0.02 per share; and (B) converting the remaining fifty (50%) percent of the principal amount of the Outstanding Debt into approximately 19,724,000 shares of Common Stock at the conversion rate of $0.125; and (C) issuing warrants (the "Debtholder Warrants") to purchase an aggregate of 30,818,750 shares of Common Stock at the exercise price of $0.04 per share for a period of five (5) years; and (ii) all of the holders (the "Warrantholders")of the Company's outstanding warrants (the "Original Warrants") as of January 12, 2006 shall receive amended and restated warrants (the "Restated Warrants") whereby the Warrantholders will have the right to purchase approximately 17,142,293 or fifty (50%) percent of the number of shares of Common Stock each Warrantholder can purchase under the Original Warrants at the exercise price of $0.04 per share for a period of five (5) years ((i) and (ii) above collectively referred to herein as the "Restructuring"). As a result of the Restructuring, the Company has agreed to issue an aggregate of 145,000,000 shares of its Common Stock in satisfaction of its Outstanding Debt and agreed to issue warrants to purchase an aggregate of 46,392,293 shares of Common Stock in satisfaction of Outstanding Debt and restating of the Original Warrants. As of January 12, 2006, the Company has obtained the consent of all of the

UTIX GROUP, INC.
Notes to Consolidated Financial Statements
Three Months Ended December 31, 2005 and 2004 (unaudited)
And Years Ended September 30, 2005 and 2004

================================================================================

15.  SUBSEQUENT EVENTS (CONTINUED)

     Debtholders and Warrantholders as to the terms of the Restructuring.

     In addition to the foregoing, as consideration for certain defaults related to the Company's registration obligations, the Company issued an aggregate of 7,600,000 shares of Common Stock (or Common Stock equivalents).

     The Company does not currently have a sufficient number of authorized shares of Common Stock available to issue the shares of Common Stock that the Company is required to issue pursuant to the terms of the Restructuring or the Offering. The Company intends to promptly after the Restructuring and the closing date of the Offering, take all action necessary to obtain the stockholder approval required to effectuate an amendment to its Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue to 375,000,000 (the "Amendment") and effectuate a one-for-100 reverse split of the Common Stock (the "Reverse Split"). Upon completion of the Amendment and Reverse Split, the Company will have sufficient authorized shares of Common Stock available to issue, and reserve for issuance, all of the shares of Common Stock required to be issued, or reserved for issuance, pursuant to the Offering and the Restructuring. However, if the Company is not able to obtain the necessary stockholder approval to effectuate the Amendment and Reverse Split, or if there is any delay in obtaining such consent, the Company will not be able to satisfy its obligations under the terms of the Offering and Restructuring which will constitute a default of the terms of the Offering and Restructuring.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee
Legal fees and expenses                                                  $ 1,170
Accountants' fees and expenses                                           $30,000
Printing expenses                                                        $20,000
Blue sky fees and expenses                                               $ 5,000
Transfer agent and registrar fees and expenses                           $ 1,000
Miscellaneous                                                            $ 5,000
                                                                         =======
   Total                                                                 $62,170
                                                                         =======

      All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      Information concerning all securities that we have sold without registering them under the Securities Act is incorporated by reference to information contained as indicated in the following reports filed with the SEC:

      (1) Form 10-QSB for the period ended December 31, 2005, filed on 2/14/06 -- Part II, Item 2;

      (2)   Form 8-K dated 1/1/06, filed 2/14/06;

      (3)   Form 8-K dated 2/1/06, filed 2/7/06;

      (4)   Form 10-QSB for the period ended June 30, 2005, filed on 8/19/05 --
            Part II, Item 2;

      (5)   Form 10-QSB for the period ended March 31, 2005, 5/16/05; and

      (6) Amendment No. 1 to Registration Statement No. 333-122774, filed on 3/3/05 -- Part II, Item 26.

ITEM 27. EXHIBITS

      The following exhibits are filed as part of this registration statement.

EXHIBIT NO.     DESCRIPTION
-----------     -----------

3.1 Amended and Restated Certificate of Incorporation of Chantal Skin Care Corporation -- incorporated by reference to Exhibit
                2.1 to Form 10-SB filed on 2/12/04.

3.2 Certificate of Amendment to Certificate of Incorporation of Utix Group, Inc., dated January 21, 2005 -- incorporated by reference to Exhibit 3.1.2 to Registration 333-1222774, filed on 2/11/05.

3.3 Certificate of Designation of Series A preferred stock, dated January 13, 2006 -- filed as Exhibit 4.1 to Form 8-K filed on January 26, 2006.

3.4 Certificate of Amendment to Certificate of Incorporation of Utix Group, Inc., dated March __, 2006 -- to be filed by amendment.

3.5             Amended and Restated Bylaws of Utix Group, Inc. -- filed as
                Exhibit 2.2 to Form 10-SB filed on February 12, 2004.

4.1             Form of Warrant -- filed as Exhibit 10.2 to Form 8-K filed on
                January 26, 2006

4.2 Form of Registration Rights Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- filed as
                Exhibit 10.3 to Form 8-K filed on January 26, 2006.

4.3 Form of Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- filed as Exhibit 10.4 to Form 8-K filed on January 26, 2006

4.4 Purchase Agreement, dated January 13, 2006, between Utix Group, Inc. and certain Investors -- incorporated by reference to
                Exhibit 10.1 to Form 8-K filed on January 26, 2006.

5.1 Opinion re legality of shares issued -- to be filed by amendment.

9.1 Voting Agreement, dated as of November 13, 2003, by and between the Rubin Family Irrevocable Stock Trust and Utix Group, Inc. -- incorporated by reference to Exhibit 3.4 to Form 10-SB filed on February 12, 2004.

9.2 Voting Agreement, dated as of November 13, 2003, by and between certain stockholders of Utix Group, Inc. and Utix Group, Inc. -- incorporated by reference to Exhibit 3.5 to Form 10-SB filed on February 12, 2004.

10.1 Convertible Loan Agreement, dated October 2003, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $225,000 -- incorporated by reference to Exhibit 3.1 to Form 10-SB filed on February 12, 2004.

10.2 Loan Agreement, dated October 2003, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $600,000 (collectively with Exhibit 3.1, the "November 2003" loan) -- incorporated by reference to Exhibit
                3.3 to Form 10-SB filed on February 12, 2004.

10.3 Lock-Up Agreement, dated as of November 13, 2003, by and among Utix Group, Inc. and each of the stockholders listed on Schedule A thereto -- incorporated by reference to Exhibit 3.3 to Form 10-SB filed on February 12, 2004.

10.4 Form of Warrant issued in connection with loan agreements -- incorporated by reference to Exhibit 3.6 to Form 10-SB filed on February 12, 2004.

10.5 Form of Loan Agreement, dated July 2003, and the replacement notes issued by Utix Group, Inc. pursuant to the Share Exchange Agreement (see Exhibit 12) -- incorporated by reference to
                Exhibit 3.7 to Form 10-SB filed on February 12, 2004.

10.6 Loan Agreement, dated February 12, 2004, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as Guarantor, and the lenders who are signatories thereto, for an aggregate amount of $350,000 -- Incorporated by reference to
                Exhibit 3.8 to Form 10-SB/A filed on April 12, 2004.

10.7 Loan Agreement, dated April 2004, by and among Utix Group, Inc., as Borrower, Corporate Sports Incentives, Inc., as grantor of a security interest, and the lenders who are signatories thereto, for an aggregate amount of $300,000 -- Incorporated by reference to Exhibit 3.9 to Form 10-SB/A filed on April 12, 2004.

10.8 Securities Purchase Agreement, dated 21, May 2004, by and among Utix Group, Inc., Great Court Capital LLC and the purchasers who are signatories thereto -- Incorporated by reference to Exhibit
                3.10 to Form 10-SB/A filed on June 17, 2004.

10.9 Development Agreement, dated April 4, 2003, by and between WildCard Systems, Inc. and Corporate Sports Incentives, Inc. -- incorporated by reference to Exhibit 6.1 to Form 10-SB filed on February 12, 2004.

10.10 Ticket Issuer Agreement, dated as of January 21, 2004, by and between Discover Financial Services, Inc. and Utix Group, Inc. -- incorporated by reference to Exhibit 6.3 to Form 10-SB filed on February 12, 2004.

10.11 Employment Agreement for Anthony G. Roth -- incorporated by reference to Exhibit 6.4 to Form 10-SB filed on February 12, 2004.

10.12           2003 Stock Option Plan -- incorporated by reference to Exhibit
                6.5 to Form 10-SB filed on February 12, 2004.

10.13 Lease for principal offices located at 170 Cambridge Street, Burlington, MA -- incorporated by reference to Exhibit 6.6 to Form 10-SB filed on February 12, 2004.

10.14 Share Exchange Agreement, dated as of October 31, 2003, by and among Utix Group, Inc. (fka Chantal Skin Care Corporation), Corporate Sports Incentives, Inc., Joel Pensley, an individual, and the stockholders of Corporate Sports Incentives, Inc. -- incorporated by reference to Exhibit 12 to Form 10-SB filed on February 12, 2004.

10.15 Lease for offices at New England Executive Park -- incorporated by reference to Exhibit 10.7 to Form 10-QSB filed on May 16, 2005.

21.1            Subsidiaries of the Registrant -- incorporated by reference to
                Exhibit 21.1 to Registration No. 333-112745 filed on February 12, 2004.

23.1            Consent of Vitale, Caturano & Company, Ltd. -- filed herewith.

23.2            Consent of Hodgson Russ LLP -- to be filed by amendment.

ITEM 28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For the purpose of determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      (3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (5) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Burlington, State of Massachusetts, on February 24, 2006.

                                              UTIX GROUP, INC.


                                              By: /s/ Anthony G. Roth

                                                  Anthony G. Roth
                                              CHIEF EXECUTIVE OFFICER

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name                                                     Title                                 Date
----                                                     -----                                 ----
/s/ Anthony G. Roth                    President, Chief Executive Officer, Interim
                                       Chief Financial Officer and Director                February 24, 2006


/s/ Cynthia A. Cronan                  Chief Accounting Officer                            February 24, 2006


/s/ Jonathan Adams                     Co-Chairman of the Board of Directors               February 22, 2006


/s/ Charles Lieppe                     Co-Chairman of the Board of Directors               February 24, 2006


/s/ Robert Corliss                     Director                                            February 24, 2006


/s/ Robert Powers                      Director                                            February 24, 2006


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